SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

               RIDGEWOOD ELECTRIC POWER TRUST V
(Exact Name of Registrant as Specified in Its Charter)

        Delaware                           22-3437351
(State or Other Jurisdiction             (I.R.S. Employer Identification No.)
of Incorporation or Organization)

  c/o Ridgewood Power Corporation, 947 Linwood Avenue, Ridgewood, New Jersey
07450
  (Address of Principal Executive Offices)                        (Zip Code)

Registrant's Telephone Number, including Area Code:  (201) 447-9000

Securities to be registered pursuant to Section 12(b) of the Act:  None

Securities to be registered pursuant to Section 12(g) of the Act:

Investor Shares of Beneficial Interest
(Title of Class)

Exhibit Index is located on page 98.

PART I

Item 1.  Business.
Forward-looking statement advisory

     This Registration Statement on Form 10, as with some other statements made by the Trust from time to time, has forward-looking statements. These statements discuss business trends and other matters relating to the Trust's future results and the business climate and are found, among other places, at Items 1(c)(3), 1(c)(4), 1(c)(5), 1(c)(6), 1(c)(7), 1(c)(8) and 2(b).
In order to make these statements, the Trust has had to make assumptions as to the future. It has also had to make estimates in some cases about events that have already happened, and to rely on data that may be found to be inaccurate at a later time. Because these forward-looking statements are based on assumptions, estimates and changeable data, and because any attempt to predict the future is subject to other errors, what happens to the Trust in the future may be materially different from the Trust's statements here.

     The Trust therefore warns readers of this document that they should not rely on these forward-looking statements without considering all of the things that could make them inaccurate. This Registration Statement discusses many (but not all) of the risks and uncertainties that might affect these forward-looking statements.

     Some of these are changes in political and economic conditions, federal or state regulatory structures, government taxation, spending and budgetary policies, government mandates, demand for electricity and thermal energy, the ability of customers to pay for energy received, supplies of fuel and prices of fuels, operational status of plant, mechanical breakdowns, availability of labor and the willingness of electric utilities to perform existing power purchase agreements in good faith.
Some of these cautionary factors that readers should consider are described below at Item 1(c)(6) - Trends in the Electric Utility and Independent Power Industries.

     By making these statements now, the Trust is not making any commitment to revise these forward-looking statements to reflect events that happen after the date of this document or to reflect unanticipated future events.

(a)  General Development of Business.

    Ridgewood Electric Power Trust V, the Registrant hereunder (the "Trust"), was organized as a Delaware business trust on March 12, 1996 to participate in the development, construction and operation of independent power generating facilities ("Independent Power Projects" or "Projects"). Ridgewood Energy Holding Corporation ("Ridgewood Holding"), a Delaware corporation, is the Corporate Trustee of the Trust.

     The Trust sold whole and fractional shares of beneficial interest in the Trust ("Investor Shares") at $100,000 per Investor Share, and terminated its private placement offering on April 15, 1998. It has raised approximately $90,709,000. Net of offering fees, commissions and expenses, the offering has provided approximately $75,288,000 for investments in the development and acquisition of Independent Power Projects and operating expenses. The Trust has approximately 1,560 holders of Investor Shares (the "Investors"). As described below in Item 1(c)(4), the Trust has invested approximately $14.3 million of its funds in the acquisition of interests in two sets of Independent Power Projects and is actively seeking additional Projects for investment.

     Ridgewood Power Corporation (the "Managing Shareholder"), a Delaware corporation, is the Managing Shareholder of the Trust and as such has direct and exclusive discretion in the management and control of the affairs of the Trust. The Independent Panel Members do not exercise general oversight of the Managing Shareholder. The Corporate Trustee acts on the instructions of the Managing Shareholder and is not authorized to take independent discretionary action on behalf of the Trust. The Independent Panel Members do not have any management or administrative powers over the Trust or its property, but approval of a majority of the Independent Panel Members is required for approval of transactions between the Trust and other investment programs sponsored by the Managing Shareholder. See
Item 5 - Directors and Executive Officers of the Registrant below for a further description of the management of the Trust. The Managing Shareholder and the Investors are collectively referred to as the "Shareholders."

     The Managing Shareholder is wholly owned by Robert E. Swanson, who is its sole stockholder, sole director and chief executive officer. The following chart illustrates some of the important relationships among the Trust, the Managing Shareholder and some of their affiliates. For additional information, see
Item 5 -- Directors and Executive Officers of the Registrant.

Ridgewood Electric Power Trust V and certain affiliates
(some entities and relationships omitted)

              Robert E. Swanson
                     x
                     x  Sole stockholder
                     x  Sole director
                     x  Chief executive officer
                     x
        _____________X_________________________________________________
       x             x                x                x               x
       x             x                x                x               x
       x             x                x                x               x
Ridgewood    Ridgewood Power      Ridgewood      Ridgewood Energy	 Ridgewood
Securities   Management Corp.     Power          Holding Corp.     Power Capi-
Corporation                       Corporation                      tal Corp.
             Operates power                     Corporate trustee
Placement    plants for five      Managing      for six power      Marketing
  agent      power trusts         Shareholder   trusts             affiliate
              ("RPMC")            of six power
                                  trusts
                                      x
                                      x
                                      x
     _________________________________x__________________________
     x         x            x          x           x            x
     x         x            x          x           x            x
     x         x            x          x           x            x
Ridgewood    Ridgewood   Ridgewood   Ridgewood    Ridgewood   The
Electric     Electric    Electric    Electric     Electric    Ridgewood
Power        Power       Power       Power        Power       Power
Trust I      Trust II    Trust III   Trust IV     Trust V     Growth
(org. 1991) (org. 1993) (org. 1994) (org. 1995)  (org. 1996)  Fund
                                                             (org. 1997)
("Ridgewood ("Ridgewood  ("Ridgewood ("Ridgewood  ("Ridgewood (the "Growth
Power I")    Power II")   Power III") Power IV")   Power V")   Fund")

Ridgewood Power I through IV are referred to as the "Prior Programs."

 (b)  Financial Information about Industry Segments.

     The Trust has been organized to operate in only one industry segment: independent power generation.

(c)  Narrative Description of Business.

(1)  General Description.

     The Trust was formed to participate in the development, construction and operation of independent electric power projects that generate electricity for sale to utilities and other users, and that might provide heat energy as well to users. The Trust may also invest in other energy projects (but not in nuclear facilities) or capital projects that have similar risk-return characteristics to those of electric power projects. These projects or potential investments for the Trust will be referred to as "Projects." The Trust has acquired significant interests in two sets of Projects to date. The Maine Hydro Projects are 14 small hydroelectric projects located in Maine. In December 1996 the Trust and an affiliate, Ridgewood Power IV, each acquired a 50% interest in the limited liability company owning the Projects. On July 1, 1997, the Trust and Ridgewood Power IV purchased a preferred membership interest in Indeck Maine Energy, L.L.C., an Illinois limited liability company ("Indeck Maine") that owns two electric power generating stations fueled by waste wood at West Enfield and at Jonesboro, Maine (the "Maine Biomass Projects"). For more information, see Item 1(c)(4) - The Trust's Investments, below.

     The following chart summarizes some of these relationships:

                               Ridgewood Power
                                Corporation
                                      x
                                      x   Managing Shareholder
                                      x
            __________________________X___________
            x                                    x
     Ridgewood Electric                Ridgewood Electric Power
     Power Trust IV                          Trust V
             x                                  x
             x  50%                             x  50%
             x                                  x
             x                                  x
    _________X__________________________________X______
    x                   x                             x
    x                   x                             x
    x                   x                             x
Ridgewood Maine         x                   Ridgewood Maine
Hydro Corporation       x                   LLC
          x             x                    x     Seven indi-
General   x             x Limited    Member  x     vidual members
partner   x             x partners           x     (not affili-
1%        x             x (49.5%             x     ated with
          x             x  each)             x     Trusts)
          x             x                    x         x
Ridgewood Maine Hydro Partners,           Indeck Maine Energy
 L.P.(owner of Maine Hydro                 L.L.C.
 Projects)



     Historically, producers of electric power in the United States consisted of regulated utilities, government agencies and industrial users that produced electricity to satisfy their own needs. The independent power industry in the United States was created by federal legislation passed in response to the energy crises of the 1970s. The Public Utility Regulatory Policies Act of 1978, as amended ("PURPA"), requires utilities to purchase electric power from "Qualifying Facilities" (as defined in PURPA), including "cogeneration facilities" and "small power producers," and also exempts these Qualifying Facilities from most utility regulatory requirements. Under PURPA, Projects that are Qualifying Facilities are generally not subject to federal regulation, including the Public Utility Holding Company Act of 1935, as amended, and state regulation. Furthermore, PURPA generally requires electric utilities to purchase electricity produced by Qualifying Facilities at the utility's avoided cost of producing electricity (i.e., the incremental costs the utility would otherwise face to generate electricity itself or purchase electricity from another source). The Maine Hydro
Projects are Qualifying Facilities which have long-term agreements with local utilities for the purchase of all of their output ("Power Contracts") at fixed prices. The Maine Biomass Projects are also Qualifying Facilities but do not have long-term Power Contracts.

(2)  Risk Considerations

General

	Investment in the Trust involves substantial risks and potential conflicts of interest and is suitable only for those persons who meet the investor suitability standards on a continuing basis, have a substantial net worth, have no need for liquidity from such investment, and are able to bear the loss of the entire investment. In addition, each Investor should understand that the Subscription Agreement and the Declaration materially restrict Investors from selling or otherwise disposing of their Shares.

Importance of Regulatory and Political
Environments

	Independent power projects, including cogeneration facilities, are creatures of the regulatory and political process. Since the passage of PURPA in 1978, the independent power industry (consisting of non-governmental enterprises that generate electricity but that are not themselves regulated utilities) has grown, in large part, because regulatory and political environments made it feasible to amass the large sums of long-term capital needed to develop, construct and operate power plants. In particular, the regulatory advantages currently provided by PURPA for Qualifying Facilities are essential for the viability of most existing independent power projects. Modification or repeal of PURPA or the regulations thereunder could make some Projects uneconomic.

	In several states, including Massachusetts, Maine and California, requirements may be imposed on sellers of electricity to purchase a minimum amount of "renewable" power (generally, power from small hydroelectric plants, geothermal, solar or wind plants, or plants that burn non-fossil fuels). These requirements may be very advantageous for the Maine Biomass Projects, but adverse state or federal action might make those Projects uneconomic in the future. Further, it is possible that future developments, such as more stringent requirements of environmental laws and enforcement policies thereunder, could affect the costs of and the manner in which Projects are developed, built or operated. There can be no assurance that in such event the Projects would be able to recover all or any of such increased costs or that their businesses and financial conditions would not be materially and adversely affected. See
Item 1(c)(6)(ii) at Renewable Power.

Deregulatory Initiatives

	The Comprehensive Energy Policy Act of 1992 (the "1992 Energy Act") removed certain restrictions imposed by the Holding Company Act on the ability of electric utility holding companies and electric utilities to control their local markets. Since passage of the 1992 Energy Act, the Federal Energy Regulatory Commission ("FERC") in its Order 888 of April 1996 has deregulated the wholesale market for electricity (the market for sales to local utilities or distributors of electricity). Further, many states are implementing plans to further encourage investment in wholesale generators and to facilitate utility decisions to spin off or divest generating capacity from the transmission or distribution businesses of the utilities. As a result, Independent power projects in the future will face competition not only from other Independent power projects seeking to sell electricity on a wholesale basis but also from exempt wholesale generators, electric utilities with excess capacity and independent generators spun off or otherwise separated from their parent utilities. See Competition, Markets and Regulation.

	On the other hand, by expanding the potential pool of Projects in which electric utility holding companies and electric utilities are able to invest, the 1992 Energy Act has resulted in increased competition from the holding companies and utilities to develop promising Projects and in increased competition in the sale of electricity by independent power projects. Further, the 1992 Energy Act and Order 888 introduced an element of competition in the transmission component of the electric power industry by requiring electric utilities to make available their transmission facilities to independent power projects where it is in the public interest and does not unreasonably impair the reliability of electricity service. In April 1996, FERC adopted Order 888, which required electric utilities and power pools to make transmission facilities and information available on equal terms to all generators.

	It is not yet possible to characterize the effects of the
order on the Trust.	If there are limitations on transmission
capacity, however, the Trust might have to compete and bid for capacity in order to transmit electricity to distant customers if it is selling in a competitive market or if it is selling "renewable" power to a distant customer. In those events, the Trust might have to compete against companies that are far larger and more diversified than itself or that have lower costs of operation or access to transmission facilities. See Item 1(c)(6)(ii)at Wholesale-level Access to Transmission Capacity for a discussion of these problems as they affect the Trust's current Maine Biomass Projects. If the Trust were unsuccessful in obtaining transmission capacity, it might not be able to sell its output except to local utilities (or in some cases, local retail customers). There is no assurance local customers would purchase that power or that the local price would be as advantageous as the price more distant customers would pay.

	The large scale deregulation of transmission facilities is likely to have other far-reaching effects which may be adverse to the independent electric power industry, generally, or to the particular facilities owned by the Trust. In particular, because the Trust anticipates investing in small scale facilities, it may be difficult for it in the short run to market power to end users or over long distances.

	State initiatives to deregulate and encourage competition in the businesses of generating electric power and transmitting it to customers are also creating significant risks. See Item 1(c)(6)(ii) at Retail-level Competition. Further, jurisdictional disputes between federal and state regulators have raised some questions as to the allocation of electric utility costs and obligations that may not be recovered by utilities in a competitive environment. As a result, there is little certainty as to the eventual regulatory environment and the risks and opportunities it will create.

	As various states implement retail deregulation, a number of additional risks are posed for independent power projects. In many states, local electric utilities are being required or encouraged to sell their generating stations. Often, large electric utilities, affiliates of natural gas marketers or other large entities have purchased large quantities of these assets and thus immediately become sizable competitors in the market to sell electricity. In some other states, local electric utilities will be permitted to retain generating assets and sell power to themselves. In that event, they may prefer purchases from their own plants and opportunities for independent power projects to sell electricity in a competitive market may be stifled.

	Further, in a competitive market, prices for electricity may be very volatile. If a generator is nonetheless able to obtain a long-term Power Contract, the prices under that contract may be inadequate to cover costs and yield a return, or the generator may lose opportunities to sell electricity at higher prices. If a generator is unable to obtain a long-term Power Contract and sells its output under short-term contracts or in a spot or auction market, the prices received may be inadequate to cover costs or to permit the Project to earn a return. Prices may vary so much as to make planning impossible. There is no assurance that the generator will be able to obtain new Power Contracts so as to keep its Project in continuous operation and the generator may have to absorb significant costs of Project shutdown and restart as well as lay off and rehire its workforce, as has occurred with the Maine Biomass Projects. See Item 1(c)(4)(ii).

	These factors have intensified the pressures on larger market participants to consolidate, have created additional incentives for generating efficiency and low-cost production of power, have tended to depress the purchase prices of existing small-scale Projects and are likely to have additional, unpredictable effects. Recently, a number of very large utilities, natural gas companies and independent generation companies have paid significant premiums over book value or other measures of value to purchase large packages of power plants being divested by utilities and others have announced plans to construct extremely large-scale merchant power plants. These transactions or proposals have been in the range of hundreds of millions of dollars to billions of dollars. This may indicate that these industry participants have concluded that very large scale is a necessary competitive advantage.

	See Item 1(c)(3) at Business Plan for an explanation of the Trust's strategy in response to these factors and others. There can be no assurance that that strategy or any other actions by the Trust will avoid material adverse effects on the Trust.

Threats to Power Contracts

	The Power Contract with the local utility, industrial host or other energy purchaser is perhaps the most important contract to an existing Independent Power Project. The Power Contracts between the Maine Hydro Projects and two local utilities in Maine now provide for rates in excess of current short-term rates for purchased power and the utilities are treating their contractual obligations as a form of stranded cost. There has been much speculation that in the course of deregulating the electric power industry, federal or state regulators or utilities would attempt to invalidate these power purchase contracts as a means of making the owners of independent power plants bear some of the costs of deregulation.

	To date, the Federal Energy Regulatory Commission and each state regulator that has addressed the issue have ruled that existing Power Contracts will not be affected by their deregulation initiatives. The regulators have so far rejected the requests of a few utilities to invalidate existing Power Contracts. See Item 1(c)(6)(i). Further, no material action has yet been taken by federal or state legislators to date to impair independent power projects' existing power sales contracts, and there are federal constitutional provisions restricting actions to impair existing contracts. There can not be any assurance, however, that the rapid changes occurring in the industry and the economy as a whole would not cause regulators or legislative bodies to attempt to change the regulatory structure in ways harmful to independent power projects or to attempt to impair existing contracts. In particular, some regulatory agencies have urged utilities to construe Power Contracts strictly and to police independent power projects compliance with those Power Contracts vigorously. Predicting the consequences of any legislative or regulatory action is inherently speculative and the effects of any action proposed or effected in the future may harm or help the Trust. Because of the consistent position of the regulatory authorities to date and the other factors discussed here, the Trust believes that so long as it performs its obligations under the Power Contracts, it will be entitled to the benefits of those contracts.

	In recent years, many electric utilities that have entered into long-term Power Contracts have concluded that the prices set under those contracts are disadvantageous to them under current conditions. Accordingly, they have often attempted to exploit all possible means of terminating these Power Contracts with independent power projects, including requests to regulatory agencies and alleging violations of even immaterial terms of the Power Contracts as justification for terminating those contracts. The Trust's current investment strategy includes the purchase of smaller-sized Projects with existing long-term Power Contracts.
If the prices for electricity under those contracts are in excess of the prices charged by alternative sources, or if the electric utility purchasers under those contracts have other incentives to terminate those contracts, the Trust may face material costs in contesting those utility actions.

Other Aspects of Power Contracts

	A generating facility which uses biomass or "waste" fuel, such as landfill gas or waste coal, may be a Qualifying Facility under PURPA. The Maine Biomass Projects qualify under this definition. The Trust in the future might invest in a different type of Qualifying Facility, cogeneration projects. Cogeneration projects increase the efficiency of a conventionally fueled (coal, oil, natural gas) generating plant by using the waste heat energy (heated exhaust gases and heated engine coolant) in some useful process. However, in order for a cogeneration facility using conventional fuel to be a Qualifying Facility under PURPA and current regulations, at least 5% of a Project's total energy output must be "useful" heat energy that typically is sold or made available in the form of steam or hot water to an entity (the "Steam Host"). (Other requirements are discussed below at Item 1(c)(8).) Under current regulatory interpretations, heat energy is "useful" if its use has a business purpose independent from the sale of electricity and there is some economic justification for the use. Typically, a Project meets its PURPA requirements by entering into a long term contract with a Steam Host which provides that the Steam Host will take delivery of sufficient thermal energy to permit the Project to meet the requirements of PURPA. If a cogeneration Project did not meet the requirements for supplying heat energy to a Steam Host because, for example, the Steam Host went out of business, or the thermal contract is otherwise terminated, that cogenerating Project might lose its status under PURPA as a Qualifying Facility. If as a result of this loss of status the cogenerating Project became subject to federal and state regulation or its Power Contract were terminated or modified, the cogenerating Project might incur material loss. Although PURPA provides grace periods for a cogeneration Project to find an alternative Steam Host, potential alternate Steam Hosts may be very limited or non-existent because of the practical necessity for a Steam Host to be located adjacent to the Project to minimize heat loss.

	Under PURPA, electric power utilities are directed to purchase electricity output offered to them by Qualifying Facilities at a price no greater than the utilities' avoided costs of generating electricity from another source. The Power Contracts for many existing Projects have been negotiated with the utility as long term agreements to purchase the Projects' output. There can be no assurance that the rates offered to a new Project or the other terms of a Power Contract will be sufficiently favorable to induce development and construction of a Project or permit profitable operation of a completed Project.

	Many long-term Power Contracts provide for levelized rates over the life of the contracts or shorter periods, which are designed to stabilize projected revenues earned by an independent power Project. The effect of many levelized rate contracts is to provide that the utility will purchase electricity from a Project at higher rates in the earlier years in exchange for an agreement from the Project to accept lower rates to be paid by the utility in later years. If a Project experiences operational difficulties and produces less than the expected volume of electricity in later years, it may be required to make cash payments to the utility to compensate for such shortfall, thereby reducing available cash flow to the Project owner.

	Although there is some risk that a utility bound by a long-term Power Contract may be unable to meet its purchase obligations, under current federal law and current law in most states electric utilities are required to maintain prudent financing structures and are reviewed periodically by their regulators for compliance with these requirements. In addition, if state regulators approve, the payments made by a utility to an independent power Project may be included as allowed costs to be passed through to the utility's retail customers, thereby giving the utility an additional source of revenue which can be used to make payments to the independent power Project. Accordingly, the financial inability of a utility to meet payment obligations to an independent power Project which is operating in compliance with its Power Contract has been a rare occurrence to date.

	Most deregulatory programs treat Power Contracts with prices in excess of market prices as "stranded costs" and provide for reimbursement to utilities for those stranded costs for an extended period of time. During these periods, which can range from three to ten years or longer in some instances, there may be some assurance that the utilities will pay. However, retail deregulation may impose other financial strains on electric utilities, which will be relegated to maintaining the distribution network and delivering power to individual residential, commercial and industrial locations. Those utilities will have to downsize and reorganize their workforces and resources and compete in many cases as suppliers of electricity.
It is likely that some utilities may reorganize or enter bankruptcy if they are unable to meet these challenges. In those cases, the Trust may be unable to collect amounts due to it or may have its Power Contracts abrogated in bankruptcy. Industrial and other retail purchasers of power do not have an assured source of revenue from which to make payments under the Power Contract and a Project selling to them must rely solely on the credit of such purchaser. Consequently, although the Trust will conduct a business review of each purchaser's creditworthiness prior to contracting with it, there can be no assurance that it will remain in business over time or be able to perform its payment obligations for the duration of the Power Contract.

	In the event of a default or failure to pay by an energy purchaser under a Power Contract because of its bankruptcy or insolvency, regulatory changes, failure of a Project to comply with the terms of its contract or other events, there can be no assurance that the Project will be able to obtain a Power Contract with another purchaser or to obtain a Power Contract on terms as favorable as those of the previous contract.

	The Trust expects that if it were to invest in capital facilities outside the electric power industry, those facilities would have output contracts providing for long-term payments by a responsible customer or customers for the facilities' production. These contracts would likely be structured in a manner similar to Power Contracts with non-utility customers. In that event, the Trust would be subject to the risks of the customers' creditworthiness and the long-term anticipated demand for the products.

Reliance on Fuel Supplies at Appropriate Prices

	Since the cost of fuel is usually one of the largest components of a Project's operating costs (especially so in the case of natural gas, coal or oil-fired electric power Projects), the success of a Project may depend not only on the availability of fuel supplies but also on the Project's ability to obtain long term contracts for fuel and fuel transportation at appropriate prices.

	The Trust will attempt to invest in Projects which have fuel supply arrangements which closely match the fuel adjustment provisions of the Power Contract with the utility, industrial user or other energy purchaser, so that changes in Project fuel costs will be offset by corresponding changes in revenue from the sale of energy. Existing Projects that do not have favorable fuel price adjustment provisions in fuel supply contracts may have purchase prices or values that are significantly discounted from those of other Projects.

	If fuel prices payable by a Project are relatively high compared to the contract price of energy, the Project may not be able to generate energy on an economic basis. On the other hand, if a Project's economic returns are based upon the ability to generate substantial fuel savings through use of cogeneration and other more efficient power generation technologies, lower fuel prices may tend to reduce the value of the fuel savings and may adversely affect the financial performance of the Project. Since cogeneration and other more efficient technologies often require higher capital costs than conventional power plants, periods of very low fuel prices could result in fuel savings which are insufficient to cover the additional capital costs, thereby creating losses from the Project.

	Small scale Projects may find it difficult or uneconomical to obtain long-term fuel supply contracts and thus may be exposed to risks of fuel price escalations. For example, after a relatively long period of depressed prices, natural gas prices in many areas tripled between the summer of 1996 and the winter months of 1996-1997. These increases adversely affected many small Projects operated by Prior Programs, although RPMC was able to negotiate one-year supply contracts for many Projects it managed at a price substantially less than peak prices. Because the Trust may be a relatively small consumer of fuel, it may be difficult for it to economically hedge fuel prices or purchase reliable supplies on a long term basis. In that case, the Trust may be exposed to the risk that fuel price increases could reduce or even eliminate profitability of its Projects.

	A separate component of a Project's overall fuel requirements is the availability, reliability and cost of transporting the fuel to the Project. For example, Projects fired by natural gas may be dependent upon a single pipeline for transportation of large volumes of natural gas, and may be adversely affected by the costs of transportation on the pipeline or by outages, capacity restrictions, priority allocations to other customers or other events affecting the pipeline. Some Projects are designed to operate on alternate fuels (such as using fuel oil when natural gas is unavailable) but these alternate fuels are also subject to similar variables of availability, cost and transportation.

	In contrast to the Power Contract, which is one of the first objectives of a Project, the fuel supply contracts are frequently obtained relatively late in the development process or in the operating stage. There is no assurance that adequate fuel supply arrangements for a Project will be available from dependable sources and at acceptable prices at the time required.

Environmental Regulation

	Projects in which the Trust will participate will be subject to environmental regulation by federal, state and local government authorities. The failure to comply and to maintain compliance with these regulations may potentially result in substantial liability for pollution and other damages under statutes and regulations relating to environmental matters. Thus, the regulatory risks associated with the environment should be considered carefully by Investors before investing in the Trust. Environmental regulation includes the requirement that the Projects in which the Trust will participate obtain and maintain various regulatory approvals, licenses and permits. The process involved in obtaining these approvals can be quite time consuming and expensive, resulting in delays in the development or construction of a Project or imposing operating limitations on the Project. These factors could lead to increased costs to the Trust. If the Trust invests in Projects that were developed by others or that have an operating history, it may become liable for pollution and environmental discharges that occurred before it took ownership of the Project or that the Trust had no ability to affect. As a result, the purchase of any existing Project or any Project located on land affected by previous activities may subject the Trust to unpredictable and material contingent liabilities. Although the Trust through its investigation of Projects will attempt to minimize such contingencies, there can be no assurance that it can do so.

	In addition, there can be no assurance that future environmental legislation or regulations will not affect Project economics. The imposition of more stringent environmental laws and more effective enforcement policies thereunder could significantly increase the costs associated with the development, construction and operation of any Project and, thus, substantially reduce the return which Investors could anticipate with regard to the Trust's interest therein. For example, ongoing implementation of Title V of the Clean Air Act Amendments of 1990 will require all existing industrial sources of air pollution to obtain new operating permits and to comply with additional daily operational limits. See Item 1(c)(8)(ii) - Environmental Regulation.

Identifying Projects

	There is no assurance that there will be a sufficient number of attractive potential Projects available to the Trust. In seeking to participate in Projects, in many cases the Trust is likely to encounter significant competition from construction companies, equipment vendors, electric and gas utilities and their affiliates, other developers of Projects and investment groups which participate in the development, construction and operation of Projects. Many of these competitors have greater experience in the independent power industry or project development or have superior capital resources. See Items
1(c)(6)(ii) at New Generating Technologies and New Industry
Participants and 1(c)(7).

     The process of identifying and investing in Projects can be protracted and during that period the net proceeds of Investors' subscriptions for Investor Shares are held in U.S. Government securities, in money market funds holding those securities or in short-term commercial paper or money market instruments at lower yields than those anticipated from the Projects. Factors that may cause delays include lack of funds for the Trust to begin the acquisition process, variations in the availability of Projects and funds available to other purchasers of Projects, negotiations and environmental and regulatory delays caused by agency action or the need to investigate or remediate conditions before investing funds. The Trust seeks to reduce the period necessary to invest funds, primarily through the Early Investor Incentive, which was instituted to allow programs to begin acquiring
Projects during their offering periods.   See Item 11(a) at
Preferred Participation Rights and Early Investor Incentive. The period from the closing of the offering to 90% investment of available funds dropped from approximately 29 months in Ridgewood Power I to 12 months in Ridgewood Power III but is expected to be at least 18 months for Ridgewood Power IV and at least 12 months for the Trust.

Need for Diversification

	The Trust expects that it will participate in several Projects. However, the size of each investment may depend upon a variety of factors, including, among other things, the amount of funds available to the Trust, the size and timing of the proposed investment, the availability of capital from other investors, the ability of other investment programs sponsored by the Managing Shareholder or its affiliates to participate, and the requirements of other participants in the transaction. Based on prior experience, the Trust believes that the likely range for each major investment by the Trust may be from 10% to 33% of the Trust's total capital, and may exceed 33% if the Trust participates in certain larger scale Projects. Although the Trust will attempt to concentrate most of its investments in lower risk Projects that are in operation or in advanced stages of construction, there can be no assurance that any Projects will earn a return and failure of any Project to earn a satisfactory return may have an adverse effect on the financial performance of the Trust as a whole if that Project represents a significant portion of the Trust's investments.

Risks of Foreign Investments

	The Trust may invest in Projects located outside the United States. The Trust has not yet invested material amounts in foreign Projects, although it has evaluated several proposals, has expended funds on due diligence and exploratory investments to develop one Project in
Central America. See Item 1(c)(4). Neither the Managing Shareholder nor any of its affiliates has any significant experience in evaluating, investing in, developing, operating or disposing of Projects located outside the United States. Among the risks that the Trust will encounter in making investments outside the United States are: risks in relying upon unknown or little-known foreign businesses as partners or operators of projects, increased costs for legal, accounting, environmental and other services, exposure to unfamiliar systems of governmental regulation, electricity pricing, taxation, employment relations and economic organization, inability to obtain goods and services from abroad or local requirements to purchase goods and services of unknown characteristics and quality from local suppliers, credit risks in dealing with local businesses and customers, foreign exchange risks such as depreciation of the local currency against the dollar or inability to transfer money to the United States, governmental and business corruption, kidnapping, extortion and other risks to the Trust's personnel, and difficulty in selling or disposing of Projects or assets.

Utilization of Funds for Undesignated Projects

	The Trust may direct a substantial portion of the net proceeds of this offering of Shares to Projects that have not been described in this Registration Statement or subsequent reports to the Securities and Exchange Commission, and the Trust may be unable to or may decline to participate in any specific investments described in this Registration Statement or subsequent reports. Investors will not have the right to vote on the selection of Projects. Consequently, Investors will be relying upon the judgment of the Managing Shareholder for such decisions. See Items 1(c)(3) and 11.

Projects Require Large Amounts of Capital and Time for
Development and Construction

	The Trust may commit a significant portion of its capital to a single Project, and it is possible that additional capital may be required to complete a Project or make necessary alterations or additions to such Project. There can be no assurance that the Trust will have access to any such additional capital or that the Project can obtain any such additional capital from other sources on satisfactory terms. Further, to the extent the Trust participates in larger Projects, extended periods of time (one to three years) may elapse before the Project commences operation.

Construction

	As described at Item 1(c)(3), the Trust may invest in the development and construction of new Projects and if it does so, it will be exposed to the risks that arise in the construction stage of a Project. These risks include interruptions of supplies or work stoppages; delays caused by changes in plans and specifications; inclement weather; subcontractor non-performance; planning error; contractor insolvency; cost increases; regulatory changes; and other construction-related matters. Although the Trust will attempt to reduce those risks where possible by contracting with responsible contractors or suppliers on a turnkey or performance incentive basis (where these risks are assumed by others), it may not be possible to do so effectively.

Financing and Leverage

	Although the Trust does not intend to borrow funds to make its equity investments in Projects, it may invest in Projects that have borrowed money for part of the cost of development or construction. Some Projects may require non-recourse construction and/or long term financing in order to be viable.
In particular, two proposed investments described below at Item 1(c)(4)(iii) are obtaining significant financing from a bank and from an equipment supplier. There can be no assurance that such financing will be available at the time required on satisfactory terms and conditions, and if not available, the Project may be abandoned and all amounts invested in the Project to that point will likely be lost. Even if commitments for construction and/or long term financing are obtained by a Project, there is no assurance that the Project will be able to meet all of the conditions which are typically required by project finance lenders in order to fund such financing commitments. Further, even if construction or long term financing is obtained, failure by the Project to obtain and maintain expected operating parameters may lead the holders of the debt to foreclose on the Project and eliminate the equity investment of the owners.
There can be no assurance that these factors will not have a material adverse effect on the Trust's business.

Limited Transferability of Trust Assets

	The Trust's interests in many Projects in which it participates may be illiquid. When the Trust initially commits funds to a Project, it may endeavor to negotiate the right to sell all or part of its equity interests in a Project at a later time without the consents of other participants. However, the interests in the entities that own Projects in which the Trust participates with other owners will typically be closely held and the Trust's ability to transfer its interests in such Project entities may be restricted or prohibited by their governing documents, or by other agreements among Project participants or by covenants in financing documents. Even if the Trust successfully negotiates the right to sell its interest in a project without obtaining the consents of other participants, the Trust may find that it is unable to sell or dispose of its interests in Projects at the times it had planned or that such transactions would be disadvantageous to the Trust. Successful sales would depend upon, among other things, the operating history and prospects for the Projects to be sold, the number of potential purchasers and the economics of any bids made by them and the state of the independent power market. In addition, sales of substantial interests in a Project may result in adverse tax consequences.

	The Managing Shareholder will have full discretion to determine whether any of the Trust's assets should be sold and which should be held and in what proportions, and the Trust will have no obligation to sell all or a portion of any asset for the benefit of Investors or to retain any asset for the benefit of Investors. Investors may be required to remain in the Trust until it is terminated and dissolved.

General Risks of Operation

	Although risk may be materially reduced once construction is complete on a Project, the commencement of operation by a Project does not necessarily assure recovery of or a profit on any investment made in such Project by the Trust. If a Project is completed and placed into operation, it will be subject to the general risks of the power generation industry, including, but not limited to, equipment failures, fuel interruption, failure of the Project to perform according to projections, loss of a Power Contract for not maintaining a minimum required output availability or other breaches, decreases or escalations in Power Contract or fuel supply contract price indices in an unexpected manner, bankruptcy of a key customer or supplier, failure to obtain required wheeling rights or use of transmission facilities at economic rates, liabilities in tort (which may exceed insurance coverage), environmental obligations, inability to obtain desirable amounts of insurance at economic rates, acts of God and other catastrophes.

Joint Activity with Others

	It is anticipated that the Trust will normally participate in a larger Project jointly with one or more other entities through a joint venture or partnership vehicle. To the extent that other participants in a Project cannot fulfill their obligations or have divergent interests or are in a position to take action contrary to the policies or objectives of the Trust, the Trust's interest in such venture may be adversely affected.
In certain cases, the Trust may participate or be deemed to participate as a general partner of the entity developing the Project, thereby exposing the Trust to general partner liability. The Trust will seek to limit such exposures by interposing a limited liability entity between the Trust and the Project, or by obtaining specific agreement from other Project participants they will not seek recourse against Trust assets (other than the Trust's investment in the Project) for any claims.

	Although the Managing Shareholder will remain closely involved in all aspects of the Trust's activities, the Trust in some cases (typically larger Projects) will rely upon the advice of others as to the development or management of Projects. Thus, a substantial amount of responsibility will be placed on third parties who function as sponsors or developers of Projects or Project managers. The success of any Project will, to a large extent, be determined by the quality and performance of its sponsors and managers. Sponsors and Project development companies may have conflicting demands on their resources or may be adversely affected by other developments at their affiliated or associated entities. As a result, there is the risk that such sponsors or Project development companies or their other investors may be unable to fulfill their responsibilities.

Limited Operating Experience

	Although the Managing Shareholder has participated in numerous independent power projects and executive officers of the Managing Shareholder and advisors to the Managing Shareholder have extensive backgrounds in the independent power industry and the construction and operation of independent power projects, the Managing Shareholder has limited expertise in the design, construction and operation of independent power plants. There can be no assurance that the Managing Shareholder's prior experience has given it a comprehensive knowledge of the independent power industry sufficient enough to result in successful or profitable operations of the Trust or that such experience extends to all of the diverse areas of the independent power industry or capital facilities developments in which the Trust may participate.

	Projects that the Trust will operate for its own account will be managed under contract with the Trust by RPMC, an Affiliate of the Managing Shareholder. Although many of the officers and personnel of the Managing Shareholder also serve as officers and personnel of RPMC, RPMC was organized in January 1996 and thus has only limited operating experience. Many of its personnel, although experienced, have been recently hired by it. Further, RPMC also manages the operations of Projects owned and operated by the Prior Programs, and is currently subject to substantial demands on its organizational and management resources. It is possible that the management of Projects to be acquired by the Trust would be impaired by these demands, although the Managing Shareholder believes that RPMC will have sufficient resources and experience to operate Projects for the Trust.

Delaware Business Trust

	The Trust has been organized as a Delaware business trust having limited liability of the Shareholders of the Trust. Not every state in which the Trust may conduct business has enacted legislation recognizing the limited liability provisions of the Delaware business trust. Accordingly, there is a risk that investors will not have limited liability for activities of the Trust in those states. Such risk is substantially, if not entirely, mitigated by the Trust's conducting its activities and holding its interest in Projects in such states through limited liability entities such as limited partnerships or limited liability companies.

Limitations on Liability of Managing
Persons to Trust

	The Declaration provides that the Trust's officers and agents, the Managing Shareholder, the Corporate Trustee, the affiliates of the Managing Shareholder and their respective directors, officers and agents when acting for the Managing Shareholder or its affiliates on behalf of the Trust (collectively, "Ridgewood Managing Persons") will be indemnified and held harmless by the Trust from any and all claims rising out of their management of the Trust, except for claims arising out of the recklessness or misconduct of such persons or a breach of the Declaration by such persons. Therefore, the right of an Investor to bring an action against any of the Ridgewood Managing Persons for a breach of its or his fiduciary responsibility or other obligations to the Trust may be limited. See also Item 12.

	The Managing Shareholder, in its capacity as a Managing Shareholder, will receive, after the preferences to Investors, 20% of the distributions of the Trust. The Managing Shareholder will not be obligated to contribute any cash to the Trust for that interest, except to the extent that Trust Organizational, Distribution and Offering Expenses exceed the Organizational, Distribution and Offering Fee payable to The Managing Shareholder. The Managing Shareholder has purchased one full Investor Share as an Investor in the Trust.

Lack of Investor Participation in Management

	No Investor will have the right, power or authority to participate in the ordinary and routine management of Trust affairs or to exercise any control over the decisions of the Trust. The Managing Shareholder will have the exclusive right to manage, control and operate the affairs and business of the Trust and to make all decisions relating thereto and will have full, complete and exclusive discretion with respect to all such matters. Accordingly, Investors should be willing to entrust all aspects of management of the Trust to the Managing Shareholder. See also Item 11(b).

Limited Transferability of Shares

	Shares in the Trust are an illiquid investment. There is no market for the Shares, and, because there will be a limited number of persons who purchase Shares and significant restrictions on the transferability of such Shares, it is expected that no public market will develop. Any change in the status of the Shares would require compliance with multiple regulatory and tax requirements and consent from a Majority of Investors. See Items 1(c)(3) - Lack of Liquidity, 7(b) and 11(d). Investors will generally be prohibited from selling or transferring their Shares except in the circumstances permitted under Article 13 of the Declaration, and all such sales or transfers require the consent of the Managing Shareholder, which may withhold such approval in its sole discretion. Accordingly, an Investor will have no assurance that he or she can liquidate his investment in the Trust and must be prepared to bear the economic risk of the investment until the Trust is terminated and dissolved.

	The Shares have not been, and are not expected to be, registered under the Securities Act of 1933, as amended (the "Act"), or any state securities law in a manner that will make the Shares freely transferable by purchasers under such laws and, therefore, cannot be resold unless they are subsequently registered under the Act or an exemption from such registration is available and subject to other limitations and conditions imposed by the Declaration. The provisions of Rule 144 under the Act would be available to Investors in connection with such resale, if the requirements of that rule are met, but the Trust has no current intention to allow transfers to be made on the open market pursuant to the rule.

	The illiquidity of and other significant risks associated with an investment in the Trust make the ownership of Shares suitable only for an Investor who has substantial net worth, who has no need for liquidity with respect to this investment, who understands the risks involved, who has reviewed this Registration Statement and the Exhibits hereto and the risks involved with his or her tax, legal and investment advisors, and who has adequate means of providing for his or her current and foreseeable needs and contingencies.

Voluntary Additional Capital Contributions

	There will be no mandatory assessments of the Investors or the Managing Shareholder. Investors may, however, be called upon on a voluntary basis to make additional Capital Contributions after the expenditure of the Initial Capital Contributions. If an Investor elects not to make a requested additional Capital Contribution, the Managing Shareholder may determine that the Managing Shareholder, other Investors or other persons may do so or may supply loans instead, which may result in a dilution of that Investor's interest in the Trust. See Item 11(f).

Failure Of Trust To Perform Funding Obligations

	Although the Trust anticipates that it will be able to perform all of its commitments to Trust Projects, in certain instances there may be adverse consequences to the Trust if it were to fail to do so. For example, a partnership agreement or other instrument governing the Trust's participation in a Project might provide that, in the event the Trust fails to make a capital contribution to the partnership or particular Project as required under such agreement, the Trust will forfeit its entire interest in the partnership or Project, as the case may be.

Year 2000 Risks

     Actions being taken by the Managing Shareholder to respond to year 2000 remediation requirements are described at Item 2(b)
- Year 2000 Remediation. There can be no assurance that those actions will be successful or adequate or that any additional year 2000 problems that exist will be discovered or remedied in sufficient time. The Managing Shareholder and the Trust are also vulnerable to potential losses of revenue, goods or services caused by failures of suppliers and customers or other persons to remedy their year 2000 problems.



Potential Conflicts of Interest

	There are material, potential conflicts of interest involved in the operation of the Trust. Some examples of these potential conflicts include

	competing demands for management resources of the Managing
Shareholder and RPMC;
     competing demands for allocating investment or divestiture opportunities among programs;
     competing demands for opportunities to sell electric power in competitive markets;
	conflicts between the interests of the Managing Shareholder and its Affiliates in receiving compensation from the Trust for investment activities, operating activities, and divestitures, as well as reimbursement for expenses, and the interests of the Investors;
	conflicts relating to the allocation of costs and expenses among programs;
	conflicts arising from the fact that the Managing Shareholder will not make a capital contribution in respect of its interest as such in the Trust and that the Investors will supply all of the capital of the Trust;
	conflicts between the interests of the Trust and other programs sponsored by the Managing Shareholder and its Affiliates if those programs are co-owners of Projects with the Trust;
	conflicts as to who will supply additional capital in the event the Trust were to require additional contributions;
	potential interests of the Managing Shareholder or its Affiliates in competing independent power or investment ventures; and
	the lack of independent representation of Investors in structuring the offering of Investor Shares and in determining compensation.

Material transactions between the Trust and other Programs sponsored by the Managing Shareholder and its affiliates must be reviewed and approved by the Independent Review Panel described below at Item 5(e). Although the potential conflicts of interest described here and others cannot be eliminated, the Trust believes any such potential conflicts will not materially affect the obligation of the Managing Shareholder to act in the best interests of the Investors and the Trust.

Tax Risks

	There are tax advantages associated with an investment in the Trust, and there are some tax risks associated with those tax benefits. The risks include, but are not limited to, those discussed below.

(A) Partnership Tax Status of Trust

	While it is the opinion of tax counsel to the Managing Shareholder that the Trust should be recognized as a partnership for federal income tax purposes, such opinion is not binding upon the Internal Revenue Service and no advance ruling from the Internal Revenue Service as to such status has been requested, and such a request is not contemplated. If a secondary market for the Trust's Investor Shares develops, the Internal Revenue Service, in the event it audits the Trust, might attempt to treat the Trust as an association taxable as a corporation. If such challenge were successful, the Investors would be treated as if they were corporate shareholders and, therefore, would not be entitled to deduct their proportionate share of the Trust's operating losses.

(B) State and Local Taxes

	Each Investor may be liable for state and local income taxes payable in the state or locality in which the Investor is a resident or doing business or in a state or locality in which the Trust conducts or is deemed to conduct business. Thus each Investor may be required to file multiple state income tax returns as a result of his or her investment in the Trust.

	The state of California has instituted a withholding requirement for distributions from organizations taxed as partnerships (such as the Trust and limited partnerships or limited liability companies used by the Trust to invest in Projects) to tax partners located outside California. If the Trust earns income in California, the portion of each distribution to a non-California, taxable Investor that is attributable to California is subject to a withholding tax of 7%, whether or not the Investor files a California income tax return. The Trust believes that other states may follow California's example, in which case much of the income component of distributions to an Investor would be subject to state withholding taxes.

	Each prospective Investor is urged and expected to consult with his personal tax advisor with respect to the tax consequences connected with an investment in the Trust.

(3)  Business Plan and Development of Projects

Business Plan

	The Trust will try to invest in Projects that provide long-term cash flows. Its investments will be structured for federal income tax purposes as "direct participation" investments, so that income, gains, losses, deductions and credits flow through to each Investor's personal tax return, and are subject to tax only once. Investors will generally have limited liability for the Trust's obligations and those of the Projects. See Item
11(e).

	As deregulation of the electricity industry in the United States progresses, the uncertainties and the financial stresses that deregulation may create may have the effect of depressing the stock price of companies that have long-term value. Opportunities may arise to invest in undervalued industry participants or in other businesses having unique technological advantages. If so, the Trust may invest its Trusts in acquiring majority or minority equity stakes in those companies. The deregulation of transmission may benefit the Trust in the future in that deregulated transmission may give Projects in which the Trust participates access to customers that are not geographically located near the Projects.

	Generating facilities with existing long-term contracts may have unique advantages for an investment by the Trust in that those contracts are for extended terms at rates that are often equal to or higher than current spot rates for electricity. In limited situations, facilities without long-term power purchase contracts may also be attractive investments for the Trust. Deregulation is encouraging electric utilities to sell off many of their existing generating plants. In many cases, state regulators are requiring electric utilities to sell many of their plants to separate electric generating companies, so that a competitive market for buying and selling electricity can be created. In other cases, electric utilities are voluntarily selling their generating plants because they believe they can obtain power on the open market more efficiently. As a result, there is a large number of generating plants for sale today and it is expected that many more will be on the market soon. This tends to depress the price of all existing plants. Further, small electric generating plants may be less attractive purchases for large corporations and investment groups with large amounts of capital to invest, which may further depress their current prices. The Trust believes that these market conditions may allow it to acquire small independent power plants at attractive prices.

	Finally, the uncertainties caused by deregulation and by past failures of demand to meet projections have deterred investments in new generating capacity. Further, as a competitive market in generating capacity is created, market forces are discouraging many utilities and generators from keeping as much generating capacity in reserve as they did in prior years. While some power marketing groups are claiming that efficiencies created by deregulation will meet needs for additional capacity, many electric industry engineers and consultants have expressed fears that there will be shortages of generating capacity within the next 10 years in many areas of the United States. It should also be noted that as deregulation forces electricity prices lower, demand for electricity should rise, other things being equal. In addition, many nuclear-powered and conventional electric generating plants are coming to the end of their useful lives.

	With these factors shaping the future market, a few large independent electric power companies and their backers have announced plans to build large new generating stations without long term power purchase contracts. They apparently think by the time those large investments in power plants go into operation (currently estimated from late 1998 through 2002) those plants will be needed.

     The Trust instead will follow a diversified strategy that does not attempt to compete head-on with these types of competitors. The Trust does not intend to join in building large new power generating facilities without firm contracts for sale of the electricity, although if an attractive opportunity existed it would do so. In addition, the Trust believes that in many cases emphasis on scale and purchasing market share may lead to suboptimal returns.

     Instead, the Trust believes that if it economically and efficiently operates and maintains small generating Projects, those Projects will increase in value from their current somewhat depressed levels if reserve capacity tightens in the industry. The Trust will also seek to develop niche markets, to engage in ventures with large utilities or other participants that need its investments for financial or regulatory reasons or to acquire equity interests in undervalued companies. Where possible, the Trust may invest in existing Projects with long-term Power Contracts that are less exposed to competitive forces, or in Projects with regulatory or tax advantages. There can be no assurance, however, that these strategies will be successful or that the Trust will not be competitively disadvantaged by its relatively small size. See Item 1(c)(6)(ii) at New Generating Technologies and New Industry Participants and at Initial Effects of Trends.

	In addition, many small independent power projects have environmentally beneficial features. For example, some small independent power projects use landfill gas to power their generators. Instead of having the methane gas produced by rotting garbage flow into the atmosphere, where it may have powerful "greenhouse" effects that increase global warming, the methane is burned to produce electricity and water and carbon dioxide, which are less environmentally destructive. Small independent cogeneration power Projects can save fuel. The Trust will look for small Projects that have these kinds of environmental benefits, not only because of the benefit to the environment but also because it believes that its experience with these kinds of small Projects can make them good investments.

Advantages to Investing in Other Capital Facilities

	Environmentally beneficial independent power projects often have similar, non-electric power facilities related to them. For example, a trash-to energy power plant may have a waste transfer station nearby. In investigating small independent power projects, Ridgewood Power has found that there are other capital projects that are similar to independent power projects and that often (but not necessarily) have environmental benefits. These may meet the Trust's goals for investment because they are expected to provide long-term, reliable cash flows and have potential for long-term appreciation. Some of the types of Projects that may fit this profile include:
	Projects to convert waste fuel or biomass into useful fuels or chemicals;
	Projects to generate electricity or heat to process or destroy harmful industrial wastes;
	Projects that provide pumping power or other motive power more efficiently than electric or other motors;
	infrastructure facilities such as waste transfer stations;
or
	other types of capital projects, such as fuel plants, processing facilities and recycling facilities, that are expected to have consistent cash flows similar to those from Independent power projects.

Types of Projects

     The Trust intends to seek investment opportunities in the following types of Projects, subject to availability, pricing terms and other considerations. See also -Project Selection and Oversight.

	Cogeneration. Cogeneration provides an efficient use of the total energy content of a fuel source by allowing the generation of two or more forms of useful energy from the fuel source. When conventional electricity generating techniques are used, most of the fuel's energy content is dispersed into the environment in the form of heat, such as hot exhaust and condenser discharge. Cogeneration technology couples electrical generation to a process that can use the heat that would normally be wasted after the generation of electricity or allows the generation of electricity using waste heat (usually in the form of steam) from another activity that uses heat. Substantially all cogeneration Projects in which the Trust participates are expected to be Qualifying Facilities. Although some cogeneration Projects in which the Trust participates may not be Qualifying Facilities, the Trust intends to participate only in cogeneration Projects that avoid the restrictions of the Holding Company Act and most state regulation.

	Other Independent Power Plants. The Trust intends to also seek investment opportunities in Projects which produce electricity from the fuel and renewable energy fuel sources described below. Such Projects are expected to be predominantly
Qualifying Facilities.

	Natural Gas, Oil and Coal. These fuels are used in conventional electric power generation plants to produce steam for generators, or, in the case of natural gas, to run gas turbines similar to jet engines.

	Biomass and Other "Waste" Fuels. Biomass and other waste fuels come from a variety of sources, including wastes from agricultural production and industrial food processing plants; methane gas from landfill areas; municipal solid waste and sewage; animal wastes; wood from logging operations, and waste coal from coal mining operations. Industrial wood and wood waste is the most prevalent form of biomass energy used by non-utilities. The industries that produce paper, wood, and agricultural products are increasing their use of biomass to improve the efficiency of their operations and to contribute to their on-site energy requirements.

	Hydroelectric. Hydroelectric power, historically a source of relatively inexpensive and reliable energy, is generated without the creation of air pollutants or solid wastes as by-products.
The Trust may make investments in existing hydroelectric power plants or newly-constructed hydroelectric power plants at existing dam or river sites that do not have such facilities. The Trust expects that such Projects will not generally require the construction of new dams. The Trust believes that it is likely that any hydroelectric project in which the Trust may invest would sell its energy output to utilities and power authorities rather than to an on-site direct consumer.

	Geothermal. Geothermal energy sources, which take the form of steam, hot water or brine, are created by the earth's internal heat and are typically found 5,000 to 10,000 feet beneath the earth's surface. The energy source is reached by drilling, and the hot steam or fluid is harnessed by on-site electric generating plants utilizing several different technologies. Geothermal resources are typically found in greatest quantities in the western United States in areas designated by the Federal Government as "Known Geothermal Resource Areas." Typically these geothermal Projects generate electric power, but, if the Project is sufficiently close to urban areas or an industrial user, heat energy in the form of hot water or steam may also be generated.

Environmental Cleanup and Remediation Projects

	The Trust may also invest in Projects which will generate the large amount of electricity and/or heat energy that will be required to power equipment designed to treat environmentally harmful industrial waste products and in other environmental cleanup and reclamation activities. Industry is under increasing pressure from federal, state and local legislation to develop alternatives to current methods of disposing of harmful industrial waste and/or reclaiming useful materials. Technology requiring large amounts of electricity and/or thermal energy has been developed to process certain types of industrial waste so that substantially all harmful materials are eliminated and useful materials are recovered and recycled. Such technology has been developed for treatment of harmful waste resulting from oil refining, paper manufacturing and chemical processing. Such Projects may or may not be Qualifying Facilities under PURPA. These Projects are often located on the site of the manufacturing activity and thus are also called "inside-the-fence" projects. Because in many such Projects the bulk of the power generated will be used or purchased on site to run the cleanup facilities, the Trust expects that the regulatory advantages of PURPA may be less critical to the success of these types of Projects. It should be noted, however, that PURPA's requirements for utilities to interconnect with Independent Power Plants can make utility backup power and sales of surplus power feasible.

Electricity Substitution Projects

	Certain of the Prior Programs have invested in irrigation service Projects in which engines provide power directly to irrigation pumps as a substitute for electric power purchased from utilities. These types of Projects, in which the Trust may be able to provide engine service more efficiently than the user can purchase electricity for producing motive power, present opportunities for energy efficiency comparable to those of independent power projects.

Other Project Types

	Although the Trust expects that its investments will be largely concentrated in independent power Projects, the Trust may also invest a portion of its capital in other capital facilities that may have cash flow profiles similar to those of independent power Projects. These types of Projects typically would be structured around long-term contracts for the sale of the facility's output, thus giving them some of the characteristics of electric power plants. Some types of these facilities that the Trust believes would warrant further investigation include energy or environmental Project investments that would not be subject to PURPA and that would not need to rely on any of its regulatory advantages. Other types of such facilities could include processing plants for industrial or environmental purposes, or infrastructure facilities such as pumping and irrigation facilities, waste transfer stations and other facilities related to the efficient operation of Projects or that operate on a stand-alone basis.

Basic Investment Approach

	When the Trust makes investments in independent power Projects and in other capital Projects, it concentrates on smaller Projects in which it can buy at least a controlling equity interest (either together or with another program sponsored by the Managing Shareholder). Those investments should be small enough for the Trust to make several investments and to diversify its purchases. Therefore, these types of investments are expected to be in the range of $2 to $20 million per investment. Many institutional investors will not make investments of less than $10 to $15 million, which may reduce competition for the investments the Trust is focusing on. Also, larger companies may want to sell their smaller Projects so they can focus their capital and other resources on other investments. In some cases, electric utilities may wish to sell all or a portion of their interest in a Project so that they can comply with federal requirements limiting their investment in certain facilities regulated under PURPA to 50% of the equity.

	By making equity investments, the Trust often deleverages Projects. This decreases risk to Investors and reduces financing expenses for the Projects, and usually frees up funds held in amortization, maintenance or debt service reserves that lenders required. This can make more cash flow available for distribution to Investors and in the long term if the Trust is successful in improving the operating results of the Project. After a period of successful operation, or based on other factors, the Trust might conclude that the balance of returns and risks to Investors would be improved if a Project was leveraged. In that case, the strong equity position of the Trust might make such financing easier to obtain.

	Where possible, the Trust prefers to invest in Projects that are already operating to reduce development risks and delays in earning cash flow. If the Trust commits money to develop a Project, it prefers to invest in smaller Projects or Projects with short development periods.

	Where possible, the Trust will seek to have operating control over a Project (or share operating control with another program sponsored by the Managing Shareholder). The Prior Programs (the four prior electric power business trusts organized by the Managing Shareholder) now own interests in over 40 Projects, primarily in California, New York and New England. Over half of these Projects (by number and by revenues) are managed by RPMC, which is also wholly owned by Robert E. Swanson.

	RPMC has over 35 employees, including engineering, operating, accounting and legal specialists. See Item 5(g). The Managing Shareholder has found that hiring other participants in or developers of Projects to manage the Projects, or hiring third party managers, often leads to inefficient management and lesser total returns to the Trusts. Further, common management allows savings in fuel purchasing, cash management and personnel, creates incentives for efficiency over the entire portfolios of Projects, and allows RPMC to gain valuable operating and industry experience. RPMC is only reimbursed for its costs, with no profit factor.

	The Trust may hire other persons to manage Projects, typically in cases where the Projects are small and difficult to manage centrally. In some cases the prior owner or developer may retain a significant ownership interest or insist on continuing to operate Projects as a condition for selling them. In those situations, the Trust will seek to obtain a preferred right to net cash flow from the Project before the other owner or developer is entitled to cash flow or compensation materially in excess of its costs.

	The Trust will also attempt to include incentive provisions in any management contract that will encourage the manager or operator to maximize the return to the Trust. These types of provisions often give the manager a bonus if it exceeds performance targets while reducing compensation somewhat (or allowing the Trust to fire the manager) if the Project's performance does not meet specified minimums.

	Finally, in acquiring a Project, the Trust ordinarily will create a subsidiary with limited liability for its owners to hold the Project or a small group of similar Projects. This should reduce the Trust's liability for its subsidiaries' operations and should isolate each Project to a reasonable extent from liabilities of other Projects.

Investment Approach for Larger Projects

	The Trust might be able to invest in Projects larger than the $20 million size described above. If it participated with larger companies in buying or developing a Project, the Trust would probably buy a minority, non-control equity interest. These types of transactions are heavily negotiated and there is no typical structure for the Trust.

	However, the Trust believes that it could be an attractive participant in a purchase of a larger facility, because its investment objective is long-term appreciation for its Investors and because it has ready cash for investment. The Trust thus can participate quickly and effectively in negotiations. Moreover, it can enter into complicated arrangements such as partnerships with special allocations of accounting earnings or tax benefits, where the Trust can receive cash flow while other participants are allocated disproportionate amounts of earnings or tax items that may be more valuable to them. Further, because the Trust is not related to any electric utilities, when it invests in a Project it can help any electric utility co-owners to comply with the 50% utility ownership limitation for certain Projects.

Investment Structure

	The Trust expects that substantially all of its investments will be in the form of limited partner interests in limited partnerships (or interests in other limited liability entities) organized to own the assets of a Project. The Trust may alternatively structure some investments as leases of facilities or equipment, in which the Trust finances the acquisition of property for a user and in some cases provides operation or maintenance services. These arrangements might be employed where state regulatory positions inhibit or prohibit ownership of Projects directly by the Trust or where tax considerations encourage such a structure.

	In certain circumstances where appropriate, the Trust may enter into joint ventures or general partnerships with other entities for the purpose of developing and owning Projects or may acquire interests in the general partners of Project owners. In these cases, the Trust normally would become liable without limit for the activities and obligations of the Project. However, in the event it acquires such interests, the Trust expects to reduce exposure to these risks by all or any of the following: interposing a limited partnership or other limited liability entity between the Trust and the Project; requiring that material financial or other obligations of the Project be made on a non-recourse basis; or causing the Project to obtain insurance in commercially reasonable amounts and scope to protect the Project and the Trust.

	In limited cases, a portion of the Trust's investments in Projects, especially those investments made before a Project owner applies for construction financing, might be made as loans carrying a rate of interest with an equity kicker, which is an additional equity-related interest in a Project granted to a lender as part of the loan transaction. Some of these loans may be interest-deferred loans. Equity kickers might take the form of an equity interest in a Project (for which the Trust would pay nothing or a nominal amount), a warrant to purchase an equity interest, or rights to convert the debt into equity.

	The Trust expects that any Project loans or investments it makes to Projects would be made on a non-recourse basis under which the other participants in the Project would not be responsible for the debt or investment and the Trust would be able to look only to the unencumbered assets of the Project for repayment of debt or return on investment. In some cases, the Trust may obtain a security interest in Project assets. Prior to completion, a Project's assets are unlikely to have significant value as collateral for any loans made by the Trust in the event the Project is not completed.

	Where the Trust deems it advisable, the Trust may supply capital to Projects by guaranteeing Project debt, supplying security for loans to the Project or for the issuance of letters of credit to the Project or otherwise acquiring goods and services for the benefit of the Project. In such cases, the Trust will seek to structure the transaction to provide for repayment of the Trust's capital with an appropriate return and an Equity Kicker.

Goals for Returns to Investors
Timetable for Trust Investments

	The Trust purchased its first interest in a project about eight months after its offering of Shares began. Although the amount of time needed to invest all the Trusts raised varies significantly from program to program, the Trust estimates that it will substantially complete its investments between 12 and 18 months after the offering closes.

	These time estimates for the length of the offering and the amount of time needed to complete buying Projects may change significantly depending upon the progress of the offering, the success of the Early Investor Incentive, the amount of funds raised and the availability of attractive investments. Two of the Prior Programs had a total of approximately $7 million of uninvested funds as of the date of this Registration Statement and one or more of them may not have invested all of their available funds at times after that date. As described at Item 1(c)(2) - Potential Conflicts of Interest, the Managing Shareholder's policy is to present investment opportunities first to the earliest-organized program with available funds.
Therefore, the Trust may have to wait until Prior Programs are fully invested before its funds can be applied to Project investments. See Item 1(c)(2) - Identifying Projects for additional factors that may affect the Trust's ability to invest funds quickly.

	Until funds from the offering of Shares are invested, they will be deposited in bank accounts or other short-term bank obligations, in securities issued by or guaranteed by the U.S.
Government or its agencies or in money market funds or other funds invested in those securities.

Distributions from Operating Projects

	Until the Trust has invested in a significant amount of operating Projects, it generally will make distributions of available cash flow from interim investments and initial Projects quarterly to Investors. When cash flow available from operating Projects reaches an appropriate level, the Trust will seek to make monthly distributions. The Trust anticipates doing so at or after the spring of 1999, but its ability to do so depends on whether it can promptly invest additional funds and whether the investments it makes will rapidly earn cash flow. If the Trust invests in development projects such as those described at Item 1(c)(4)(iii), earnings from those Projects will be delayed until sometime after completion of construction, the placing of the Project in service, and receipt of payment for output all occur.

	Distributions of available cash flow can vary depending upon Project operating performance, fuel prices, unexpected operating or administrative costs, environmental requirements, scheduled and unscheduled maintenance and costs of equipment, fees and expenses payable to outside operators or Project participants and Trust operating costs and liabilities.

	Subject to the other factors described in this Registration Statement on Form 10, the Trust's primary goal is to provide Investors with annual distributions of net cash flow, as defined in the Declaration of Trust, of 14% of their Capital
Contributions to the Trust. Because the Trust's policy is to distribute net cash flow, a substantial portion of many distributions will include funds that represent depreciation and amortization charges against assets. Occasionally, distributions may include funds derived from the release of operating or debt service reserves or proceeds of sales of Projects. A secondary goal is to provide a capital appreciation opportunity for Investors, both by investing in assets with appreciation potential and by positioning itself for a future public offering, merger or other corporate event. For purposes of generally accepted accounting principles, amounts of distributions in excess of income may be considered to be capital in nature, even though the Trust is organized to return net cash flow rather than income to Investors.

	Under current law and conditions independent power projects have a relatively assured source of revenues for the length of their power purchase contracts. But see the factors described at
Item 1(c)(2) - Threats to Power Contracts and Other Aspects of Power Contracts. When those contracts expire or terminate, or if the independent power projects do not have fixed or formula price contracts, the cash flow prospects for the Projects will depend on market conditions and are not predictable at this time.

Sale or Disposition of Projects

	The Trust's business plan is not currently geared toward selling or otherwise disposing of Projects before the expiration or termination of existing power purchase contracts. The Trust believes that at or before the termination of those contracts there may be opportunities to sell or otherwise dispose of Projects at a positive return for Investors and two Prior Programs have done so. However, any estimate at this time of potential returns is speculative.

Lack of Liquidity

	Under current federal income tax law, because the Trust has more than 500 Investors and if a market is allowed to develop for its Shares, it will lose its status as a "direct participation program" (allowing income and gains to be taxed only once, on the Investors' tax returns rather than twice at the Trust level and at the Investor level). Therefore, even after federal and state securities law restrictions on sale of Shares by Investors expire, the Trust cannot permit any substantial market for Shares to develop. As a result, Shares in the Trust would continue to be highly illiquid investments. See also Item 9(a) as to the possibility of a conversion of the Trust into a publicly traded vehicle.

	The Trust will seek to make the Investor Shares more liquid as described below at Item 9(a), but there can be no assurance that it can do so. Even if the Trust succeeds in increasing the liquidity of the Shares, there is no assurance that the Investor Shares will increase in value or not fall in value, or that there will be a market for the Investor Shares at the time an Investor wants to sell them.

Potential Investments

     The Managing Shareholder anticipates that the Trust will review and enter into preliminary investigations or indications of interest for a significant number of potential investments that in fact the Trust will decline to pursue or that will not be available for the Trust to invest in. This is a necessary part of the process of winnowing potential investments to those that the Managing Shareholder believes are the most advantageous for the Trust. Thus, the identification of any potential investment is not an assurance that the Trust will acquire the investment or that it will even enter into negotiations to effect the purchase. Further, in the Managing Shareholder's experience, as a result of investigations of the investment and the process of negotiating an acquisition, the terms of the transaction tend to change frequently and unpredictably. There is no assurance that any proposed investment or any variant will occur, that the terms of the investment will be the same or similar to those proposed by any party from time to time or that any investment will be economically advantageous to the Trust. Investors must be aware that the final terms and conditions of the transaction may differ from those described in this Registration Statement or elsewhere.

Project Selection and Oversight

	The Trust investigates and evaluates proposals to participate in a Project through a variety of means, including, without limitation, inquiries and analysis by the Managing Shareholder, contacts with participants in the independent power industry and the engagement of engineering, legal, investment banking and other professional consultants. See Management.

	The following is a typical list of the elements which the Trust would seek to evaluate for a potential Project:
	Project economics
	Quality of Project sponsors
	Prior experience and success rate of Project sponsors
	Size of Project
	Specific market requirement for power
	Power Contract, applicable tariffs for power supply or similar payment arrangements
	Fuel supply agreements and other power sources
	Creditworthiness of customers
     Quality of engineering
	Engineering report and analysis
	Site agreement
	Permit requirements and quality of permits
	Relevant regulatory issues
	Legal issues
	Equipment and technology
	Project development costs and prior cost experience of Project sponsors
	Quality of construction contractor
	Construction and performance testing agreements Availability of fuel and quality of fuel suppliers Quality of operator and maintenance contractor
	Operation and maintenance agreement
	Historical operating data
	Financial structure
	Environmental and regulatory compliance.

	The Trust will rely on the Managing Shareholder and consultants and advisors to evaluate these elements, to review proposals for additional development or financing as required, to review proposals to sell the Trust's Properties in the future, to consider liquidity alternatives and otherwise to represent the Trust's interests.

Insurance

	The Projects and Project development companies in which the Trust may participate will seek to obtain hazard, property, general liability, boiler and machinery and other insurance in commercially reasonable amounts to cover the Projects, as well as general liability and similar coverage for the Trust's business operations. Such insurance does not cover liability for securities-related matters. There can be no assurance, however, that insurance on the Projects will be adequate in scope or amount to protect the Trust from material losses related to the Projects. In particular, coverage for environmental risks is difficult to obtain in desirable amounts and scope.

(4)  The Trust's Investments.

(i)  Maine Hydro Projects

     On December 23, 1996, the Trust purchased from Consolidated Hydro, Inc. a 50% interest in 14 small hydroelectric projects located in Maine. In order to increase diversification of the Trust's investments, the remaining 50% interest was purchased by Ridgewood Power IV, a similar investment program organized in 1995 by the Managing Shareholder. Each Trust paid approximately $6,700,000 for its interest The jointly owned partnership that acquired the Project also assumed a lease obligation in the amount of $1,005,000. The partnership was credited with all income relating to the projects from July 1, 1996 to the closing date and the seller was credited with interest on the purchase price at annual rates of 6% to 8.5% during that period.

     The 14 hydroelectric projects have an aggregate rated capacity of 11.3 megawatts. All electricity generated by the projects over and above their own requirements is sold to either Central Maine Power Company or Bangor Hydro-electric Company under long-term power purchase contracts. Eleven of the contracts expire at the end of 2008 and the remaining three expire in 2007, 2014 and 2017.

     The Trust's net equity in the income of the Maine Hydro
Projects for 1997 was $521,000.

     The Trusts have entered into a five year operating and maintenance agreement with Consolidated Hydro, Inc. under which a subsidiary of Consolidated Hydro will manage and administer the projects for a fixed annual fee of $307,500 (adjusted upwards for inflation), plus an annual incentive fee equal to 50% of the excess of aggregate net cash flow over a target amount of $1.875 million per year. The maximum incentive fee is $112,500 per year; to the extent the annual net cash flow exceeds $2.1 million, the excess will be carried forward to future years; to the extent that the annual net cash flow is less than $1.875 million, the deficit will be carried forward to future years. In addition, the operator will be reimbursed for certain operating and maintenance expenses. In 1997, the operator was paid a total of $429,000 for operating and incentive fees.

(ii) Maine Biomass Projects

     On July 1, 1997, the Trust and Ridgewood Power IV purchased a preferred membership interest in Indeck Maine Energy, L.L.C., an Illinois limited liability company ("Indeck Maine") that owns two electric power generating stations fueled by waste wood at West Enfield and at Jonesboro, Maine. The Trust and Ridgewood Power IV purchased the interest through a limited liability company owned equally by each. The Trust's share of the purchase price was $7,298,000 and Ridgewood Power IV provided an equal amount of the total purchase price.

     The original members of Indeck Maine, who continue as equity members subject to the preferred membership interest, are seven individuals. In connection with the transaction, Indeck Maine distributed $9,143,000 of the purchase price to its original members. The preferred membership interest entitles the Trust and Ridgewood Power IV to receive all net cash flow from operations each year until they receive a 18% annual cumulative return on their capital contributions to Indeck Maine. Any additional net operating cash flow in that year is paid to the remaining Indeck Maine members until the total paid to them equals the amount of the 18% preferred return for that year, without cumulation. Any remaining net operating cash flow for the year is payable 25% to the Trust and Ridgewood Power IV together and 75% to the other Indeck Maine members unless the Trust and Ridgewood Power IV recover their capital contributions from proceeds of a capital event. Thereafter, these percentages change to 50% each. All non-operating cash flow, such as proceeds of capital events, is divided equally between (a) the Trust and Ridgewood Power IV and (b) the remaining Indeck Maine members.

     Under its amended operating agreement, the original Indeck Maine members designate a majority of the managers of Indeck Maine and thus have management control, although approval of the Trust and Ridgewood Power IV jointly is required for many significant decisions. If the Trust and Ridgewood Power IV do not receive annual distributions at least equal to the 18% preferred return requirement or if Indeck Maine after a cure period fails to make distributions to them in accordance with the operating agreement, they have the right to designate a majority of the managers of Indeck Maine. The other Indeck Maine members may regain control if Indeck Maine satisfies the cumulative preferred return requirement within the next five calendar quarters. Indeck Operations, Inc., an affiliate of the original Indeck Maine members, currently manages the plant under a renewable agreement and is reimbursed for its costs. In addition, the three managers nominated by the original Indeck Maine members will receive aggregate annual fees of $300,000 and certain other fees are payable to Indeck Maine affiliates. The management agreement may be terminated on notice if the Trust and Ridgewood Power IV obtain the right to designate a majority of the managers of Indeck Maine. The Trust anticipates that it and Ridgewood Power IV will have the right to do so and to terminate the management agreement at the end of 1998, at which time it anticipates that RPMC will assume management of the projects. Each of the projects has a 24.5 megawatt rated capacity and uses steam turbines to generate electricity. The fuel is waste wood chips, bark, brush and similar biomass. Both projects are Qualifying Facilities.

     The Indeck Maine projects operated for five months in 1997 selling electricity to participants in the New England Power Pool or to Bangor Hydro-electric Company on monthly contracts. The contracts were not renewed in 1998 and the projects were shut down in January 1998. Later in January 1998, during a severe ice storm, local officials requested an emergency restart of the projects. A dispute ensued between Bangor Hydro-electric Company and the Indeck Maine projects, caused by the high costs of restarting the plants on an emergency basis. Bangor Hydroelectric Company accused the projects of price-gouging in the emergency. Indeck Maine responded that Bangor Hydro-electric was distorting the facts to divert attention from other matters and that it would sell the emergency energy at cost. The matter is being informally reviewed by the Maine Attorney General's office, and no action has been taken to date. The Trust does not anticipate any material adverse effect from the dispute, but there can be no assurance that an adverse effect will not occur.

     The cost to the owners of Indeck Maine for maintaining the facilities in operable condition and for fixed costs such as taxes and insurance is approximately $100,000 per month for both projects, which is being funded 25% by the Trust, 25% by Ridgewood Power IV and 50% by the other Indeck Maine owners.

     Beginning in April 1998, ISO-New England, Inc. (the "ISO"), an independent, non-profit organization in which Indeck Maine and substantially all generators and distribution utilities in New England are members, began an auction process as part of the deregulation of the New England electricity market. See Item 1(c)(6) --Trends in the Electric Utility and Independent Power Industries, for an explanation of the deregulatory process. The first commodity to be auctioned is "installed capability," a measurement of the rated ability of a generating plant to create electric power. Plants are credited with installed capability whether or not they run. For an additional discussion of installed capability and other concepts related to electricity pricing, see (5) - Project Operation, below. Beginning April 1, 1998 each distribution utility that is a member of the ISO must own or purchase installed capability on a monthly basis that at least equals its expected load for the month (the maximum amount of power that its customers may demand) plus mandated reserves. Generating facilities may enter into contracts to sell installed capability or may auction it through the ISO.

     The Maine Biomass plants have sold installed capability for April 1998 under contract to a distribution utility and expect to sell installed capability for the rest of 1998 either through short or long-term contracts or the auction process.
The ISO has announced that later in 1998 and 1999, it will add additional commodities to the auction process, such as operating capability (the amount of power that can be delivered by generating plants that are operating or can be placed in operation on short notice) and energy (the actual energy delivered by operating plants). The Trust hopes that the prices for energy or operating capability during the remainder of 1998, either through the auction process or through short-term or long-term contracts, will be sufficient to allow the plants to be restarted and operate.

     The Trust believes that as utilities sell off generating assets, as state regulators require purchase of "renewable power" as described further at Item 1(c)(6)(ii) - Trends in the Electric Utility and Independent Power Industries - Maine Biomass and "Merchant Power Plants" - Renewable Power and as the market in New England for generation becomes more competitive, the Maine Biomass Projects will be able to sell their future output profitably. However, there can be no assurance that they can do so consistently and earn a satisfactory return in the rapidly deregulating electricity industry. See generally Item 1(c)(6)(ii) for further discussion of the opportunities and problems related to the deregulated industry.

     Neither Indeck Maine, its original members nor Indeck Operations, Inc. is affiliated with or has any material relationship with the Trust, Ridgewood Power IV, their Managing Shareholder or their affiliates, directors, officers or associates of their directors and officers. The sales price and the terms of the acquisition were determined in arm's length negotiations between the Managing Shareholder of the Trust and representatives of the original Indeck Maine members. The source of the Trust's funds was proceeds of its private placement offering of Investor Shares.

     The Trust's net equity in the losses of the Maine Biomass
Projects for 1997 was $680,000.

(iii)  Proposed Investments.

     In January 1998 the Managing Shareholder executed a letter of intent under which the Trust and Ridgewood Power IV would invest up to $32.3 million collectively in 17 small landfill-gas fueled generating plants being developed by NEO Corporation, a subsidiary of NRG Energy, Inc., of Minneapolis, Minnesota. The plants are to be located at public landfills in California, Washington, New Jersey, New York, Massachusetts, Virginia and Florida and range in capacity from .9 Megawatt to 20 Megawatts. As currently contemplated, Ridgewood Power IV would first invest up to $9 million of its funds in a limited liability company and the Trust would invest the remaining $23 million. As projects were completed and received long-term debt financing from a bank financing source, the limited liability company would advance equity funds to the operating company and would receive a preferred right to distributions from the operating company and approximately a 50% interest on dissolution. The funds invested by the limited liability company would come first from the Trust's contribution and then from Ridgewood Power IV's contribution. Unexpended funds would be returned to the Trust providing them. As of the date of this Registration Statement, the Trust has not entered into a definitive agreement and has not invested any funds in the venture (although it has made expenditures for due diligence, engineering and legal services for its own account), but it expects to enter into an agreement to do so by the end of May. At completion of the investment process (expected by November 1998) the Trust and Ridgewood Power IV would have undivided interests in each plant in proportion to their net capital contributions to the limited liability company.

     The Trust is also participating in the development of and may operate an approximately 20 Megawatt capacity cogeneration station at the INCEHSA cement works in Comayagua, Honduras. A letter of intent to do so is pending. The estimated cost of the Project is $24 million, of which the Trust might fund up to $15 million. Completion is scheduled for first quarter 1999. Financing extended by equipment suppliers is expected to cover the remaining cost. At this point, only preliminary work is being funded and there can be no assurance that the final investment, if any, will be on the terms described. As of March 31, 1998, a total of $292,000 had been expended by the Trust for due diligence and a small amount of development expenses.

     The Trust is actively seeking additional Projects for investment, either by itself or in conjunction with other programs sponsored by the Managing Shareholder if such programs are authorized to do so.

     If the Trust and another program with similar investment objectives have funds available at the same time for investment in the same or similar Projects, and a conflict of interest thus arises as to which program will make the investment, the Managing Shareholder will review the investment portfolio of each program. It will make the investment decision on the basis of such factors, among others, as the effects of the investment on the diversification of each program's portfolio, potential alternative investments, the effects investment by either program would have on the program's risk-return profile, the estimated tax effects of the investment on each program, the amount of funds available and the length of time those funds have been available for investment. If more than one program has funds available for investment and the factors discussed above and other considerations indicate that the Project has approximately equal benefit for each program, the Managing Shareholder will generally allocate the opportunity to each program in order of its organization date. In that event, the Managing Shareholder will cause the oldest program to commit all of its reasonably available funds to that opportunity; if those funds are insufficient, the remainder of the opportunity will be offered to each successive program with reasonably available funds until the investment opportunity is exhausted. A similar process would be followed for divestiture opportunities or competitive electricity sales.

     An additional conflict could arise where the entities make investments in different forms, which would be the case where one entity's investment took the form of equity and the other's took the form of debt. Although it anticipates that this situation is unlikely to arise, the Managing Shareholder, if practicable, would attempt to resolve any conflict of this type by reference to the terms negotiated by other debt or equity participants in the relevant Project or similar Projects. Although the Managing Shareholder believes these practices may reduce potential conflicts of interest of this type, there can be no assurance that the interests of the entities will not diverge.

(5)  Project Operation.

     The Maine Hydro Projects are Qualifying Facilities under PURPA and have entered into long-term Power Contracts with their local distribution utilities. Under the Power Contracts for the Maine Hydro Projects, the local utilities are obligated to purchase the entire output of the Projects (up to rated levels)at formula prices.

     The Maine Hydro Projects are licensed or operated as "run-of-river" facilities, which means that the amount of water passing through the turbines is directly dependent upon the fluctuating level of flow of the river or stream. The Projects have a very limited ability to store water during high flows for use at low flow periods. As a result, these Projects are unable to earn capacity payments and are often unable to produce high output in the peak summer and winter months when spot electricity rates are highest. Instead, they produce electric energy and sell it as generated at the fixed rates provided in the Power Contracts. No separate payments are made for capacity or capability.

     The Maine Biomass Projects do not have long-term Power Contracts and will be selling their capability and output competitively. The Projects have sold all their installed capability (approximating 49.5 megawatts) under one month contracts for April 1998 at an average price of $2,330 per megawatt of capability and are entertaining offers for May 1998 and future months.

     The Trust's decisions to purchase Projects in New England have been driven in part by the relatively high prices paid for energy in the region and a shortage of generating capacity caused in large part by the forced shutdown of four large nuclear power plants owned by Northeast Utilities, Inc. and other utilities for regulatory and safety violations. See the discussion at Items 1(c)(6) - Trends in the Electric Utility and Independent Power Industries and 1(c)(7) - Competition below for information regarding proposed capacity additions and cost factors that may offset that shortage.

     Customers of Projects that accounted for more than 10% of annual revenues from operating sources to the Trust in each of the last two fiscal years are:


                                    Calendar year
                                 1997          1996

Central Maine Power Company       80%<F1>        <F2>
 (Maine Hydro Projects)
Bangor Hydro-electric Co.         20%<F1>        <F2>
 (Maine Hydro Projects)

<F1>Estimated.
<F2>Not meaningful.  Trust owned Maine Hydro Projects only
for period from December 23 -December 31, 1996.

     The major costs of a Project while in operation will be debt service (if applicable), fuel, taxes, maintenance and operating labor. The ability to reduce operating interruptions and to have a Project's capacity available at times of peak demand are critical to the profitability of a Project. Accordingly, skilled management is a major factor in the Trust's business.

     The Maine Hydro Projects are managed by their former owner, Consolidated Hydro, Inc., which owns other hydroelectric facilities in the region, and the Maine Biomass Plants are currently managed by their former owner, Indeck Maine.

     Electricity produced by a Project is typically delivered to the purchaser through transmission lines which are built to interconnect with the utility's existing power grid, or in the case of the Maine Biomass Projects, via utility lines to the ISO's transmission facilities.

     The overall demand for electrical energy is somewhat seasonal, with demand usually peaking in the summertime as a result of the increased use of air conditioning. As described above, peak periods in New England generally are limited to daytime and evening hours in the summer months (with a smaller peak in Maine for light and heating during the winter) and power prices are significantly higher during those periods.

     The technology involved in conventional power plant construction and operations as well as electric and heat energy transfers and sales is widely known throughout the world. There are usually a variety of vendors seeking to supply the necessary equipment for any Project. So far as the Trust is aware, there are no limitations or restrictions on the availability of any of the components which would be necessary to complete construction and commence operations of any Project. Generally, working capital requirements are not a significant item in the independent power industry. The cost of maintaining adequate supplies of fuel is usually the most significant factor in determining working capital needs.

     The Maine Hydro Projects owned by the Trust use hydroelectric energy and are not subject to fuel price changes or supply interruptions. Because the Maine Hydro Projects are "run-of-river" hydroelectric plants, their output is dependent upon rainfall and snowfall in the areas above the dams and output has varied in the range of 30% over or 25% below the average output from 1987 through 1997. Output is generally lowest in the summer months and in the winter and highest in the spring and fall.

     The Maine Biomass Projects burn wood waste, including brush and chips from woodcutting or processing of raw wood at paper mills or sawmills. The price of wood waste fluctuates and is a primary determinant of whether the Projects can run profitably or not. The major causes of the fluctuation are changes in woodcutting or wood processing volumes caused by general economic conditions, increases in the use of wood waste by paper mills for their own cogeneration plants, changes in demand from competing generating plants using wood waste or paper mill refuse and weather conditions. The cost of wood waste is currently significantly in excess of that anticipated at the time the Maine Biomass Projects were purchased and the plants were unable to run profitably during the winter of 1997-1998. It is not possible to determine whether this cost will jeopardize long-term profitability of the plants until the new competitive wholesale market for electric energy begins (expected no earlier than late
1998) and revenues can be estimated.

     In order to commence operations, most Projects require a variety of permits, including zoning and environmental permits. Inability to obtain such permits will likely mean that a Project will not be able to commence operations, and even if obtained, such permits must usually be kept in force in order for the Project to continue its operations.

     Compliance with environmental laws is also a material factor in the independent power industry. The Trust believes that capital expenditures for and other costs of environmental protection have not materially disadvantaged its activities relative to other competitors and will not do so in the future. Although the capital costs and other expenses of environmental protection may constitute a significant portion of the costs of a Project, the Trust believes that those costs as imposed by current laws and regulations have been and will continue to be largely incorporated into the prices of its investments and that it accordingly has adjusted its investment program so as to minimize material adverse effects. If future environmental standards require that a Project spend increased amounts for compliance, such increased expenditures could have an adverse effect on the Trust to the extent it is a holder of such Project's equity securities.

     Of the 14 Maine Hydro Projects, six operate under existing hydroelectric project licenses from the Federal Energy Regulatory Commission ("FERC") and two have license applications pending. Changes to the six other, unlicensed Projects (which are currently exempt from licensing) may trigger a requirement for FERC licensing. FERC licensing requirements have become progressively more stringent and often require that output of a Project that is being licensed or relicensed be restricted in order to allow a more natural flow of water, that archaeological and historical surveys be undertaken, that public access to waterways be provided (sometimes requiring purchase of property rights by the hydroelectric licensee) and that various site improvements be made. These requirements can materially impair a project's profitability. See Item 1(c)(8) - Business - Narrative Description of Business - Regulatory Matters.

(6) Trends in the Electric Utility and Independent Power
Industries

	There are numerous references for further information on the electric power industry. Interested persons may particularly wish to refer to the U.S. Department of Energy's Annual Energy
Outlooks and special studies, prepared by the department's Energy Information Administration (the "EIA"). Much of this information is available on EIA's World Wide Web site at http://www.eia.doe.gov under the "Electric" heading. Neither the Department of Energy nor EIA nor any other agency of the United States Government has endorsed or approved the Trust or the Investor Shares and the Trust takes no responsibility for the preparation or content of the Department of Energy's publications.

	(i)  Qualifying Facilities with long-term Power Contracts

	The Trust is somewhat insulated from recent deregulatory trends in the electric industry because the Maine
Hydro Projects are Qualifying Facilities with long-term formula-price Power Contracts. Each Power Contract now provides for rates in excess of current short-term rates for purchased power. There has been speculation that in the course of deregulating the electric power industry, federal or state regulators or utilities would attempt to invalidate these power purchase contracts as a means of causing owners of independent power plants to bear some of the costs of deregulation. Further, there are federal constitutional provisions restricting actions to impair existing contracts.

     To date, the Federal Energy Regulatory Commission and state authorities have ruled that existing Power Contracts will not be affected by their deregulation initiatives. The regulators have so far rejected the requests of a few utilities to invalidate existing Power Contracts. Instead, most state plans for deregulation of the electric power industry (including those in Maine) treat the value of long-term Power Contracts that are above current and anticipated market prices as "stranded costs" of the utilities. The utilities are to be allowed to recover those costs during a transition period. This is typically done by imposing a transition fee or surcharge on rates that is paid to the utility.

     No material action has yet been taken by federal or state legislators to date to impair independent power projects' existing power sales contracts, and. There can not be any assurance, however, that the rapid changes occurring in the industry and the economy as a whole would not cause regulators or legislative bodies to attempt to change the regulatory structure in ways harmful to Independent Power Projects or to attempt to impair existing contracts. In particular, some regulatory agencies have urged utilities to construe Power Contracts strictly and have required utilities to police independent power projects' compliance with those Power Contracts (and in California, fuel supply contracts) vigorously.

     Predicting the consequences of any legislative or regulatory action is inherently speculative and the effects of any action proposed or effected in the future may harm or help the Trust. Because of the consistent position of the regulatory authorities to date and the other factors discussed here, the Trust believes that so long as it performs its obligations under the Power Contracts, it will be entitled to the benefits of the contracts.

     In recent years, many electric utilities have attempted to exploit all possible means of terminating Power Contracts with independent power projects, including requests to regulatory agencies and alleging violations of even immaterial terms of the Power Contracts as justification for terminating those contracts. If such an attempt were to be made, the Trust might face material costs in contesting those utility actions. Other utilities have from time to time made offers to purchase and terminate Power Contracts for lump sums. No such offer has been suggested or made to the Trust, although the Trust would entertain such an offer.

     Finally, the Power Contracts are subject to modification or rejection in the event that the utility purchaser enters bankruptcy. There can be no assurance that the utility purchaser will stay out of bankruptcy.

     After the Power Contracts for the Maine Hydro Projects expire at varying times from 2008 to 2017 or those contracts terminate for other reasons, those Projects under currently anticipated conditions would be free to sell their output on the competitive electric supply market, either in spot, auction or short-term arrangements or under long-term contracts if those Power Contracts could be obtained. There is no assurance that the Projects could then sell their output or do so profitably. The Maine Hydro Projects may have diseconomies of small scale and, because they are run-of-river projects, they cannot commit to producing fixed amounts of electricity on schedule. This might significantly restrict demand for their output after their Power Contracts terminate. The Trust is unable to anticipate whether the Maine Hydro Projects would have cost disadvantages or advantages after their Power Contracts expire. It is thus impossible to predict the profitability of those Projects after termination of the Power Contracts.

	(ii)  Maine Biomass and "Merchant Power Plants"

	The Maine Biomass Projects do not have long-term Power Contracts and are exposed to the newly-deregulating market for electricity generation. Those Projects and other similar plants without long-term Power Contracts that the Trust may acquire are sometimes described as "merchant power plants" because they sell their output on the open market. As a consequence of federal and state moves to deregulate large areas of the electric power industry and the existence, spurred by PURPA, of private competitors to electric utilities in the market for generating electricity, a number of interrelated trends are occurring that will affect merchant power plants.

Continued Deregulation of the Generating Market

	The Comprehensive Energy Policy Act of 1992 (the "1992 Energy Act") encourages electric utilities to expand their wholesale generating capacity by removing some, but not all, of the limitations on their ownership of new generating facilities that qualify as "exempt wholesale generators" ("EWG's") and on their ability to participate in merchant power plants. Many state electric utility regulators are considering plans to further encourage investment in wholesale generators and to facilitate utility decisions to spin off or divest generating capacity from the transmission or distribution businesses of the utilities. As a result, merchant power plants in the future will face competition not only from other independent power plants seeking to sell electricity on a wholesale basis but also from EWG's, electric utilities with excess capacity and independent generators spun off or otherwise separated from their parent utilities.

Wholesale-level Access to Transmission Capacity

	Without access to transmission capacity, an independent power plant or other wholesale generator can only sell to the local electric utility or to a facility on which it is located (or, in some states, which adjoins its location). The most important changes occurring in the electric power industry are the efforts of FERC to compel utilities and power pools to provide nationwide access to transmission facilities to all wholesale power generators. When combined with the increased competition in the generating area, this is likely to create an electricity supply market that may profoundly change the operations of electric utilities, consumers and independent power plants.

	The 1992 Energy Act empowered FERC to require electric utilities and power pools to transmit electric power generated by other wholesale generators to wholesale customers. This process is referred to as "wheeling" the electric power. Essentially, the generator contributes power to a utility or power pool and is credited with that contribution, and the utility or power pool serving the wholesale customer makes available that amount of electric power to the customer and debits the generator. Wheeling is effected between power pools on a similar basis.

	On April 24, 1996 the Federal Energy Regulatory Commission adopted Order 888, which requires electric utilities and power pools to provide wholesale transmission facilities and information to all power producers on the same terms, and endorses the recovery by utilities of uneconomic capital costs from wholesale customers who change suppliers. The utilities would also be required to furnish ancillary services, such as scheduling, load dispatch, and system protection, as needed.
These rights, however, would apply only to sales of new electric power over and above existing utility supply arrangements. Non-utility wholesale deliveries of electricity have grown vigorously and according to the EIA have grown at the rate of 21% per year in the ten years from 1986 to 1996.

   	The Maine Biomass Projects are dependent on wheeling power in order to sell their capacity or energy to purchasers other than Bangor Hydro-electric Company. Currently, they access the ISO's facilities through transmission lines owned by Bangor Hydroelectric Company and would pay material tariff charges for transmitting energy to the ISO's lines. Indeck Maine and the Trust are pursuing regulatory and engineering measures to either have the Bangor Hydro-Electric lines reclassified as ISO facilities (which would greatly reduce transmission costs) or to connect directly to ISO facilities. It may be possible for the Penobscot Project (which is located approximately 1.5 miles from the ISO's nearest transmission facility) to have its current link redesignated as an ISO facility or to be directly connected to ISO facilities by the end of 1998. The Trust anticipates significant opposition from competing utilities that are also members of the ISO for its applications. The Jonesboro Project, which is currently located approximately 35 miles from the nearest ISO transmission facility and which uses Bangor Hydro-electric Company facilities to link with the ISO, may not be able to obtain direct access to the ISO at an economic cost under current conditions. If it were to operate and transmit its energy over Bangor Hydro-electric's lines, the costs of transmission under current tariffs would seriously impair the Project's anticipated operating margin and might render operation inadvisable or unprofitable.

	Order 888 takes no action to modify existing Power Contracts. The order intends to create a competitive national market in electricity generation and thus may create additional pressure on electric utilities to seek changes to long-term power purchase contracts, as described further below. State public utility regulatory agencies must also review and approve certain aspects of wholesale power deregulation, and those agencies are currently holding proceedings and making determinations.

	In addition to the FERC order or other Congressional or regulatory actions that may result in freer access to transmission capacity, agreements with Canada, and to a lesser extent with Mexico, are leading toward access for those countries' generators to U.S. markets. In particular, certain Canadian suppliers, such as HydroQuebec (the Quebec provincial utility) are already offering substantial amounts of electricity in New England, and more may be offered if sufficient generation or transmission capacity can be approved and built. These agreements may also afford access to those countries' markets in the future for independent power plants. As a result, there is the possibility that a North American wholesale market will develop for electricity, with additional competitive pressures on U.S. generators.

Retail-level Competition

	An even more radical prospect for the electric power industry is retail-level competition, in which generators would be allowed to sell directly to customers by using (and paying a fee for) the local utility's distribution facilities. Retail-level competition presupposes the ability to wheel power in the appropriate amounts at economic costs from the generating plant to the electric utility whose wires link to the retail customer (typically a large industrial, commercial or governmental unit) and the ability to use the local utility's facilities to deliver the electricity to the customer. In addition to the business and regulatory issues arising from wholesale wheeling, retail-level competition raises fundamental concerns as to the ability of utilities to recover stranded costs at the generating and distribution levels, the possibility that smaller customers will have less ability to demand pricing concessions, incentives for governmental agencies to act as intermediaries for consumers and the functions of state-level regulatory agencies in a price-competitive environment which may be inconsistent with their traditional price-setting and service-prescribing roles.

	Although retail deregulation is being implemented currently on a state-by-state basis, there are some common elements which are expected to be included in the Maine and Massachusetts deregulation plans. First, most deregulating states will require that local utilities will be the "suppliers of last resort," which are required to serve any customers in their existing territories who do not purchase generated electricity from another source and which are required to obtain adequate generating capacity to meet those needs. Second, most deregulating states are requiring that utilities and other suppliers of electricity work through "independent system operators" such as the ISO, which coordinate purchase, transmission and sale of electricity between generators and distribution utilities. Independent system operators will have significant responsibility for supply reliability.

	Third, most deregulating states are requiring that utilities be compensated for stranded costs (which include long-term Power Contracts with Independent power projects that are above current and anticipated market prices) for a transition period. This is typically done by imposing a transition fee or surcharge on rates that is paid to the utility. In some states, utilities are being encouraged or ordered to issue bonds or other financial instruments to retire stranded cost assets or contracts, supported by transition charges. Fourth, many states are requiring local utilities to divest a large portion or all of their generating assets or to sell their rights under long-term Power Contracts. The states have cited concerns such as the anti-competitive effects of allowing the utilities, which retain a monopoly over the wires that take electricity the last stages to the customer, to own generating assets. Further, the sale of assets (or above-market Power Contracts) sets a market price for those assets and allows a somewhat objective computation of the stranded costs related to those assets or contracts. For example, the true stranded cost of a nuclear plant is approximately the difference between the value assigned to it under state regulation and the price someone will pay for it at auction.

	Fifth, utilities having stranded costs are expected to mitigate those costs by buying out contracts or selling costly assets. Finally, many states are attempting to protect generators who use "renewable fuels" or that are considered to have
environmental or social benefits.   As discussed below, Maine and
Massachusetts are doing so.

Price and Cost Pressures

	The pricing pressures that retail and wholesale deregulation are bringing are expected to decrease the marginal cost of electricity. Competition will force utilities and generators to reduce overhead and administrative costs, to trim operation and maintenance costs and to more efficiently buy and use fuel.
Further, wholesale and retail deregulation and new generating technologies discussed below are expected to significantly reduce capital costs. For example, electric utilities currently maintain large amounts of generating capacity in reserve to meet peak loads (for example, to serve customers during a heat wave in July). According to the EIA, competition may lead to pricing strategies that reduce these peak loads. Competition may also force utilities to stop maintaining high-cost reserve capacity and to take greater risks. Finally, the widening wholesale market for electricity may increase efficiency by allowing utilities and power consumers to obtain distant, lower-cost capacity for reserve purposes rather than maintain local, higher cost, underutilized reserve capacity. For these and other reasons, the EIA currently estimates that national average electricity rates in real terms (adjusted for inflation) will decline to about 6.3 cents per kilowatt-hour in 2015 from the 1996 average level of 7.1 cents per kilowatt-hour.

	As these trends continue, high-cost generators will be disadvantaged and may fail. The Trust's small-scale generating plants have tended to have higher per-kilowatt hour costs (except for fuel) than new, large scale generating plants. The fuel cost advantages, if any, of landfill gas, hydroelectricity or waste biomass are thus critical to the competitiveness of the Trust's merchant power plants.

New Generating Technologies and
New Industry Participants

	Recent improvements in turbine technology, coupled with what is seen as the ample supply and relative cheapness of natural gas, have made gas turbines the favored technology for new electric generating plants. The EIA estimates that 80% of the new electric generating capacity to be added from 1995 to 2015 will be fueled by natural gas and that the amount of generation fueled by natural gas will increase from the current
10% to 29%. According to the EIA, new gas turbines only need 15 days per year of maintenance, on the average, compared with 30 days a year for steam turbines. Although gas turbines historically have been used to meet peak demand rather than baseload demand, new "combined cycle" units (which use heat from the turbine's exhaust to drive a second steam or gas turbine) have thermal efficiencies approaching 60% (60% of the theoretical maximum heat from the burning gas is converted to electricity) and can be used as baseload units. In contrast, steam turbines fired by coal have efficiencies in the 36% range and have operating and maintenance costs higher than those of combined cycle plants. Further, natural gas-fired turbines emit relatively low levels of sulfur dioxide, particulates and complex carbon compounds and thus may have lower environmental compliance costs than coal-fired or oil-fired plants. The EIA estimates that combined cycle gas turbine plants alone will account from 96,000 to 143,000 Megawatts of the 319,000 Megawatts of additional capacity to be added in the next 17 years.

	The new emphasis on natural gas-fired generation is causing large natural gas transmission or brokering companies to enter the electricity generation market rapidly. They have access to large volumes of gas and have the ability to raise large amounts of capital. Accordingly, most new investment in combined cycle gas Projects and other large-scale gas turbine Projects is being made by these natural gas/energy companies or by large utilities that are entering the competitive generation industry.

	A number of large participants in the independent generating industry have announced their intentions to build large gas turbine merchant power plants in Connecticut, Massachusetts and Maine in sizes from 250 to 750 Megawatts. The capacity of the proposed plants exceeds three-quarters of the total deficit in capacity caused by the shutdown of the Northeast Utilities nuclear power plants. If all or many of the announced plants were built, there might be a material increase in low-cost generation capacity in the New England area. There have also been reports, especially from the northeastern states, that large non-utility generating companies and utilities entering the competitive generating market outside their existing service territories are buying large numbers of older plants from local utilities with the intention of replacing them on site with new, large, natural gas-fueled plants. It is unclear whether many of the announced merchant power plants will actually be built, given the uncertainties of the market for electricity and the possibility that there may be insufficient gas pipeline capacity or supplies to fuel all of the recently announced plants. There have been recent announcements that the capacity of pipelines under construction might be increased to serve the proposed electric generating plants.

	Many companies, including affiliates of fuel suppliers and utilities, have applied to FERC to act as electric power marketers, because they anticipate that if wholesale wheeling becomes significant there will be strong demand for brokers or market makers in electric power. It is uncertain whether power marketers will become significant factors in the electric power market. A related development is the creation of derivative contracts for hedging of and speculation in electricity supplies, which may offer generators, utilities and large industrial or commercial consumers the ability to reduce the volatility of competitive prices. To date, the effects of derivative contracts on the market for electricity in the Northeast have not been material.

Renewable Power

	The pressures of competition are expected to harm the "renewable power" segment of the industry, which includes the Maine Biomass Projects and the Maine Hydro Projects. "Renewable power" is a catchphrase that includes Projects (such as solar, wind, small hydroelectric, biomass, geothermal and landfill-gas) that do not use fossil fuels or nuclear fuels. Renewable power plants typically have high capital costs and often have total costs that are well above current total costs for new gas-turbine production. Many observers believe that renewable power plants without existing Power Contracts (with the possible exception of biomass, hydroelectric and geothermal plants with very low or zero fuel costs) will be non-competitive in the new markets unless they are given governmental protection. A number of states, including Massachusetts and Maine, are requiring that retailers of electricity purchase a certain minimum amount of electricity (often between 5% to 30% of their total requirements) from renewable power sources. Unless there is a shortage of renewable capacity these state requirements may still not raise the price for renewable power high enough to make the Maine Biomass Projects profitable.

Initial Effects of Trends

	With these conditions in mind, the Trust sees two primary strategies for non-utility generating plants to succeed in the United States: first, Projects that have existing, firm, long-term Power Contracts may do well so long as regulatory or legislative actions do not abrogate the contracts. Second, Projects that are low-cost producers of electricity, either from efficiencies or good management or as the result of successful cogeneration technologies, will have advantages in the market.

	Finally, there have been industry-wide moves toward consolidation of participants and divestiture of Projects. A number of utilities and equipment suppliers have proposed or entered into joint ventures to reduce risks and mobilize additional capital for the more competitive environment, while many electric utilities are in the process of combining, either as a means of reducing costs and capturing efficiencies, or as a means of obtaining regional market power, or as a means of increasing size as an organizational survival tactic. This consolidation tends to create additional competitive pressures in the electric power industry that may disadvantage the Trust; however, this trend may also encourage the divestiture of smaller Projects or Projects that are deemed less central to the operations of large, consolidated businesses.

(7).  Competition

     There are a large number of participants in the independent power industry. Several large corporations specialize in developing, building and operating independent power plants. Equipment manufacturers, including many of the largest corporations in the world, provide equipment and planning services and provide capital through finance affiliates. Many regulated utilities are preparing for a competitive market, and a significant number of them already have organized subsidiaries or affiliates to participate in unregulated activities such as planning, development, construction and operating services or in owning exempt wholesale generators or up to 50% of independent power plants. In addition, there are many smaller firms whose businesses are conducted primarily on a regional or local basis. Many of these companies focus on limited segments of the cogeneration and independent power industry and do not provide a wide range of products and services. There is significant competition among non-utility producers, subsidiaries of utilities and utilities themselves in developing and operating energy-producing projects and in marketing the power produced by such projects.

     The Trust is unable to accurately estimate the number of competitors but believes that there are many competitors at all levels and in all sectors of the industry. Many of those competitors, especially affiliates of utilities and equipment manufacturers, may be far better capitalized than the Trust.

     Please also review the discussion of changes in the industry above at (6) - Trends in the Electric Utility and Independent
Power Industries.

(8).  Regulatory Matters.

     Projects are subject to energy and environmental laws and regulations at the federal, state and local levels in connection with development, ownership, operation, geographical location, zoning and land use of a Project and emissions and other substances produced by a Project. These energy and environmental laws and regulations generally require that a wide variety of permits and other approvals be obtained before the commencement of construction or operation of an energy-producing facility and that the facility then operate in compliance with such permits and approvals.

(i)  Energy Regulation.

(A) PURPA. The enactment in 1978 of PURPA and the adoption of regulations thereunder by FERC provided incentives for the development of cogeneration facilities and small power production facilities meeting certain criteria. Qualifying Facilities under PURPA are generally exempt from the provisions of the Public Utility Holding Company Act of 1935, as amended (the "Holding Company Act"), the Federal Power Act, as amended (the "FPA"), and, except under certain limited circumstances, state laws regarding rate or financial regulation. In order to be a Qualifying Facility, a cogeneration facility must (a) produce not only electricity but also a certain quantity of heat energy (such as steam) which is used for a purpose other than power generation, (b) meet certain energy efficiency standards when natural gas or oil is used as a fuel source and (c) not be controlled or more than 50% owned by an electric utility or electric utility holding company. Other types of Independent Power Projects, known as "small power production facilities," can be Qualifying Facilities if they meet regulations respecting maximum size (in certain cases), primary energy source and utility ownership. Recent federal legislation has eliminated the maximum size requirement for solar, wind, waste and geothermal small power production facilities (but not for hydroelectric or biomass) for a fixed period of time.

     In addition, PURPA requires electric utilities to purchase electricity generated by Qualifying Facilities at a price equal to the purchasing utility's full "avoided cost" and to sell back up power to Qualifying Facilities on a non discriminatory basis. Avoided costs are defined by PURPA as the "incremental costs to the electric utility of electric energy or capacity or both which, but for the purchase from the Qualifying Facility or Qualifying Facilities, such utility would generate itself or purchase from another source." While public utilities are not required by PURPA to enter into long-term Power Contracts to meet their obligations to purchase from Qualifying Facilities, PURPA helped to create a regulatory environment in which it has become more common for such contracts to be negotiated until recent years.

     The exemptions from extensive federal and state regulation afforded by PURPA to Qualifying Facilities are important to the Trust and its competitors. The Trust believes that the Maine Hydro and Maine Biomass Projects, which sell electricity to public utilities, are Qualifying Facilities. Maintaining the Qualified Facility status of an electric generating Project is of utmost importance to the Trust. Such status may be lost if a Project does not meet the operational or ownership requirements of PURPA. For small power production facilities such as the Maine Hydro and Maine Biomass Projects, the requirements are limited to maximum size, fuel use and ownership requirements that are currently unlikely to be violated. If the Trust acquires interests in cogeneration Projects that are Qualifying Facilities, those facilities must meet more stringent requirements, such as minimum operating efficiency standards and minimum use of thermal energy by customers of a cogeneration Project.

     The Trust endeavors to comply with applicable PURPA requirements and does not believe that the Maine Biomass and Maine Hydro Projects are subject to any requirement that could jeopardize their statuses as Qualified Facilities. If the Trust were to invest in cogeneration Projects or certain other types of Qualifying Facilities, the PURPA standards could raise material compliance questions. In any event, there can be no assurance that a Project will maintain its Qualified Facility status. If a Project loses its Qualifying Facility status, the utility can reclaim payments it made for the Project's non-qualifying output to the extent those payments are in excess of current avoided costs (which are generally substantially below the Power Contract rates) or the Project's Power Contract can be terminated by the electric utility. States may require utilities to institute monitoring systems under which electric utilities continuously meter a cogeneration Project's performance.

(B) The 1992 Energy Act. The Comprehensive Energy Policy Act of 1992 (the "1992 Energy Act") empowered FERC to require electric utilities to make available their transmission facilities to and wheel power for Independent power projects under certain conditions and created an exemption for electric utilities, electric utility holding companies and other independent power producers from certain restrictions imposed by the Holding Company Act. Although the Trust believes that the exemptive provisions of the 1992 Energy Act will not materially and adversely affect its business plan, the act may result in increased competition in the sale of electricity.

     The 1992 Energy Act created the "exempt wholesale generator" category for entities certified by FERC as being exclusively engaged in owning and operating electric generation facilities producing electricity for resale. Exempt wholesale generators remain subject to FERC regulation in all areas, including rates, as well as state utility regulation, but electric utilities that otherwise would be precluded by the Holding Company Act from owning interests in exempt wholesale generators may do so. Exempt wholesale generators, however, may not sell electricity to affiliated electric utilities without express state approval that addresses issues of fairness to consumers and utilities and of reliability.

(C) The Federal Power Act. The FPA grants FERC exclusive rate-making jurisdiction over wholesale sales of electricity in interstate commerce. The FPA provides FERC with ongoing as well as initial jurisdiction, enabling FERC to revoke or modify previously approved rates. Such rates may be based on a cost-of-service approach or determined through competitive bidding or negotiation. While Qualifying Facilities under PURPA are exempt from the rate-making and certain other provisions of the FPA, non-Qualifying Facilities are subject to the FPA and to FERC rate-making jurisdiction.

     Companies whose facilities are subject to regulation by FERC under the FPA because they do not meet the requirements of PURPA may be limited in negotiations with power purchasers. However, since such projects would not be bound by PURPA's heat energy use requirement for cogeneration facilities, they may have greater latitude in site selection and facility size. If any of the Trust's electric power Projects failed to be a Qualifying Facility, it would have to comply with the FPA.

     The FPA also provides that any hydroelectric facility that is located on a navigable stream or that affects public lands or water from a government dam may not be constructed or be operated without a license from FERC. Certain facilities that were operating before 1935 are exempt, if the waterway is non-navigable, or "grandfathered" and do not require licenses so long as the facilities are not modernized or otherwise materially altered. Licenses are granted for 30 to 50 year terms. All but six of the Maine Hydro Projects (with a rated capacity of 2.1 Megawatts) are subject to licensing. Of these eight Projects, six (with a rated capacity of 6.4 Megawatts) have current licenses that expire from time to time between the years 2019 and 2037 and two (1.5 Megawatts) are currently in the licensing process, which can take from three to five years. The Trust believes that it will obtain licenses for each of these.

     The proposed conditions for one pending license, at the Pittsfield Project on the Kennebec River (1.1 Megawatt), have been received. The Project will have to provide upstream fish passages no earlier than 2002 or, if later, the time when all dams further upstream have provided passage. The Project will also have to provide interim fish passage both upstream and downstream to the extent warranted by fishery studies; downstream mitigation measures may require the Project to restrict flow through its turbines during certain spring peak flow periods that could materially impair electricity output. Until studies are complete, it is not possible to estimate the effects of these conditions. Further, as noted above at Item 1(c)(3) - Business - Narrative Description of Business - Project Operation, the licenses may include other onerous conditions. The Trust is a member of the Kennebec Hydro Developers Group, which is negotiating with Maine agencies and environmental groups for watershed-wide studies and remediation programs.

(D) Fuel Use Act. Projects that may be developed or acquired may also be subject to the Fuel Use Act, which limits the ability of power producers to burn natural gas in new generation facilities unless such facilities are also coal-capable within the meaning of the Fuel Use Act.

(E) State Regulation. State public utility regulatory commissions have broad jurisdiction over Independent Power Projects which are not Qualifying Facilities under PURPA, and which are considered public utilities in many states. In states where the wholesale or retail electricity market remains regulated, Projects that are not Qualifying Facilities may be subject to state requirements to obtain certificates of public convenience and necessity to construct a facility and could have their organizational, accounting, financial and other corporate matters regulated on an ongoing basis. Although FERC generally has exclusive jurisdiction over the rates charged by a non-Qualifying Facility to its wholesale customers, state public utility regulatory commissions have the practical ability to influence the establishment of such rates by asserting jurisdiction over the purchasing utility's ability to pass through the resulting cost of purchased power to its retail customers. In addition, states may assert jurisdiction over the siting and construction of non-Qualifying Facilities and, among other things, issuance of securities, related party transactions and sale and transfer of assets. The actual scope of jurisdiction over non-Qualifying Facilities by state public utility regulatory commissions varies from state to state.

(ii)  Environmental Regulation.

     The construction and operation of independent power projects and the exploitation of natural resource properties are subject to extensive federal, state and local laws and regulations adopted for the protection of human health and the environment and to regulate land use. The laws and regulations applicable to the Trust and Projects in which it invests primarily involve the discharge of emissions into the water and air and the disposal of waste, but can also include wetlands preservation and noise regulation. These laws and regulations in many cases require a lengthy and complex process of renewing licenses, permits and approvals from federal, state and local agencies. Obtaining necessary approvals regarding the discharge of emissions into the air is critical to the development of a Project and can be time-consuming and difficult. Each Project requires technology and facilities which comply with federal, state and local requirements, which sometimes result in extensive negotiations with regulatory agencies. Meeting the requirements of each jurisdiction with authority over a Project may require extensive modifications to existing Projects.

     The Clean Air Act Amendments of 1990 contain provisions which regulate the amount of sulfur dioxide and oxides of nitrogen which may be emitted by a Project. These emissions may be a cause of "acid rain." Qualifying Facilities are currently exempt from the acid rain control program of the Clean Air Act Amendments. However, non-Qualifying Facility Projects will require "allowances" to emit sulfur dioxide after the year 2000. Under the Amendments, these allowances may be purchased from utility companies then emitting sulfur dioxide or from the Environmental Protection Agency ("EPA"). Further, an Independent Power Project subject to the requirements has a priority over utilities in obtaining allowances directly from the EPA if (a) it is a new facility or unit used to generate electricity; (b) 80% or more of its output is sold at wholesale; (c) it does not generate electricity sold to affiliates (as determined under the Holding Company Act) of the owner or operator (unless the affiliate cannot provide allowances in certain cases) and (d) it is non-recourse project-financed. The market price of an allowance cannot be predicted with certainty at this time. In recent years, supply of allowances has tended to exceed demand, primarily because of improved control technologies and the increased use of natural gas.

     Title V of the Clean Air Act Amendments added a new permitting requirement for existing sources that requires all significant sources of air pollution to submit new applications to state agencies. Title V implementation by the states generally does not impose significant additional restrictions on the Trust's Projects, other than requirements to continually monitor certain emissions and document compliance. The permitting process is voluminous and protracted and the costs of fees for Title V applications, of testing and of engineering firms to prepare the necessary documentation have increased. The Trust believes that all of its facilities will be in compliance with Title V requirements with only minor modifications such as the installation of an additional catalytic converter on some engines.

     In July 1997 the Environmental Protection Agency adopted more stringent standards for levels of ozone and small particulate matter (particles less than 25 microns in diameter) in geographic areas. These new standards may cause some areas in which Projects are located to be classified as non-attainment areas. If so, states will be required to impose additional requirements for industries to reduce emissions. It is uncertain whether or how any reductions would be applied to small facilities such as the Trust's Projects. If reductions were required, the Trust might have to make significant capital investments to install new control technology or might have to reduce operations. In addition, many eastern states, including Maine, have organized in the Ozone Transport Assessment Group to require further restrictions on emissions of nitrogen oxides.
The Environmental Protection Agency is considering the Group's recommendations as well as other proposals to reduce emissions of nitrogen oxides and other ozone-forming chemicals. If adopted, new regulations could required the Trust to install additional equipment to reduce those emissions or to change operations. Nitrogen oxide reductions can be difficult to achieve with add-on equipment and often require decreases in operating efficiency, both of which could cause material cost to the Trust. It is not possible at this time to estimate whether or not any potential regulatory changes would materially affect the Trust.

     The Clean Air Act Amendments empower states to impose annual operating permit fees of at least $25 per ton of regulated pollutants emitted up to $100,000 per pollutant. To date, no state in which the Trust operates has done so. If a state were to do so, such fees might have a material effect on the Trust's costs of generation, in light of the relatively small size of the Trust's facilities as opposed to large utility generation plants that might benefit from the cap on fees.

     The Trust's Projects must comply with many federal and state laws and regulations governing wastewater and stormwater discharges from the Projects. These are generally enforced by states under "NPDES" permits for point sources of discharges and by stormwater permits. Under the Clean Water Act, NPDES permits must be renewed every five years and permit limits can be reduced at that time or under re-opener clauses at any time. The Projects have not had material difficulty in complying with their permits or obtaining renewals. The Projects use closed-loop engine cooling systems which do not require large discharges of coolant except for periodic flushing to local sewer systems under permit and do not make other material discharges.

     In 1998, the Trust's Projects will become subject to the reporting requirements of the Emergency Planning and Community Right-to-Know Act that require the Projects to prepare toxic release inventory release forms. These forms will list all toxic substances on site that are used in excess of threshold levels so as to allow governmental agencies and the public to learn about the presence of those substances and to assess potential hazards and hazard responses. The Trust does not anticipate that this will result in any material adverse effect on it.

     Based on current trends, the Managing Shareholder expects that environmental and land use regulation will become more stringent. The Trust and the Managing Shareholder have developed limited expertise and experience in obtaining necessary licenses, permits and approvals, which in the case of the Maine Hydro Project are the responsibility of Consolidated Hydro, Inc. andin the case of the Maine Biomass Projects are the responsibility of Indeck Operations, Inc. The Trust will rely upon qualified environmental consultants and environmental counsel retained by it or by Project sponsors to assist in evaluating the status of Projects regarding such matters.

(d) Financial Information about Foreign and Domestic Operations and Export Sales.

     The Trust has invested its funds to date only in Projects located in Maine. The NEO Projects that the Trust may invest in are located in California, Washington, New Jersey, Florida,
Virginia and Massachusetts.

     The Trust is considering an investment in a Project in Honduras and from time to time has investigated potential investments in East Asia, Eastern Europe and South America. No material operations or income have yet been taken or earned outside the United States.

(e)  Employees.

     The Trust has no employees.  The persons described below at
Item 5 - Directors and Executive Officers of the Registrant serve as executive officers of the Trust and have the duties and powers usually applicable to similar officers of a Delaware corporation in carrying out the Trust business.

Item 2.  Financial Information

     (a)  Selected Financial Data.

     The following data is qualified in its entirety by the financial statements presented elsewhere in this Registration
Statement on Form 10.

Supplemental Information                                            As of and for the
Schedule                                                          Period from Commencement
Selected Financial                                                   of Share Offering
Data                              As of and for the Year            (April 12, 1996)
                                   December 31,                         through
                                     1997                           December 31, 1996
Total Fund Information:

Interest income                    $ 1,003,276                     $    158,236
Total revenue                          844,877                          257,460
Net income (loss)                   (1,345,153)                        (114,375)
Net assets (shareholders'
  equity)                            53,046,118                      14,501,931
Investments in Project
  development limited
  partnerships, power
  generation equipment
  and developmental costs           13,466,706                        7,133,340
Total assets                        54,469,925                       14,945,301
Long-term obligations                        0                                0
Per Share of Trust
 Interest:
  Revenues                               1,108                            1,418
  Net income (loss)                     (1,763)                            (630)
  Net asset value                       69,342                           79,856
Distributions to Investors               1,833                            1,466


     (b)  Management's Discussion and Analysis of Financial
Condition and Results of Operations.

Introduction

     The following discussion and analysis should be read in conjunction with the Trust's financial statements and the notes thereto presented below. The financial statements include only the accounts of the Trust. The Trust uses the equity method of accounting for its investments in the Maine Hydro Projects and the Maine Biomass Projects. Dollar amounts in this discussion are generally rounded to the nearest $1,000, except per share data.

Outlook

     The U.S. electricity markets are being restructured and there is a trend away from regulated electricity systems towards deregulated, competitive market structures. The states that the Trust's Projects operate in have passed or are considering new legislation that would permit utility customers to choose their electricity supplier in a competitive electricity market. The Maine Hydro Projects are "Qualified Facilities" as defined under the Public Utility Regulatory Policies Act of 1978 and currently sell their electric output to utilities under long-term contracts. Eleven of the Maine Hydro Projects' contracts expire in 2008 and the remaining three expire in 2004, 2007 and 2014. During the term of the contracts, the utilities may or may not attempt to buy out the contracts prior to expiration. At the end of the contracts, the Projects will become merchant plants and may be able to sell the electric output at then current market prices. There can be no assurance that future market prices will sufficient to allow the Trust's Projects to operate profitably.

     The Maine Hydro Projects have a limited ability to store water. Accordingly, the amount of revenue from electricity generation from these Projects is directly related to river water flows, which have fluctuated as much as 30% from the average over the past ten years. It is not possible to accurately predict revenues from the Maine Hydro Projects.

     The Maine Biomass Projects sold electricity under short-term contracts during the months of July, August, October, November and December 1997. The Projects are currently shut down and will not be operated unless sales arrangements are obtained which would provide sufficient revenue to cover the Projects' fixed and variable costs. Under current legislation, the electricity market in the State of Maine will be deregulated on March 1, 2000. If biomass fuel can be purchased at reasonable prices in the year 2000 and beyond, the Maine Biomass Projects could be among the low cost producers of electricity in Maine and could be able to operate profitably in a competitive market environment. In the meantime, the Trust intends to keep the Projects in an idle mode until market conditions become more favorable, and the Project operator will seek short-term contracts to sell energy, installed capacity and operable capacity.

     All Projects currently owned by the Trust produce electricity from renewable energy sources, such as hydropower and biomass ("renewable power," and sometimes called "green power"). In the State of Maine, as a condition of licensing, competitive generation providers and power marketers will have to demonstrate that at least 30% of their generation portfolio is from renewable power sources. Other states in the New England Power Pool have or are expected to have similar renewable power licensing requirements, although the percentage of renewable power generation may differ from state to state. These renewable power licensing requirements should have a beneficial effect on the future profitability of the Trust's Projects.

     Industry trends that may affect results of operations in 1998 and beyond are discussed above at Item 1(c)(6) - Business -
Trends in the Electric Utility and Independent Power Industries.

Results of Operations

The year ended December 31, 1997 compared to the period April 12, 1996 to December 31, 1996.

     In 1997, the Trust had total revenue of $845,000 as compared to total revenue of $257,000 in 1996. The interest income component of revenue increased by $845,000 to $1,003,000 in 1997 from $158,000 in 1996 as a result of the higher average balance of cash and cash equivalents. The 1997 revenue includes equity in the full year's net income from the Maine Hydro Projects of $522,000 and equity in the net loss of the Indeck Maine Biomass Projects of $680,000 since their acquisition in July 1997. The 1996 revenue includes equity in the net income of the Maine Hydro Projects of $99,000.

     Trust level expenses increased by $1,818,000 to $2,190,000 in 1997 from $372,000 in 1996. The expense related to the 2% investment fee charged on new contributions increased by $812,000 due to the higher level of contributions. The 1997 expenses include $393,000 of reimbursements to the Managing Shareholder. Due diligence costs increased $599,000 due to the costs of investigating potential projects that were ultimately rejected and reserving for the potential uncollectibility of advances to such projects.

Liquidity and Capital Resources

     As of December 31, 1997, the Trust had raised approximately
$56,187,000 of funds from its offering, net of offering fees and expenses. The Trust has invested $7,080,000 in the Maine Hydro
Projects and $7,298,000 in the Maine Biomass Project.

     At December 31, 1997, the Trust had $40,822,000 of cash available for investment in Projects. Cash flow used in operating activities in 1997 amounted to $231,000 and the Trust had received $1,006,000 of distributions from the Maine Hydro Projects. Distributions to Shareholders amounted to $1,412,000.

     During the fourth quarter of 1997, the Trust and Fleet Bank, N.A. (the "Bank") entered into a revolving line of credit agreement, whereby the Bank provides a three year committed line of credit facility of $750,000. Outstanding borrowings bear interest at the Bank's prime rate or, at the Trust's choice, at LIBOR plus 2.5%. The credit agreement requires the Trust to maintain a ratio of total debt to tangible net worth of no more than 1 to 1 and a minimum debt service coverage ratio of 2 to 1. The credit facility was obtained in order to allow the Trust to operate using a minimum amount of cash, maximize the amount invested in Projects and maximize cash distributions to Investors. There were no borrowings under line of credit in 1997.

     Other than investments of available cash in power generation Projects, obligations of the Trust are or will be generally limited to payment of Project operating expenses, payment of a management fee to the Managing Shareholder, payments for certain accounting and legal services to third persons and distributions to shareholders of available operating cash flow generated by the Trust's investments. The Trust's policy is to distribute as much cash as is prudent to Shareholders. Accordingly, the Trust has not found it necessary to retain a material amount of working capital. The amount of working capital retained is further reduced by the availability of the line of credit facility.

     The Trust anticipates that, during 1998, its cash flow from operations, unexpended offering proceeds and line of credit facility will be adequate to fund its obligations.

Financial instruments

     The Trust's investments in financial instruments are short-term investments of working capital or excess cash. Those short-term investments are limited by its Declaration of Trust to investments in United States government and agency securities or to obligations of banks having at least $5 billion in assets. Currently the Trust invests only in bank obligations. Because the Trust invests only in short-term instruments for cash management, its exposure to interest rate changes is low.

Year 2000 Remediation

     The Managing Shareholder and its affiliates began year 2000 review and planning in early 1997. After initial remediation was completed, a more intensive review discovered additional issues and the Managing Shareholder began a formal remediation program in late 1997. The Managing Shareholder has assessed problems, has a written plan for remediation and is implementing the plan on schedule.

     The accounting, network and financial packages for the Ridgewood companies are basically off-the-shelf packages that will be remediated, where necessary, by obtaining patches or updated versions. The Managing Shareholder expects that updating will be complete before the end of 1998 with ample time for implementation, testing and custom changes to some modifications made by Ridgewood to those programs.

     The marketing and investor relations functions rely on custom-written software and the Managing Shareholder has hired a specialist to remedy that software. The year 2000 changes in the distribution system, which is used to send checks to Investors, have been completed and are being tested. The effort is on schedule to complete remediation and testing by December 31, 1998 and the Managing Shareholder believes that all material systems will be year 2000 compliant by early 1999. Some systems are being remediated using the "sliding window" technique. Although this will allow compliance for several years beyond the year 2000, eventually those systems will have to be rewritten again or replaced.

     The Managing Shareholder and its affiliates do not significantly rely on computer input from suppliers and customers and thus are not directly affected by other companies' year 2000 compliance. However, if customers' payment systems or suppliers' systems were adversely affected by year 2000 problems, the Trust could be affected. Because the Trust and the Managing Shareholder are extremely small relative to the size of their material customers and suppliers and are paid or supplied using the same systems as larger companies, requests for written assurances of compliance from those customers or suppliers are not cost-effective.

     Although the total cost associated with year 2000 compliance is not yet determined, the Trust does not believe that the costs will be material to its financial position or results of operation.

Item 3.  Properties.

     Pursuant to the Management Agreement between the Trust and the Managing Shareholder (described at Item 10(c)), the Managing Shareholder provides the Trust with office space at the Managing Shareholder's principal office at The Ridgewood Commons, 947 Linwood Avenue, Ridgewood, New Jersey 07450.

     The following table shows the material properties (relating to Projects) owned or leased by the Trust's subsidiaries or partnerships or limited liability companies in which the Trust has an interest.

                                                     Approximate
                                                       Square
                     Ownership  Ground   Approximate  Footage of   Description
                     Interests  Lease      Acreage    Project          of
Projects   Location  in Land  Expiration   of Land    (Actual        Project
                                                     or Projected)

Maine Hydro 14 sites
            in Maine   Owned     n/a        24            n/a          Hydro-
                       by joint                                     electric
                       venture*                                   facilities

Maine    West Enfield  Owned     n/a       less        18,000     Wood waste-
 Bio-    and Jonesboro, by joint           than                 fired genera-
 mass    Maine          venture**           25                  tion facil-
                                                                ities

*Joint venture equally owned by Trust and Ridgewood Power IV.
** Joint venture owned by Indeck Maine former members, the Trust and Ridgewood Power IV.

     The Trust believes that these properties are currently adequate for current operations at those sites.

Item 4.  Security Ownership of Certain Beneficial Owners and
Management.

     The Managing Shareholder purchased for cash one full Investor Share. By virtue of its purchase of Investor Shares, the Managing Shareholder is entitled to the same ratable interest in the Trust as all other purchasers of Investor Shares. No other executive officers of the Trust acquired Investor Shares in the Trust's offering and neither the executive officers nor the Independent Panel Members nor the Corporate Trustee beneficially own any securities of the Trust. No person beneficially owns 5% or more of the Investor Shares.

     The Managing Shareholder was issued one Management Share in the Trust representing the beneficial interests and management rights of the Managing Shareholder in its capacity as the Managing Shareholder (excluding its interest in the Trust attributable to Investor Shares it acquired in the offering). Mr. Swanson has beneficial ownership of the Management Share issued to the Managing Shareholder. No other Management Shares are issuable and neither any other executive officer nor the Independent Panel Member nor the Corporate Trustee beneficially owns any Management Share.

     The management rights of the Managing Shareholder are described in further detail above at Item 1 - Business and below in Item 5 - Directors and Executive Officers of the Registrant. Its beneficial interest in cash distributions of the Trust and its allocable share of the Trust's net profits and net losses and other items attributable to the Management Share are described in further detail below at Item 7 -- Certain Relationships and Related Transactions. The Management Share does not have voting rights but the consent of the Managing Shareholder is required for certain actions affecting it as described at Item 11(b) - Voting Rights.

Item 5.  Directors and Executive Officers of the Registrant.

(a)  General.

     As Managing Shareholder of the Trust, Ridgewood Power Corporation has direct and exclusive discretion in management and control of the affairs of the Trust. The Managing Shareholder will be entitled to resign as Managing Shareholder of the Trust only (i) with cause (which cause does not include the fact or determination that continued service would be unprofitable to the Managing Shareholder) or (ii) without cause with the consent of a majority in interest of the Investors. It may be removed from its capacity as Managing Shareholder as provided in the Declaration.

     Ridgewood Energy Holding Corporation ("Ridgewood Holding"), a Delaware corporation incorporated in April 1992, is the Corporate Trustee of the Trust.

(b)  Managing Shareholder.

     The Managing Shareholder was incorporated in February 1991 as a Delaware corporation for the primary purpose of acting as a managing shareholder of business trusts and as a managing general partner of limited partnerships which are organized to participate in the development, construction and ownership of Independent power projects.

     The Managing Shareholder has also organized the Prior
Programs and The Ridgewood Power Growth Fund (organized in 1997) as Delaware business trusts to participate in the independent power industry. The business objectives of these five trusts are similar to those of the Trust.

     The Managing Shareholder is an affiliate of Ridgewood Energy Corporation ("Ridgewood Energy"), which has organized and operated 46 limited partnership funds and one business trust over the last 16 years (of which 25 have terminated) and which had total capital contributions in excess of $190 million. The programs operated by Ridgewood Energy have invested in oil and natural gas drilling and completion and other related activities. Other affiliates of the Managing Shareholder include Ridgewood Securities Corporation ("Ridgewood Securities"), an NASD member which has been the placement agent for the private placement offerings of the six trusts sponsored by the Managing Shareholder and the funds sponsored by Ridgewood Energy; Ridgewood Power Capital Corporation ("Ridgewood Capital"), organized in 1998, which assists in offerings made by the Managing Shareholder; and Ridgewood Power VI Corporation ("Power VI Corp."), which is a managing shareholder of the Growth Fund, and RPMC. Each of these corporations is wholly owned by Robert E. Swanson, who is their sole director.

     Robert E. Swanson has been the President, sole director and sole stockholder of the Managing Shareholder since its inception in February 1991. Set forth below is certain information concerning Mr. Swanson and other executive officers of the Managing Shareholder.

     Robert E. Swanson, age 51, has also served as President of the Trust since its inception in November 1992 and as President of RPMC, Ridgewood Power I, Ridgewood Power II, Ridgewood Power III, Ridgewood Power IV and the Growth Fund, since their respective inceptions. Mr. Swanson has been President and registered principal of Ridgewood Securities and became the Chairman of the Board of Ridgewood Capital on its organization in 1998. In addition, he has been President and sole stockholder of Ridgewood Energy since its inception in October 1982. Prior to forming Ridgewood Energy in 1982, Mr. Swanson was a tax partner at the former New York and Los Angeles law firm of Fulop & Hardee and an officer in the Trust and Investment Division of Morgan Guaranty Trust Company. His specialty is in personal tax and financial planning, including income, estate and gift tax. Mr. Swanson is a member of the New York State and New Jersey bars, the Association of the Bar of the City of New York and the New York State Bar Association. He is a graduate of Amherst College and Fordham University Law School.

     Robert L. Gold, age 40, has served as Executive Vice President of the Managing Shareholder, RPMC, Ridgewood Power, the Trust, Ridgewood Power II, Ridgewood Power III, Ridgewood Power IV and the Growth Fund since their respective inceptions, with primary responsibility for marketing and acquisitions. He has been President of Ridgewood Power Capital Corporation since its organization in 1998. He has served as Vice President and General Counsel of Ridgewood Securities Corporation since he joined the firm in December 1987. Mr. Gold has also served as Executive Vice President of Ridgewood Energy since October 1990. He served as Vice President of Ridgewood Energy from December 1987 through September 1990. For the two years prior to joining Ridgewood Energy and Ridgewood Securities Corporation, Mr. Gold was a corporate attorney in the law firm of Cleary, Gottlieb, Steen & Hamilton in New York City where his experience included mortgage finance, mergers and acquisitions, public offerings, tender offers, and other business legal matters. Mr. Gold is a member of the New York State bar. He is a graduate of Colgate University and New York University School of Law.

     Thomas R. Brown, age 43, joined the Managing Shareholder in November 1994 as Senior Vice President and holds the same position with the Trust, RPMC and each of the other trusts sponsored by the Managing Shareholder. He became Chief Operating Officer of the Trust, the Managing Shareholder, RPMC and the Prior Programs in October 1996, and is the Chief Operating Officer of the Growth Fund. Mr. Brown has over 20 years' experience in the development and operation of power and industrial projects. From 1992 until joining the Managing Shareholder he was employed by Tampella Services, Inc., an affiliate of Tampella, Inc., one of the world's largest manufacturers of boilers and related equipment for the power industry. Mr. Brown was Project Manager for Tampella's Piney Creek project, a $100 million bituminous waste coal fired circulating fluidized bed power plant. Between 1990 and 1992 Mr. Brown was Deputy Project Manager at Inter-Power of Pennsylvania, where he successfully developed a 106 megawatt coal fired facility. Between 1982 and 1990 Mr. Brown was employed by Pennsylvania Electric Company, an integrated utility, as a Senior Thermal Performance Engineer. Prior to that, Mr. Brown was an Engineer with Bethlehem Steel Corporation. He has an Bachelor of Science degree in Mechanical Engineering from Pennsylvania State University and an MBA in Finance from the University of Pennsylvania. Mr. Brown satisfied all requirements to earn the Professional Engineer designation in 1985.

     Martin V. Quinn, age 50, assumed the duties of Chief Financial Officer of the Managing Shareholder, the Trust, the other four trusts organized by the Managing Shareholder and RPMC in November 1996 under a consulting arrangement. He became a full-time officer of the Managing Shareholder and RPMC in April 1997 and is now also Chief Financial Officer of the Growth Fund.

     Mr. Quinn has 29 years of experience in financial management and corporate mergers and acquisitions, gained with major, publicly-traded companies and an international accounting firm. He formerly served as Vice President of Finance and Chief Financial Officer of NORSTAR Energy, an energy services company, from February 1994 until June 1996. From 1991 to March 1993, Mr. Quinn was employed by Brown-Forman Corporation, a diversified consumer products company and distiller, where he was Vice President-Corporate Development. From 1981 to 1991, Mr. Quinn held various officer-level positions with NERCO, Inc., a mining and natural resource company, including Vice President-Controller and Chief Accounting Officer for his last six years and Vice President-Corporate Development. Mr. Quinn's professional qualifications include his certified public accountant qualification in New York State, membership in the American Institute of Certified Public Accountants, six years of experience with the international accounting firm of Price Waterhouse, and a Bachelor of Science degree in Accounting and Finance from the University of Scranton (1969).

     Mary Lou Olin, age 45, has served as Vice President of the Managing Shareholder, RPMC, Ridgewood Capital, the Trust, Ridgewood Power I, Ridgewood Power II, Ridgewood Power III, Ridgewood Power IV and the Growth Fund since their respective inceptions. She has also served as Vice President of Ridgewood Energy since October 1984, when she joined the firm. Her primary areas of responsibility are investor relations, communications and administration. Prior to her employment at Ridgewood Energy, Ms. Olin was a Regional Administrator at McGraw-Hill Training Systems where she was employed for two years. Prior to that, she was employed by RCA Corporation. Ms. Olin has a Bachelor of Arts degree from Queens College.

(c)  Management Agreement.

     The Trust has entered into a Management Agreement with the Managing Shareholder detailing how the Managing Shareholder will render management, administrative and investment advisory services to the Trust under the terms of the Declaration. Specifically, the Managing Shareholder will perform (or arrange for the performance of) the management and administrative services required for the operation of the Trust. Among other services, it will administer the accounts and handle relations with the Investors, provide the Trust with office space, equipment and facilities and other services necessary for its operation and conduct the Trust's relations with custodians, depositories, accountants, attorneys, brokers and dealers, corporate fiduciaries, insurers, banks and others, as required. The Managing Shareholder will also be responsible for making investment and divestment decisions (except that Ridgewood Program Transactions require the approval of the Independent Panel Members as described below).

     The Managing Shareholder will be obligated to pay the compensation of the personnel and all administrative and service expenses necessary to perform the foregoing obligations. The Trust will pay all other expenses of the Trust, including transaction expenses, valuation costs, expenses of preparing and printing periodic reports for Investors and the Commission, postage for Trust mailings, Commission fees, interest, taxes, legal, accounting and consulting fees, litigation expenses, expenses of operating Projects and costs incurred by the Managing Shareholder in so doing and other expenses properly payable by the Trust. The Trust will reimburse the Managing Shareholder for all such Trust and other expenses paid by it.

     As compensation for the Managing Shareholder's performance under the Management Agreement, the Trust is obligated to pay the Managing Shareholder an annual management fee, beginning on the Termination Date of the offering of Investor Shares (April 15,
1998) as described below at Item 7 -- Certain Relationships and Related Transactions.

     The responsibilities of the Managing Shareholder and the fees and reimbursements of expenses it is entitled to are set out in the Declaration. Each Investor consented to the terms and conditions of the Declaration by subscribing to acquire Investor Shares in the Trust.

     The Trust has relied and will continue to rely on the Managing Shareholder and engineering, legal, investment banking and other professional consultants (as needed) and to monitor and report to the Trust concerning the operations of Projects in which it invests, to review proposals for additional development or financing, and to represent the Trust's interests. The Trust will rely on such persons to review proposals to sell its interests in Projects in the future.

(d)  Executive Officers of the Trust.

     Pursuant to the Declaration, the Managing Shareholder has appointed officers of the Trust to act on behalf of the Trust and sign documents on behalf of the Trust as authorized by the Managing Shareholder. Mr. Swanson has been named the President of the Trust and the other executive officers of the Trust are identical to those of the Managing Shareholder, with the addition of Joseph A. Heyison, Senior Vice President and General Counsel. Mr. Heyison, age 43, joined RPMC in January 1996. He was previously of counsel to the law firm of De Forest & Duer, concentrating in corporate finance, banking, environmental law and securities. He is a member of the bars of New Jersey, New York and Ohio and was graduated from the University of Pennsylvania Law School in 1979.

     The officers have the duties and powers usually applicable to similar officers of a Delaware business corporation in carrying out Trust business. Officers act under the supervision and control of the Managing Shareholder, which is entitled to remove any officer at any time. Unless otherwise specified by the Managing Shareholder, the President of the Trust has full power to act on behalf of the Trust. The Managing Shareholder expects that most actions taken in the name of the Trust will be taken by Mr. Swanson and the other principal officers in their capacities as officers of the Trust under the direction of the Managing Shareholder rather than as officers of the Managing Shareholder.

(e)  The Independent Panel Members.

     The Declaration provides for an Independent Review Panel
(the "Panel"), with responsibility for independently reviewing and approving material transactions ("Ridgewood Program
Transactions") between the Trust and any other investment programs sponsored by the Managing Shareholder or its Affiliates
("Ridgewood Programs").

     All Ridgewood Program Transactions (which include material transactions between the Trust or entities in which the Trust invests, on the one hand, and other Ridgewood Programs or entities in which they invest or have control, on the other), must be approved by a majority of the Panel Members (if there are only two Panel Members, both must approve) or by a Majority of the Investors. In reviewing and approving a Ridgewood Program Transaction, the Panel Members are be guided by the provisions of Delaware law regarding the responsibilities of directors of a business corporation who pass upon a transaction with an affiliated corporation. In so doing, the Panel Members are subject to duties of loyalty to the Trust and its Investors and care in reviewing the transaction, and are obligated to consider the entire fairness of the transaction to the Trust. There is no requirement, however, that the Trust participate in the transaction on identical terms with the other Ridgewood Programs. The Declaration specifies, in addition, that the Panel Members will be entitled to the benefits of the "business judgment rule" of Delaware law, which exonerates directors for their negligence or mistaken decisions in the absence of bad faith or clear conflicts of interest.

     The Independent Review Panel provisions were included in the Declaration in recognition that the Trust's investment program anticipates significant co-investment by the Trust in Projects in which other Ridgewood Programs will invest. In particular, the investment in the Maine Hydro Projects involved a $7 million co-investment with Ridgewood Power IV and the investment in the Maine Biomass Projects also involved a $7 million co-investment with Ridgewood Power IV. The proposed investment in the NEO Projects may involve a $23 million investment by the Trust together with a $9 million investment by Ridgewood Power IV, and it is possible that future projects might involve co-investment with the Growth Fund. The Managing Shareholder concluded that given the potential conflicts of interest and the additional complexities and responsibilities that characterize co-investment decisions, the Trust should create a mechanism for independent review and approval of co-investments.

     The Managing Shareholder has designated the initial Panel of two Panel Members. All incumbent Panel Members must consent for the Panel to take action. A majority of the Managing Shareholder and the incumbent Panel Members, acting together, may authorize an increase to no more than eight Panel Members (or a decrease to not fewer than two) and may fill vacancies on the Panel within 180 days. If there is no incumbent Panel Member, however, vacancies must be filled by the Managing Shareholder with the approval of a Majority of the Investors. A Panel Member may not be an Affiliate of the Trust and may not be an investment advisor or underwriter for the Trust, a person beneficially owning five percent or more of the Investor Shares, an entity in which the Trust beneficially owns five percent or more of the outstanding equity securities, an agent or employee of the Trust or its subsidiaries, a member of the immediate family of any individual described above, or a person who served at any time after the beginning of the second-to-last full calendar year as legal counsel to the Trust or the Managing Shareholder, or a partner, principal or employee of that legal counsel.

     The Panel is not required to review other transactions that might involve the Managing Shareholder or its Affiliates and the Trust, such as the Management Agreement or temporary advances of funds by the Managing Shareholder to the Trust. The Managing Shareholder, in its sole discretion, may refer such other transactions to the Panel for advice, and the Panel, in its sole discretion, may elect to review and report to the Managing Shareholder on the referred transaction, or to decline to review it. Neither the Managing Shareholder nor the Panel Members shall incur liability to the Trust or any Shareholder by their decisions to refer or not to refer, or to review or not to review, any transaction that is not a Ridgewood Program Transaction.

     The Panel Members are not trustees of the Trust, have no general fiduciary responsibility for the Trust's investments or operations, and have no continuing oversight responsibilities for the Trust. The Panel meets only on the call of the Managing Shareholder. Panel Members may resign and may be removed either for cause by action of at least two-thirds of the remaining Panel Members or for any reason by action of the holders of at least two-thirds of the Investor Shares.

     Compensation of the Panel Members is set in the Declaration at $5,000 per year, plus out-of-pocket expenses incurred.. If the Managing Shareholder certifies in the Trust's records that there is no reasonable probability that the Trust will engage in further Ridgewood Program Transactions, the Panel will be suspended and will take no further action. During that period, the Panel Members' compensation will cease. A suspended Panel may be reinstated by the Managing Shareholder at any time.

     The current Panel Members are Ralph O. Hellmold and Jonathan
C. Kaledin, who also serve as independent trustees of two Prior Programs, Ridgewood Power II and Ridgewood Power III. Both are independent power programs sponsored by The Managing Shareholder. Independent panel members must approve transactions between their program and the Managing Shareholder or companies affiliated with the Managing Shareholder, but have no other responsibilities. Neither Mr. Hellmold nor Mr. Kaledin is otherwise affiliated with the Trust, any of the Trust's officers or agents, the Managing Shareholder, any other Trustee, any affiliates of the Managing Shareholder and any other Trustees, or any director, officer or agent of any of the foregoing.

     Ralph O. Hellmold, age 57, is founder, sole shareholder and President of Hellmold Associates, Inc., an investment banking firm, broker-dealer and investment adviser specializing in working with troubled companies or their creditors to raise capital, divest businesses and restructure liabilities, whether in or outside bankruptcy. Other financial advisory services provided by Hellmold Associates, Inc. include mergers and acquisitions advice, valuations, fairness opinions and expert witness testimony. In addition to working with troubled companies or their creditors, Hellmold Associates, Inc. also acts as general partner of funds which invest in the securities of financially distressed companies.

     From 1987 to 1990, when he formed Hellmold Associates, Inc., Mr. Hellmold was a Managing Director at Prudential-Bache Capital Funding, where he served as co-head of the Corporate Finance Group, co-head of the Investment Banking Committee and head of the Financial Restructuring Group. From 1974 to 1987, Mr. Hellmold was a partner at Lehman Brothers and its successors, where he worked in the General Corporate Finance Group and co-founded the Financial Restructuring Group. Prior thereto, he was a research analyst at Lehman Brothers and at Francis I. du Pont & Company. He received his undergraduate degree magna cum laude from Harvard College and an M.I.A. from Columbia University. He is a Chartered Financial Analyst and a member of the New York Society of Security Analysts. Mr. Hellmold is the holder of one-half share in each of Ridgewood Power I and Ridgewood Power III, a shareholder of one-half Share in the Trust and a limited partner or shareholder in numerous limited partnerships and a business trust sponsored by Ridgewood Energy to invest in oil and gas development and related businesses. Mr. Hellmold is a director of Core Materials Corporation, Columbus, Ohio and of International Aircraft Investors, Torrance, California.

     Jonathan C. Kaledin, age 39, has been New York Regional Counsel of The Nature Conservancy, the international land conservation organization, since September 1995. From 1990 to June 1995, he was founder and Executive Director of the National Water Funding Council ("NWFC"), an advocacy and public affairs organization representing municipalities, businesses, financial institutions and others on federal Clean Water Act and Safe Drinking Water Act funding issues. Prior to forming the NWFC in 1990, Mr. Kaledin was an attorney with the Boston law firm of Wright & Moehrke. There he specialized in wetlands, water, environmental review, zoning and hazardous and solid waste matters, representing clients in state and federal court and before state and federal agencies and local boards and commissions. From 1987 through 1990, Mr. Kaledin was Assistant Regional Counsel for the New England office of the Environmental Protection Agency ("EPA"). His responsibilities at the EPA included administrative and judicial environmental enforcement under the Clean Water Act and other federal water protection legislation. Mr. Kaledin received his undergraduate degree magna cum laude from Harvard College and a law degree from New York University.

(f)  Corporate Trustee

     The Corporate Trustee of the Trust is Ridgewood Holding. Legal title to Trust property is now and in the future will be in the name of the Trust, if possible, or Ridgewood Holding as trustee. Ridgewood Holding is also a trustee of Ridgewood Power I, Ridgewood Power II, Ridgewood Power III, Ridgewood Power IV, the Growth Fund and of an oil and gas business trust sponsored by Ridgewood Energy and is expected to be a trustee of other similar entities that may be organized by the Managing Shareholder and Ridgewood Energy. The President, sole director and sole stockholder of Ridgewood Holding is Robert E. Swanson; its other executive officers are identical to those of the Managing Shareholder. The principal office of Ridgewood Holding is at 1105 North Market Street, Suite 1300, Wilmington,
Delaware 19899.

(g)  RPMC.

     Like the Managing Shareholder, RPMC is wholly owned by Robert E. Swanson. For Projects for which the Trust decides to take operating responsibility itself, the Trust will cause the Trust's subsidiary that owns the Project to enter into an "Operation Agreement" under which RPMC, under the supervision of the Managing Shareholder, will provide the management, purchasing, engineering, planning and administrative
services for the Project.   RPMC will charge the Trust
at its cost for these services and for the Trust's allocable amount of certain overhead items. RPMC shares space and facilities with the Managing Shareholder and its affiliates. To the extent that common expenses can be reasonably allocated to RPMC, the Managing Shareholder may, but is not required to, charge RPMC at cost for the allocated amounts and such allocated amounts will be borne by the Trust and other programs. Common expenses that are not so allocated will be borne by the Managing Shareholder.

     Initially, the Managing Shareholder does not anticipate charging RPMC for the full amount of rent, utility supplies and office expenses allocable to RPMC. As a result, both initially and on an ongoing basis the Managing Shareholder believes that RPMC's charges for its services to the Trust are likely to be materially less than its economic costs and the costs of engaging comparable third persons as managers. RPMC will not receive any compensation in excess of its costs.

     Allocations of costs will be made either on the basis of identifiable direct costs, time records or in proportion to each program's investments in Projects managed by RPMC; and allocations will be made in a manner consistent with generally accepted accounting principles.

     RPMC will not provide any services related to the administration of the Trust, such as investment, accounting, tax, investor communication or regulatory services, nor will it participate in identifying, acquiring or disposing of Projects.
RPMC will not have the power to act in the Trust's name or to bind the Trust, which will be exercised by the Managing
Shareholder or the Trust's officers.

     The Operation Agreement will not have a fixed term and will be terminable by RPMC, by the Managing Shareholder or by vote of a majority in interest of Investors, on 60 days' prior notice. The Operation Agreement may be amended by agreement of the Managing Shareholder and RPMC; however, no amendment that materially increases the obligations of the Trust or that materially decreases the obligations of RPMC shall become effective until at least 45 days after notice of the amendment, together with the text thereof, has been given to all Investors.

     The executive officers of RPMC are Mr. Swanson (President), Mr. Gold (Executive Vice President), Mr. Brown (Senior Vice President and Chief Operating Officer), Mr. Quinn (Senior Vice President and Chief Financial Officer), Ms. Olin (Vice President) and Mr. Heyison, (Senior Vice President and General Counsel). Douglas V. Liebschner, Vice President - Operations, is a key employee.

     Douglas V. Liebschner, age 50, joined RPMC in June 1996 as Vice President of Operations. He has over 27 years of experience in the operation and maintenance of power plants. From 1992 until joining RPMC, he was employed by Tampella Services, Inc., an affiliate of Tampella, Inc., one of the world's largest manufacturers of boilers and related equipment for the power industry. Mr. Liebschner was Operations Supervisor for Tampella's Piney Creek project, a $100 million bituminous waste coal fired circulating fluidized bed ("CFB") power plant. Between 1989 and 1992, he supervised operations of a waste to energy plant in Poughkeepsie, N.Y. and an anthracite-waste-coal-burning CFB in Frackville, Pa. From 1969 to 1989, Mr. Liebschner served in the U.S. Navy, retiring with the rank of Lieutenant Commander. While in the Navy, he served mainly in billets dealing with the operation, maintenance and repair of ship propulsion plants, twice serving as Chief Engineer on board U.S. Navy combatant ships. He has a Bachelor of Science degree from the U.S. Naval Academy, Annapolis, Md.

Item 6.  Executive Compensation.

     The Trust reimburses RPMC at cost for services provided by RPMC's employees and reimburses the Managing Shareholder at allocated cost for services outside the scope of the Management Agreement; no such reimbursement per employee exceeded $60,000 in 1996 or 1997. Information as to the fees payable to the Managing Shareholder and certain affiliates is contained at Item 13 - Certain Relationships and Related Transactions.

     As compensation for services rendered to the Trust, pursuant to the Declaration, each Independent Panel Member is entitled to be paid by the Trust the sum of $5,000 annually and to be reimbursed for all reasonable out-of-pocket expenses relating to attendance at Board meetings or otherwise performing his duties to the Trust. Accordingly in August 1996, January 1997 and following years the Trust paid each Independent Panel Member $5,000 for his services. The Independent Panel Members and the Managing Shareholder are entitled to review the compensation payable to the Independent Panel Members annually and increase or decrease it as they see reasonable. The consent of a majority of the Panel Members and the consent of the Managing Shareholder is necessary for a change in compensation. The Trust is not entitled to pay the Independent Panel Members compensation for consulting services rendered to the Trust outside the scope of their duties to the Trust without similar approval.

     Ridgewood Holding, the Corporate Trustee of the Trust, is not entitled to compensation for serving in such capacity, but is entitled to be reimbursed for Trust expenses incurred by it which are properly reimbursable under the Declaration.

Item 7.  Certain Relationships and Related Transactions.

     The Declaration provides that cash flow of the Trust, less reasonable reserves which the Trust deems necessary to cover anticipated Trust expenses, is to be distributed to the Shareholders from time to time as the Trust deems appropriate. The allocation of distributions between the Investors and the Managing Shareholder is described at Item 11(a) - Description of Registrant's Securities to be Registered - Distribution and Dissolution Rights.

     The Trust did not make any distributions in 1995 to the Managing Shareholder (which is a member of the Board of the Trust) or any other person and made distributions in 1996 as stated at Item 9 - Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters. The Trust paid fees to the Managing Shareholder and its affiliates as follows:

Fee                    Paid to        1997         1996

Investment fee        Managing
                      Shareholder    $1,145,212  $ 333,346
Placement agent fee   Ridgewood
 and sales commis-    Securities
 sions                Corporation       572,606    166,673
Organizational,       Managing
 distribution and    Shareholder
 offering fee                         3,435,636  1,000,038
Due diligence         Managing
 expenses             Shareholder       603,639      4,500
Reimbur-              Managing
 sements	            Shareholder       392,752          0

     The investment fee equaled 2% of the proceeds of the offering of Investor Shares and was payable for the Managing Shareholder's services in investigating and evaluating investment opportunities and effecting investment transactions. The placement agent fee (1% of the offering proceeds) and sales commissions were also paid from proceeds of the offering, as was the organizational, distribution and offering fee (5% of offering proceeds) for legal, accounting, consulting, filing, printing, distribution, selling, closing and organization costs of the offering.

     In addition to the foregoing, the Trust reimbursed the Managing Shareholder and RPMC at cost for expenses and fees of unaffiliated persons engaged by the Managing Shareholder for Trust business and for certain expenses related to management of Projects.

     Other information in response to this item is reported in response to Item 6. Executive Compensation, which information is incorporated by reference into this Item 7.

Item 8.  Legal Proceedings.

     There are no legal proceedings involving the Trust.

Item 9.  Market Price of and Dividends on the Registrant's Common
Equity and Related Stockholder Matters.

(a)  Market Information.

     The Trust has sold 907.09 Investor Shares of beneficial interest in the Trust in its private placement offering, which concluded on April 15, 1998. There is currently no established public trading market for the Investor Shares and the Trust does not intend to allow a public trading market to develop. As of the date of this Registration Statement on Form 10, all such Investor Shares have been issued and are outstanding. There are no outstanding options or warrants to purchase, or securities convertible into, Investor Shares.

     Investor Shares are restricted as to transferability under the Declaration, as well as under federal and state laws regulating securities. See Item 11(d) - Description of Registrant's Securities to be Registered - Restrictions on Transfer of Investor Shares. The Investor Shares have not been and are not expected to be registered under the Securities Act of 1933, as amended (the "1933 Act"), or under any other similar law of any state (except for certain registrations that do not permit free resale) in reliance upon what the Trust believes to be exemptions from the registration requirements contained therein. Because the Investor Shares have not been registered, they are "restricted securities" as defined in Rule 144 under the 1933 Act. As of the date of this Registration Statement, no Investor Shares are sellable under Rule 144 because the requirements of Rule 144(c) have not been met.

     The Managing Shareholder is considering the possibility of a combination of the Trust and four other investment programs sponsored by the Managing Shareholder (Ridgewood Electric Power Trusts I, II, III and IV) into a publicly traded entity. This would require the approval of the Investors in the Trust and the other programs after proxy solicitations complying with requirements of the Securities and Exchange Commission, compliance with the "rollup" rules of the Securities and Exchange Commission and other regulations, and a change in the federal income tax status of the Trust from a partnership (which is not subject to tax) to a corporation. The process of considering and effecting a combination, if the decision is made to do so, will be very lengthy. There is no assurance that the Managing Shareholder will recommend a combination, that the Investors of the Trust or other programs will approve it, that economic conditions or the business results of the participants will be favorable for a combination, that the combination will be effected or that the economic results of a combination, if effected, will be favorable to the Investors of the Trust or other programs.

(b)  Holders

     As of the date of this Registration Statement on Form 10, there are 1,560 record holders of Investor Shares.

(c)  Dividends

     The Trust made distributions as follows in 1997 and 1996:


                                      Year ended December 31,
                                            1997        1996
Total distributions to Investors        $1,398,357  $  266,210
Distributions per Investor Share             1,833       1,466
Distributions to Managing Shareholder      $14,124       2,689

     Distributions have been made on a quarterly basis since April 1997.. The Trust's ability to make future distributions to Investors and their timing will depend on the net cash flow of the Trust and retention of reasonable reserves as determined by the Trust to cover its anticipated expenses. See also Item 1(c)(3) above as to considerations affecting the Trust's ability to increase the frequency of distributions to a monthly basis.

Item 10.  Recent Sales of Unregistered Securities.

     (a) Securities sold. The Trust sold a total of 907.09 Investor Shares in a best-efforts offering under Rule 506 of Regulation D that began April 12, 1996 and ended April 15, 1998. The Trust also issued a total of 532.42 Preferred Participation Rights for no additional consideration to certain Investors in connection with their purchases of Investor Shares that occurred prior to January 1, 1997. The Trust also granted the Managing Shareholder a single Management Share representing the Managing Shareholder's management rights and rights to distributions of cash flow.

     (b)  Underwriters and other purchasers.  Ridgewood
Securities Corporation, an affiliate of the Trust and the Managing Shareholder, was the placement agent for the best efforts offering. The Regulation D offering was limited to accredited investors and to a limited number of persons described in Rule 501(e) under Regulation D.

     (c) Consideration. All Investor Shares were sold for cash at a price of $100,000 per Investor Share. No additional consideration was paid for Preferred Participation Rights.

Aggregate offering price
 of Investor Shares                                 $90,708,770

Aggregate sales commissions                          7,256,702
Placement agent fees                                         907,088

     The Management Share was issued in exchange for the Managing
Shareholder's services under the Declaration.

     (d) Exemption from registration claimed. The offering of the Investor Shares and associated Preferred Participation Rights was exempt under Section 4(2) of the Securities Act of 1933, as provided by Rule 506 of Regulation D under that Act. The offering was made only to accredited investors and a limited number of persons described in Rule 501(e) of Regulation D, without the use of general advertising or solicitation.

     The issuance of the Management Share was exempt under
Section 4(2) of the Securities Act of 1933 as an issuance to the organizer and sponsor of the Trust.

     (e)  Not applicable

     (f) Use of proceeds. Although this subitem is required under Item 701(f) of Regulation S-K only for offerings registered under the Securities Act of 1933, the Trust is voluntarily including this information.

          The offering of Investor Shares closed April 15, 1998.


                                         Amounts Paid to

                                              Related Persons*     Other
Source or use                    Amount          of Trust         Persons
 of proceeds


Sale of 907.09
 Investor Shares             $90,708,770         n/a             n/a

Less:
 Sales
  commissions                  7,256,702          124,300       7,132,402
 Placement
  agent fee                      907,088       $  907,088       $       0
 Organizational,
  offering and
  distribution fee             5,422,546        5,422,546        $      0
 Investment fee                1,814,175        1,814,175               0

Net offering
 proceeds to Trust            75,288,279          n/a             n/a

Acquisitions of other
 businesses                   14,378,000                0      14,378,000
Temporary investments**       58,756,007                0      58,756,007
Reimbursement of out-
 of pocket expenses
 of Managing Shareholder        392,752           392,752               0
Due diligence expenses          603,639                           603,639
Investment fee                1,145,212         1,145,212               0
Accounting and legal fees        30,130                            30,130
Other expenses                   18,297                            18,297


* Related persons are the following: the Managing Shareholder, Ridgewood Securities Corporation, RPMC, Ridgewood Energy
Corporation, the director and officers of each of those corporations and their associates, and all other affiliates of the Trust. No other person beneficially owns 10% or more of any class of the equity securities of the Trust.

** As of April 21, 1998. All temporary investments mature less than one year from the date of issuance. Temporary investments are limited to U.S. Treasury securities and obligations of banks with at least $5 billion in assets.

Item 11.  Description of Registrant's Securities to be
Registered.

	The Trust is registering Investor Shares, which are shares of beneficial interest in the Trust having no par value.

     (a)  Distribution and dissolution rights.

     Net Cash Flow of the Trust, defined as the Trust's gross receipts less cash operating expenses and other cash expenditures of the Trust, less debt service, if any, and less reasonable reserves as determined by the Trust to cover its anticipated expenses, will be distributed to the Shareholders to the extent and at such times as the Trust deems advisable.

     Prior to Payout (the point at which Investors have received cumulative distributions equal to the amount of their capital contributions), each year all distributions from the Trust, other than distributions of the revenues from dispositions of Trust Property, are to be allocated 99% to the Investors and 1% to the Managing Shareholder until Investors have been distributed during the year an amount equal to 14% of their total capital contributions (a "14% Priority Distribution"), and thereafter all remaining distributions from the Trust during the year, other than distributions of the revenues from dispositions of Trust Property, are to be allocated 80% to Investors and 20% to the Managing Shareholder. Revenues from dispositions of Trust Property are to be distributed 99% to Investors and 1% to the Managing Shareholder until Payout. In all cases, after Payout, Investors are to be allocated 80% of all distributions and the Managing Shareholder 20%.

     Net Cash Flow that the Trust determines to distribute from the proceeds of a sale or other disposition of Trust Property that (a) is not in the ordinary course of the operation of the Trust Properties and (b) is not from the sale or exchange of temporary investments will be distributed as follows: until Payout, 99% of this Net Cash Flow will be distributed to the Investors and 1% to the Managing Shareholder, and after Payout, 80% of this Net Cash Flow will be distributed to Investors and 20% to the Managing Shareholder.

     On liquidation of the Trust, the remaining assets of the Trust after discharge of its obligations, including any loans owed by the Trust to the Shareholders, will be distributed, first, to the Investors entitled to declared but unpaid distributions under the 14% priority return provisions, in proportion to the amounts due to them, until all such accrued but unpaid distributions are satisfied and then to the Shareholders, in proportion to their respective positive capital accounts, after taking account of all adjustments thereto through the time of dissolution. See -Capital Accounts and Allocations below.

General Provisions

     Distributions to Investors under the foregoing provisions will be apportioned among them in proportion to their ownership of Investor Shares, as the case may be. The Managing Shareholder has the sole discretion to determine the amount and frequency of any distributions; provided, however, that a distribution may not be made selectively to one Shareholder or group of Shareholders but must be made ratably to all Shareholders entitled to that type of distribution at that time. The Managing Shareholder in its discretion nevertheless may credit select persons with a portion of its compensation from the Trust or distributions otherwise payable to it.

     Because distributions, if any, will be dependent upon the earnings and financial condition of the Trust, its anticipated obligations, the Managing Shareholder's discretion and other factors, there can be no assurance as to the frequency or amounts of any distributions that the Trust may make.

     If the Trust creates additional classes or series of Shares, distributions of net cash flow generated by Trust Properties acquired with the proceeds of those additional classes or series of Shares will be made as provided in the instruments creating those classes or series.

Return of Capital

     If the Trust for any reason at any time does not find it necessary or appropriate to retain or expend all Capital Contributions, in its sole discretion it may return any or all such excess Capital Contributions ratably to Investors. The Investors will be notified of the source of the payment and as to the amounts of fees charged against the original Capital Contributions that are being returned therewith. Any such return of capital will decrease the Investors' Capital Contributions and thus will affect the computation of Investor preferences to distributions.

Capital Accounts and Allocations

     Each Shareholder will have a capital account, which will have an initial balance equal to the Shareholder's Capital Contribution. Capital accounts will be adjusted in accordance with Regulations under Internal Revenue Code Section 704. The capital account balance will be increased by any additional Capital Contributions by the Shareholder and by profits allocated to the Shareholder; it will be decreased by the amount of distributions to the Shareholder, returns of capital and by losses allocated to the Shareholder. An Investor's Capital Contribution includes the amount of any fees or commissions on the sale of Shares to the Investor that are waived or reduced by the Trust, the Managing Shareholder or their Affiliates.
Contributions of property by a Shareholder, if any, or distributions of property to a Shareholder, if any, are valued at fair market value, net of liabilities. The Trust does not currently anticipate that any contributions or distributions of property will be made. Certain additional adjustments to capital accounts will be made if necessary to account for the effects of non-recourse debt incurred by the Trust or contributions of property, if any, to the Trust.

     For any fiscal period, all net profits, if any, earned by the Trust will be allocated first 100% to the Managing Shareholder until the profits so allocated in that period and all prior periods in which there were profits equal the cumulative distributions payable to the Managing Shareholder for those periods. Then, 100% of such net profits will be allocated to the Investors, first ratably among holders of Rights until such allocations cumulatively equal total distributions in respect of those Rights, and then ratably among Investors in proportion to their ownership of Shares. If the Trust has net losses for a fiscal period, the losses will be allocated 99% to the Investors and 1% to the Managing Shareholder, except that if an allocation of a loss would cause an Investor to have a negative amount in the Investor's capital account, the loss will be allocated to the Managing Shareholder instead in the amount necessary to prevent the creation of a negative balance in the Investor's capital account. Allocations in respect of additional series of Shares will be made in accordance with the terms thereof.

     If, however, the application of the allocation rules causes or would cause the Managing Shareholder to have a negative capital account balance at the end of any fiscal period, gains from any concurrent or subsequent sale or disposition of Trust Property outside the normal course of operation will be allocated 100% to the Managing Shareholder until the deficit is eliminated, and thereafter in accordance with the rules described above. Gain or loss allocable to Shareholders from such sales or dispositions will be adjusted accordingly. For federal income tax purposes only, any deduction allowed to the Trust on the ground that the Managing Shareholder received its Trust interest as compensation for services will be allocated solely to the Managing Shareholder.

Preferred Participation Rights and Early Investment Incentive.

     In recognition of the benefits the Trust will receive from early subscriptions for Investor Shares, the Trust provided Investors who subscribed promptly with an "Early Investment Incentive." The Early Investment Incentive was given to each Investor whose subscription was fully completed and paid for and accepted prior to December 31, 1996. Investor Shares subscribed to after such date are not eligible for the incentive. An Investor qualifying for the incentive (an "Early Investor") was entitled to preferred distributions payable out of the Trust's distributable operating net cash flow (which includes investment interest on unapplied funds) beginning in 1997. The amount of the Early Investment Incentive was determined by the number of "Preferred Participation Rights" granted to each Early Investor. Each Right entitled the holder to an aggregate distribution priority of $1,000 (i.e., 1% of the purchase price of one $100,000 Investor Share). The number of Rights earned by each Early Investor was determined by multiplying the number of whole or fractional Investor Shares subscribed to by the Investor by the number of whole or partial months from the date of the acceptance of the subscription to December 31, 1996, except that subscriptions from November 1 through December 31, 1996 were treated on the same basis as subscriptions received in October 1996.

     During calendar years 1997 and 1998, all distributable operating net cash flow of the Trust was distributed 99% to the Early Investors and 1% to the Managing Shareholder until the Qualifying Investors received in each year distributions equal to $500 for each Right earned. Thereafter, all distributable operating net cash flow was distributed to all Shareholders in accordance with the normal distribution allocation provisions of the Declaration. The full amount of the Rights was paid to Investors by January 1998 and no further amounts are due under the Rights, which have terminated.

     (b)  Voting rights.

     The Trust does not have a board of directors or trustees elected by Investors and the Investors have no rights to vote on the management of the Trust except through amending the Declaration or removing the Managing Shareholder as described below.

     The Managing Shareholder may amend the Declaration without notice to or approval of the Investors for the following purposes: to cure ambiguities or errors; to conform the Declaration to the description in the Confidential Memorandum for the offering of Investor Shares, to equitably resolve issues arising under the Declaration so long as similarly situated Investors are not treated materially differently; to comply with law; to make other changes that will not materially and adversely affect any Investor's interest; to maintain the federal income tax status of the Trust; or to make modifications to the computation of items affecting the Investors' capital accounts to comply with the Code or to reflect the creation of an additional class or series of Shares and the terms thereof.

     Other amendments to the Declaration may be proposed either by the Managing Shareholder or holders of at least 10% of the Investor Shares, either by calling a meeting of the Shareholders or by soliciting written consents. The procedure for such meetings or solicitations is found at Section 15.2 of the Declaration.
Such proposed amendments require the approval of a majority in interest of the Investors given at a meeting of Shareholders or by
written consents.   Any amendment requiring Investor action may
not increase any Shareholder's liability, change the Capital Contributions required of him or her or the Investor's rights in interest in the Trust's profits, losses, deductions, credits, revenues or distributions in more than a de minimis matter, or change his rights on dissolution or any voting rights without the Shareholder's consent. Any amendment which changes the Managing Shareholder's management rights requires its consent.

     The consent of all Investors is required for the following additional actions by the Trust: actions contravening the Declaration or the Certificate of Trust of the Trust; actions making it impossible to carry on ordinary business; confessing a judgment in excess of 10% of the Trust's assets; dissolving or terminating the Trust, other than as provided by the Declaration; allowing the Managing Shareholder to possess or hold Trust Property for other than a Trust purpose or adding a new Managing Shareholder except as described below.

Removal of Managing Shareholder

     The holders of at least 10% of the Investor Shares may propose the removal of a Managing Shareholder, either by calling a meeting or soliciting consents in accordance with the terms of the Declaration. Removal of a Managing Shareholder requires the affirmative vote of a majority of the Investor Shares (excluding Investor Shares held by the Managing Shareholder which is the subject of the vote or by its affiliates). Removal of a Managing Shareholder causes a dissolution of the Trust unless any remaining Managing Shareholder and a majority in interest of the Investors (or if there is no remaining Managing Shareholder, a majority in interest of the Investors) elect to continue the Trust. The Investors may replace a removed Managing Shareholder or fill a vacancy by vote of a majority in interest of the Investors.

     If a Managing Shareholder is removed, resigns (other than voluntarily without cause) or is unable to serve, it may elect to exchange its Management Share for a series of cash payments from the Trust in amounts equal to the amounts of distributions to which the Managing Shareholder would otherwise have been entitled under the Declaration in respect of investments made by the Trust prior to the date of any such removal, resignation or other incapacity. The Managing Shareholder would continue to receive its pro rata share of all allocations to Investors as provided in the Declaration which are attributable to Investor Shares owned by the Managing Shareholder.

     Alternatively, the Managing Shareholder may elect to engage a qualified independent appraiser and cause the Trust to engage another qualified independent appraiser (at the Trust's expense in each case) to value the Trust Property as of the date of such removal, resignation or other incapacity as if the property had been sold at its fair market value so as to include all unrealized gains and losses. If the two appraisers cannot agree on a value, they would appoint a third independent appraiser (whose cost would be borne by the Trust) whose determination, made on the same basis, would be final and binding.

     Based on the appraisal, the Trust would make allocations to the Managing Shareholder's capital account of Profits, Losses and other items resulting from the appraisal as of the date of such removal, resignation or other incapacity as if the Trust's fiscal year had ended, solely for the purpose of determining the Managing Shareholder's capital account. If the Managing Shareholder has a positive capital account after such allocation, the Trust would deliver a promissory note of the Trust to the Managing Shareholder, the principal amount of which would be equal to the Managing Shareholder's capital account and which would bear interest at a rate per annum equal to the prime rate in effect at Chase Manhattan Bank, N.A. on the date of removal, resignation or other incapacity, with interest payable annually and unpaid principal payable only from 20% of any available cash before any distributions thereof are made to the Investors under the Declaration.

     If the capital account of the Managing Shareholder has a negative balance after such allocation, the Managing Shareholder would be obligated to contribute to the capital of the Trust in its sole discretion either cash in an amount equal to the negative balance in its capital account or a promissory note to the Trust in such principal amount maturing five years after the date of such removal, resignation or other incapacity, bearing interest at the rate specified above. If the Managing Shareholder chose to elect the appraisal alternative, its entire interest in the Trust would be terminated other than the right to receive the promissory note and payments thereunder as provided above.

     (c)  Other rights and obligations.

     The Investor Shares have no preemptive rights. The Trust intends but is not required to give existing Investors the first opportunity for a limited time to purchase any additional Shares offered unless, in the sole discretion of the Trust, market conditions or the need to raise additional capital on an expedited basis precludes an offering to all Investors. In those cases, the Trust shall determine, in its sole discretion, the persons to whom additional Shares will be offered and sold. Investors have no liability for further calls for capital or to assessment by the Trust. No liabilities of the Trust can be generally imposed on its Shareholders under Delaware law. See - Liability of
Investors below.

     (d)  Restrictions on Transfer of Investor Shares

     No Investor may assign or transfer all or any part of his interest in the Trust and no transferee will be deemed a substituted Investor or be entitled to exercise or receive any of the rights, powers or benefits of an Investor other than the right to receive distributions attributable to the transferred interest unless (i) such transferee has been approved and accepted by the Trust, in its sole and absolute discretion, as a substituted Investor, and (ii) certain other requirements set forth in the Declaration have been satisfied. As explained below at - Tax Aspects, the Trust does not intend to allow free transferability of Investor Shares or to allow the creation of a trading market in Investor Shares.

     (e)  Liability of Investors

     Assuming compliance with the Declaration and applicable formative and qualifying requirements in Delaware and any other jurisdiction in which the Trust conducts its business, an Investor will not be personally liable under Delaware law for any obligations of the Trust, except to the extent of any unpaid Capital Contributions that he or she agrees to contribute to the Trust and except for indemnification liabilities arising from any misrepresentation made by him or her in the Investor Subscription Booklet submitted to the Trust. The Trust will, to the extent practicable, endeavor to limit the liability of the Investors in each jurisdiction in which the Trust operates.

     The law governing whether a jurisdiction other than Delaware will honor the limitation of liability extended under Delaware law to the Investors is uncertain. A number of states have adopted specific legislation permitting business trusts to limit the liability of their beneficiaries and it is likely that those states would similarly honor the Trust's limitations on liability of Investors. In other states, there has been no authoritative legislative or judicial determination as to whether the limitation of liability would be honored and in some states the courts have held that the beneficiaries of a business trust could be liable for the trust's activities, regardless of their lack of participation in its management. The Trust intends to make all investments in Projects through subsidiaries, such as limited partnerships or limited liability companies, that afford their owners limited liability in the relevant jurisdictions. Therefore, regardless of the local treatment of business trusts, the Trust believes that the Investors will not be subject to personal liability for Project liabilities and that with regard to the operation of the Trust itself the limitation of Investors' liability under Delaware law will govern.

     Under certain federal and state environmental laws of general application, entities that own or operate properties contaminated with hazardous substances may be liable for cleanup liabilities regardless of other limitations of liability. The Trust is not aware of any case where such environmental liabilities were imposed on non-management participants in a business trust.

     The Delaware Act does not contain any provision imposing liability on an Investor for participation in the control of the Trust, although no Investor has any rights to do so except through the rights to propose and vote on matters described above. The Delaware Act does not require an Investor who receives distributions that are made when the Trust is or would be rendered insolvent to return those distributions under equitable principles enforced by courts. Under Delaware decisions, a trust beneficiary who receives overpayments from a trust is obligated to return those payments, with interest, subject to equitable defenses. The application of these cases to beneficiaries of a business trust is uncertain.

     (f)  Issuance of additional classes of shares.

     The Trust intends that all of its activities will be funded from the proceeds of this offering and earnings thereon. In the future, the Trust may deem it to be necessary or in the Trust's best interests, however, for the Trust to commit additional funds to Projects in which it has previously participated or to further diversify its activities by participating in new Projects. If the Trust determines that these additional commitments should not be financed from Trust earnings, and, as is currently anticipated, the Trust does not borrow funds for these purposes, the Trust may sell additional Shares.

     Beginning six months and one day after the Termination Date, the Trust from time to time may create and sell additional Investor Shares or additional classes or series of Shares if the Managing Shareholder determines that the best interests of the Trust so require. Additional classes or series may but are not required to be limited to the assets and cash flow of Projects or Project Entities that represent less than all of the entire Trust Property. The Managing Shareholder is authorized to determine or alter any or all of the powers, preferences and rights, and the qualifications, limitations or restrictions granted to or imposed upon any unissued class or series of additional Shares, and to fix, alter or reduce the number of Shares comprising any such class or series and the designation thereof, or any of them, and to provide for the rights and terms of redemption or conversion of the Shares of any such class or series. The Managing Shareholder's designation of the Shares and the terms and conditions of any new class or series of Shares shall be deemed an amendment of the Declaration and shall be effective without any notice to, action by or approval of the Investors. Any Shares so designated or any additional Investor Shares may be offered to such persons and on such terms and conditions as the Trust may determine.

     Any additional Shares or classes or series of Shares shall have voting rights as designated by the Managing Shareholder; however, no such Share shall have more than one vote per $100,000 of Capital Contributions for that Share on matters in which the holders of those Shares vote with the holders of Investor Shares, without the consent of the holders of a Majority of the Investor Shares.

     All Profits, Losses and other items attributable to additional classes or series of Shares shall be allocated as specified in the determination of the Managing Shareholder creating those Shares, except that any such allocation shall not unreasonably reduce allocations to existing Investors of Profits, Losses, Net Cash Flow and other items to the extent attributable to their Capital Contributions. The Managing Shareholder's election in good faith of allocation methods (which may include subjective elements) shall be conclusive in the absence of willful misconduct or gross negligence.

     If the Trust does not raise sufficient additional capital to participate in additional activities or does not choose to do so, the Trust may offer the Managing Shareholder, its affiliates or partnerships or funds organized by any of them the right to so participate in place of the Trust.

     (g) Tax matters. There are many material tax aspects to the Investor Shares. The Trust is an entity treated as a partnership for federal income tax purposes and under many state income tax laws. As such, its income is not taxed separately and its income, gains, losses, deductions and tax credits are passed through to the Investors and the Managing Shareholder as described at -- Distribution and Liquidation Rights above. The Trust would lose partnership status for federal income tax purposes if it became a "publicly traded partnership."

     In order not to become a publicly traded partnership, the Trust may not permit any of the following to occur:

     (i) Interests in the partnership are regularly quoted by any person, such as a broker or dealer, making a market in the interests;

     (ii) Any person regularly makes available to the public (including customers or subscribers) bid or offer quotes with respect to interests in the partnership and stands ready to effect buy or sell transactions at the quoted prices for itself or on behalf of others;

     (iii) the holder of an interest in the partnership has a readily available, regular and ongoing opportunity to sell or exchange the interest through a public means of obtaining or providing information of offers to buy, sell, or exchange interests in the partnership; or

     (iv)  Prospective buyers and sellers otherwise have the
opportunity to buy, sell or exchange interests in the
partnership in a time frame and with the regularity and
continuity that is comparable to that described in the other provisions of this paragraph . . . .

     The Managing Shareholder has represented to its tax counsel that it will not allow any transfer of Shares which, in the opinion of its counsel, will cause the Trust's Shares to be treated as readily tradable on such market without the consent of a Majority of the Investors.

     (i)  Provisions that might impede a change of control.

     As discussed above at -- Voting Rights, the Investors do not have the right to vote routinely upon the management of the Trust. Any amendment to the Declaration that would modify the Managing Shareholder's management rights requires the Managing Shareholder's consent. A decision to remove the Managing Shareholder requires the calling of a special meeting or solicitation of consents from Investors, a majority vote of the Investor Shares. Removal of the Managing Shareholder causes a dissolution of the Trust unless a new Managing Shareholder is concurrently elected. Because the removed Managing Shareholder is entitled to compensation for its equity interest in the Trust, it might be difficult for the Trust to offer a new Managing Shareholder a comparable equity interest in the Trust. All these provisions may have the effect of impeding a change of control of the Trust.

Item 12.  Indemnification of Directors and Officers.

     Under the Declaration, the Trust's officers and agents, the Managing Shareholder, RPMC, the Corporate Trustee, the Panel Members and other Ridgewood Managing Persons when acting on behalf of the Trust (provided they act within the scope of the Declaration) may be indemnified by the Trust as determined by the Managing Shareholder in its sole discretion, which may be exercised at any time, regardless of whether or not a claim is pending or threatened, against liability for errors in judgment or other acts or omissions taken in good faith and not amounting to recklessness or willful misconduct. The Managing Shareholder may make such determination regardless of the existence of a conflict of interest.

     Expenses of defense or settlement may be advanced to a Ridgewood Managing Person in advance of a determination that indemnification will be provided if (i) the Ridgewood Managing Person provides appropriate security for the undertaking; (ii) the Ridgewood Managing Person is insured against losses or expenses of defense or settlement so that the advances may be recovered or
(iii) independent legal counsel in a written opinion determines, based upon a review of the then readily-available facts, that there is reason to believe that the Managing Person will be found to be entitled to indemnification. Counsel may rely as to matters of business judgment or as to other matters not involving determinations of law upon the advice of a committee of persons not affiliated with the Trust that may be appointed by the Managing Shareholder for that purpose.

     In addition, the Placement Agent will be indemnified and held harmless by the Trust against any losses or claims, based upon the assertion that the Placement Agent has any continuing duty or obligation, subsequent to any offering of Shares, to the Trust, the Panel Members, the Corporate Trustee or any Shareholder or otherwise to monitor Trust operations or report to Investors concerning Trust operations.

     It is the position of the Securities and Exchange Commission and certain state securities administrators that any attempt to limit the liability of a general partner or persons controlling an issuer under the federal securities laws or state securities laws, respectively, is contrary to public policy and, therefore, unenforceable.

     The Managing Shareholder is not required to take action on behalf of the Trust unless the Trust has sufficient funds to meet obligations that might arise from that action. The Managing Shareholder is not required to advance or expend its own funds for ordinary Trust business but is entitled to reimbursement from the Trust if it does so consistent with the Declaration. The Managing Shareholder is not required to devote its time exclusively to the Trust and may engage in any other venture.

     The Managing Shareholder is applying for directors' and officers' liability insurance covering the Trust, the Managing
Shareholder and all other Ridgewood Managing Persons.

Item 13.  Financial Statements and Supplementary Data.

Index to Financial Statements
Report of Independent Accountants                   F-2
Balance Sheets at December 31, 1997 and 1996        F-3
Statement of Operations for Year Ended
  December 31, 1997 and for Period
  from Commencement of Share Offering
  (April 12, 1996) through December 31, 1996        F-4
Statement of Changes in Shareholders'
  Equity for Year Ended December 31, 1997
  and for Period from Commencement of Share Offering
  through December 31, 1996                         F-5
Statement of Cash Flows for Year Ended
  December 31, 1997 and for Period
  from Commencement of Share Offering
   through December 31, 1996                        F-6
Notes to Financial Statements               F-7 to F-12

Financial Statements for Maine Hydro Projects *
Financial Statements for Maine Biomass Projects*

*To be supplied by amendment.

     All schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

     The financial statements are presented in accordance with generally accepted accounting principles for operating companies, using consolidation and equity method accounting principles.

Item 14.  Changes in and Disagreements with Accountants on
Accounting and Financial Disclosure.

     Neither the Trust nor the Managing Shareholder has had an independent accountant resign or decline to continue providing services since their respective inceptions and neither has dismissed an independent accountant during that period. During that period of time no new independent accountant has been engaged by the Trust or the Managing Shareholder, and the Managing Shareholder's current accountants, Price Waterhouse LLP, have been engaged by the Trust.

Item 15.  Financial Statements and Exhibits

 (a)  Financial Statements.

     See the Index to Financial Statements in Item 13 hereof.

 (b)  Exhibits

     3.A.  Certificate of Trust of the Registrant.       Page 112

     3.B.  Amended Declaration of Trust of
the Registrant.                                          Page 114

     3.C.  Amendment No. 2 to Declaration of Trust.      Page 169

	3.D.  Amendment No. 3 to Declaration of Trust.      Page 170

     10.A. Agreement of Merger, dated as of July 1, 1996, by and among Consolidated Hydro Maine, Inc., CHI Universal, Inc., Consolidated Hydro, Inc., Ridgewood Maine Power Partners, L.P. and Ridgewood Maine Hydro Corporation. Incorporated by reference to Exhibit 2.1 of the Current Report on Form 8-K filed by Ridgewood Electric Power Trust IV (Commission File No.0-25430, CIK 0000930364) with the Commission on January 8, 1997.

     10.B. Letter, dated November 15, 1996, amending Agreement of Merger. Incorporated by reference to Exhibit 2.2 of Amendment
No. 1 to the -Current Report on Form 8-K filed by Ridgewood
Electric Power Trust IV (Commission File No. 0-25430, CIK
0000930364) with the Commission on January 9, 1997.

     10.C.  Letter, dated December 3, 1996, amending Agreement of
Merger. Incorporated by reference to Exhibit 2.3 of the Current Report on Form 8-K filed by Ridgewood Electric Power
Trust IV (Commission File No.0-25430, CIK 0000930364) with the
Commission on January 8, 1997.

     10.D. Operation, Maintenance and Administration Agreement, dated November __, 1996, by and among Ridgewood Maine Hydro Partners, L.P., CHI Operations, Inc. and Consolidated Hydro, Inc. Incorporated by reference to Exhibit 10 of the Current Report on Form 8-K filed by Ridgewood Electric Power Trust IV (Commission File No.0-25430, CIK 0000930364) with the Commission on January 8, 1997.

     10.E. Management Agreement, dated as of April 12, 1996, between the Registrant and Ridgewood Power Corporation. Page 172

     10.F. Agreement to Purchase Membership Interests, dated as of June 11, 1997, by and between Ridgewood Maine, L.L.C.
and Indeck Maine Energy, L.L.C.  Incorporated by reference to
Exhibit 2.A. of Amendment No. 1 to Current Report on
Form 8-K filed by Ridgewood Electric Power Trust IV (Commission File No.0-25430, CIK 0000930364), dated July 1, 1997.

     10.G.  Amended and Restated Operating Agreement of
Indeck Maine Energy, L.L.C., dated as of June 11, 1997.
Incorporated by reference to Exhibit 2.B. of Amendment No. 1 to
Current Report on Form 8-K filed by Ridgewood Electric Power
Trust IV (Commission File No.0-25430, CIK 0000930364) dated July
1, 1997.

     10.H.  Letter of Intent, dated January 8, 1998, between
Ridgewood Power Corporation and NEO Corporation.        Page  178

The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to agreements filed as exhibits to the Commission upon request.


     21.   Subsidiaries of the Registrant               Page 187

     24.   Powers of Attorney                           Page 188

     27.   Financial Data Schedule                      Page 189



SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Signature                     Title                          Date



RIDGEWOOD ELECTRIC POWER TRUST IV (Registrant)

By:/s/ Robert E. Swanson    President and Chief    April 30, 1998
       Robert E. Swanson     Executive Officer

Ridgewood Electric Power Trust V

Financial Statements

December 31, 1997 and period April 12, 1996 -
  December 31, 1996

     1177 Avenue of the Americas    Telephone 212 596 7000
     New York, NY 10036             Facsimile 212 596 8910

Price Waterhouse LLP                   [logo]

Report of Independent Accountants

April 2, 1998

To the Shareholders and Trustees of
Ridgewood Electric Power Trust V

In our opinion, the accompanying balance sheets and the related statements of operations, changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Ridgewood Electric Power Trust V at December 31, 1997 and 1996, and the results of their operations and their cash flows for the year ended December 31, 1997 and the period April 12, 1996 (commencement of share offering) through December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Trust's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/Price Waterhouse LLP

Ridgewood Electric Power Trust V
Balance Sheet

                                                   December 31,
                                               1997           1996
Assets:
Cash and cash equivalents               $40,821,582     $7,654,619
Due from affiliates                          14,467        127,342
Interest receivable                         167,170         30,000

Total current assets                     41,003,219      7,811,961

Investment in hydro projects              6,694,826      6,913,421
Investment in biomass projects            6,617,862            ---
Deferred due diligence costs                154,018        219,919

Total assets                            $54,469,925    $14,945,301

Liabilities and shareholders' equity:

Accounts payable and accrued expenses    $1,101,285      $397,904
Due to affiliates                           322,522        45,466
Total current liabilities                 1,423,807       443,370

Commitments and contingencies

Shareholders' equity:
Shareholders' equity (762.8 and 181.6
 shares issued and outstanding at
 December 31, 1997 and 1996)            $53,077,526    $14,505,764
Managing shareholder's accumulated
 deficit                                    (31,408)        (3,833)
Total shareholders' equity               53,046,118     14,501,931

Total liabilities and shareholders'
 equity                                 $54,469,925    $14,945,301


See accompanying notes to the financial statements.

Ridgewood Electric Power Trust V
Statement of Operations

                                                   Commencement of
                                                    Share Offering
                                    For the       (April 12, 1996)
                                 Year Ended                Through
                          December 31, 1997      December 31, 1996

Revenue:
Interest income                 $ 1,003,276              $ 158,236
Income from hydro projects          521,710                 99,224
Loss from biomass projects         (680,109)                   ---

Total revenue                       844,877                257,460

Expenses:
Investment fee                    1,145,212                333,346
Project due diligence costs         603,639                  4,500
Allocated management costs         392,752                    ---
Accounting and legal fees            30,130                 31,356
Other expenses                       18,297                  2,633

Total expenses                    2,190,030                371,835

Net loss                       $ (1,345,153)            $ (114,375)


See accompanying notes to the financial statements.

Ridgewood Electric Power Trust V
Statement of Changes in Shareholders' Equity
For The Year Ended December 31, 1997 and The Period
April 12, 1996 To December 31, 1996


                                               Managing
                         Shareholders       Shareholder           Total

Initial capital
 contributions, net
 (181.6 shares)          $ 14,885,205       $      ---     $ 14,885,205

Cash distributions           (266,210)          (2,689)        (268,899)

Net loss for the period      (113,231)          (1,144)        (114,375)

Shareholders' equity,
 December 31, 1996
 (181.6 shares)            14,505,764           (3,833)      14,501,931

Capital contributions,
 net (581.2 shares)        41,301,821              ---       41,301,821

Cash distributions         (1,398,357)         (14,124)      (1,412,481)

Net loss for the year      (1,331,702)         (13,451)      (1,345,153)

Shareholders' equity,
 December 31, 1997
 (762.8 shares)           $53,077,526         $(31,408)     $53,046,118


See accompanying notes to the financial statements.

Ridgewood Electric Power Trust V
Statement of Cash Flows

                                                   Commencement of
                                                    Share Offering
                                    For the       (April 12, 1996)
                                 Year Ended                Through
                          December 31, 1997      December 31, 1996

Cash flows from
 operating activities:
  Net loss                    $ (1,345,153)            $ (114,375)

Adjustments to reconcile
 net loss to net cash used
 in operating activities:
  Income from unconsolidated
   hydro projects                 (521,710)               (99,224)
  Loss from unconsolidated
   biomass projects                680,109                    ---
  Changes in assets and
   liabilities:
    Increase in interest
     receivable                   (137,170)               (30,000)
    Increase in accounts
     payable and accrued
     expenses                      703,381                397,904
    Increase in due to/from
     affiliate, net                389,931                (81,876)
    Total adjustments            1,114,541                186,804
  Net cash (used in) provided
   by operating activities        (230,612)                72,429

Cash flows from investing
 activities:
  Investment in hydro projects    (265,952)            (6,814,197)
  Investment in biomass
   projects                     (7,297,971)                   ---
  Distribution from
   hydro projects                1,006,257                    ---
  Deferred due diligence
   costs                            65,901               (219,919)
    Net cash used in
     investing activities       (6,491,765)            (7,034,116)

Cash flows from financing
 activities:
  Proceeds from shareholders'
   contributions                52,580,637             17,553,004
  Selling commissions and
   offering costs paid         (11,278,816)            (2,667,799)
  Cash distributions to
   shareholders                 (1,412,481)              (268,899)
    Net cash provided by
     financing activities       39,889,340             14,616,306

Net increase in cash and
 cash equivalents               33,166,963              7,654,619

Ridgewood Electric Power Trust V
Statement of Cash Flows (continued)


Cash and cash equivalents,
 beginning of period             7,654,619                    ---

Cash and cash equivalents,
 end of period                $ 40,821,582            $ 7,654,619

See accompanying notes to financial statements.

Ridgewood Electric Power Trust V
Notes to Financial Statements


1.  Organization and Purpose

Nature of Business

     Ridgewood Electric Power Trust V (the "Trust") was formed as a Delaware business trust in March 1996 by Ridgewood Energy Holding Corporation acting as the Corporate Trustee. The managing shareholder of the Trust is Ridgewood Power Corporation. The Trust began offering shares on April 12, 1996 and discontinued its offering on April 15, 1998.

     The Trust has been organized to invest in independent power generation facilities and in the development of these facilities. These independent power generation facilities will include cogeneration facilities, which produce both electricity and heat energy and other power plants that use various fuel sources (except nuclear).

2.  Summary Of Significant Accounting Policies

Accounting for investment in power generation projects

     The Trust uses the equity method of accounting for its investments in affiliates which are 50% owned because the Trust has the ability to exercise significant influence over the operating and financial policies of the affiliate but does not control the affiliates. The Trust's share of the earnings of the affiliates is included in the results of operations.

Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Cash and cash equivalents

     The Trust considers all highly liquid investments with maturities when purchased of three months or less as cash and cash equivalents.

Income taxes

     No provision is made for income taxes in the accompanying financial statements as the income or losses of the Trust are passed through and included in the tax returns of the individual shareholders of the Trust.

Offering costs

     Costs associated with offering Trust shares (selling commissions, distribution and offering costs) are reflected as a reduction of the shareholders' capital contributions.

Due diligence costs relating to potential power projects

     Costs relating to the due diligence performed on potential power project investments are initially deferred, until such time as the Trust determines whether or not it will make an investment in the respective project. Costs relating to completed projects are capitalized and costs relating to rejected projects are expensed at the time of rejection.

Subscription receivable

     Capital contributions are recorded upon receipt of the appropriate subscription documents. Subscriptions receivable from shareholders are reflected as a reduction of shareholders' equity, not as an asset. At December 31, 1997 and 1996, the Trust has subscriptions receivable of $8,604,653 and $610,000, respectively.

3.  Investments

     The Trust has the following investments in power generation projects:

                          Nature of         Ownership
Project Name              Ownership         Interest       1997         1996

Maine Hydro Projects     Partnership          50%     $6,694,826  $6,913,421
Maine Biomass Projects   Limited Liability
                          Companies           50%      6,617,862         ---

Maine Hydro Projects

     On September 5, 1996, Ridgewood Maine Hydro Partners, L.P. was formed as a Delaware limited partnership ("Ridgewood Hydro L.P."). The Trust made investments totaling $6,748,256 and owns a 50% limited partnership interest in Ridgewood Hydro L.P. In addition, Ridgewood Maine Hydro Corporation was formed as a Delaware corporation ("RMHCorp."). The Trust invested $65,941 and owns 50% of the outstanding common stock of RMHCorp., which is the sole general partner of Ridgewood Hydro L.P.

     On December 23, 1996, in a merger transaction, Ridgewood Hydro L.P. acquired 14 hydroelectric projects, located in Maine (the "Maine Hydro Projects"), from a subsidiary of Consolidated Hydro, Inc. The assets acquired include a total of 11.3 megawatts of electrical generating capacity. The electricity generated is sold to Central Maine Power Company and Bangor Hydro Company under long-term contracts. The purchase price was $13,628,395 cash, including transaction costs. In addition, Ridgewood Hydro L.P. assumed a long-term lease obligation of $1,004,679. The Trust's 50% share of the cash consideration paid was $6,814,198. The remaining 50% was paid by Ridgewood Electric Power Trust IV ("Trust IV"). Ridgewood Power Corporation is the managing partner of the Trust and Trust IV.

     The Trust's 50% investment in the Maine Hydro Projects is accounted for under the equity method of accounting. The Trust's equity in the earnings of the Maine Hydro Projects have been included in the financial statements since December 23, 1996.

     The Maine Hydro Projects are operated by a subsidiary of Consolidated Hydro, Inc., under an Operation, Maintenance and Administrative Agreement.
The annual operator's fee is $307,500, adjusted for inflation, plus an annual incentive fee equal to 50% of the net cash flow in excess of a target amount. The Maine Hydro Projects recorded $429,430 and $3,070 of expense under this arrangement during the periods ended December 31, 1997 and 1996, respectively. The agreement has a five year term and can be renewed for two additional five year terms by mutual consent.

     Summarized financial information for the Maine Hydro Projects are as follows:

Balance Sheet Information

                                December 31, 1997          December 31, 1996

Current assets                         $1,757,908               $  2,115,375
Electric power sales contract          12,225,765                 13,286,920
Other non-current assets                  634,952                    800,000
Total assets                          $14,618,625                $16,202,295

Current liabilities                    $  291,911                  1,370,774
Non-current liabilities                   937,062                  1,004,679
Partners' equity                       13,389,652                 13,826,842
Total liabilities and equity          $14,618,625                $16,202,295

Statement of Operations Information

                                                              For the Period
                                                           December 23, 1997
                              For the Year Ended       (date of acquisition)
                               December 31, 1997        to December 31, 1996

Revenue                               $4,113,065                    $192,152
Operating expenses                     2,952,589                      50,340
Net Income                             1,043,420                     198,447

Maine Biomass Projects
     On July 1, 1997, through a subsidiary, the Trust purchased a preferred membership interest in Indeck Maine Energy, L.L.C. ("Maine Biomass Projects"), which owns two electric power generating stations fueled by waste wood. The aggregate purchase price was $7,297,971 and includes transaction costs of $297,971. Each project has 24.5 megawatts of electrical generating capacity. The Penobscot project is located in West Enfield, Maine and the Eastport project is located in Jonesboro, Maine. The Maine Biomass Projects had a power sales contract with the New England Power Pool, which expired on August 31, 1997. The facilities were shut down in September 1997 and were reactivated in November 1997 to sell capacity and energy to Bangor Hydro-Electric Company, a local utility ("BHC") on a month-to-month basis. The facilities were again shut down in January 1998. The cost of maintaining the idled facilities in good condition is approximately $100,000 per month.

     The preferred membership interest entitles the Trust to receive an 18% cumulative annual return on its $7,000,000 capital contribution to the Maine Biomass Projects from the operating net cash flow from the projects. Trust IV also purchased an identical preferred membership interest in Indeck Maine. After payments in full to the preferred membership interests, up to $2,520,000 of any remaining operating net cash flow during the year is paid to the other Maine Biomass Project members. Any remaining operating net cash flow is payable 25% to the Trust and Trust IV and 75% to the other Maine Biomass Project members.

     The Trust's investment in the Maine Biomass Projects is accounted for under the equity method of accounting. The Trust's equity in the loss of the Maine Biomass Projects for the period July 1, 1997 to December 31, 1997 was $680,109.

     The Penobscot and Eastport projects are operated by Indeck Operations, Inc., an affiliate of the members of Indeck Maine. The annual operator's fee is $300,000, of which $200,00 is payable contingent upon the Trusts receiving their cumulative annual return. The management agreement has a term of one year and automatically continues for successive one year terms, unless canceled by either the Maine Biomass Projects or Indeck Operations, Inc. The Trusts can also cancel the contract effective December 31, 1998 if certain preferred membership interest payments have not been made.

     Summarized financial information for the Maine Biomass Projects is as follows:

Balance Sheet Information at December 31, 1997

Current assets         $861,677       Current liabilities           $912,683
Non-current assets    3,524,356       Members' equity              3,473,350
Total assets         $4,386,033       Total liabilities
                                       and equity                 $4,386,033


Statement of Operations Information for the Period July 1, 1997 (date of acquisition) to December 31, 1997

Revenue                          $2,991,793
Operating expenses                4,278,506
Depreciation & Amortization          97,952
                                $(1,384,665)

4.  Electric Power Sales Contracts

     The Maine Hydro Projects qualify as small power production facilities under the Public Utility Regulatory Policies Act ("PURPA"). PURPA requires that each electric utility company operating at the location of a small power production facility, as defined, purchase the electricity generated by such facility at a specified or negotiated price. The Maine Hydro Projects sell substantially all of their electrical output to two public utility companies, Central Maine Power Company ("CMP") and Bangor Hydro-Electric Company ("BHC"), under long-term power purchase agreements. Eleven of the twelve power purchase agreements with CMP expire in December 2008 and are renewable for an additional five year period. The twelfth power purchase agreement with CMP expires in December 2007 with CMP having the option to extend the contract three more five-year periods. The two power purchase agreements with BHC expire December 2014 and February 2017.

5.  Line of Credit Facility

     During the fourth quarter of 1997, the Trust and its principal bank executed a revolving line of credit agreement, whereby the bank will provide a three year committed line of credit facility of $750,000. At December 31, 1997, there were no borrowing outstanding under the facility. Outstanding borrowings bear interest at the bank's prime rate or, at the Trust's choice, at LIBOR plus 2.5%. The credit agreement will require the Trust to maintain a ratio of total debt to tangible net worth of no more than 1 to 1 and a minimum debt service coverage ratio of 2 to 1.

6.  Fair Value of Financial Instruments

      At December 31, 1997, the carrying value of the Trust's cash, receivables and accounts payable approximates their fair value.

7.  Transactions With Managing Shareholder and Affiliates

     The Trust pays to the managing shareholder a distribution and offering fee up to 6% of each capital contribution made to the Trust. This fee is intended to cover legal, accounting, consulting, filing, printing, distribution, selling and closing costs for the offering of the Trust. For the period ended December 31, 1997 and 1996, the Trust paid fees for these services to the managing shareholder of $4,562,147 and $1,082,038, respectively. These fees are recorded as a reduction in the shareholders' capital contribution.

     The Trust also pays to the managing shareholder an investment fee up to 2% of each capital contribution made to the Trust. The fee is payable to the managing shareholder for its services in investigating and evaluating investment opportunities and effecting transactions for investing the capital of the Trust. For the period ended December 31, 1997 and 1996, the Trust paid investment fees to the managing shareholder of $1,145,212 and $333,346, respectively.

     The Trust entered into a management agreement with the managing shareholder under which the managing shareholder renders certain management, administrative and advisory services and provides office space and other facilities to the Trust. As compensation to the managing shareholder for such services, the Trust pays the managing shareholder an annual management fee equal to 2.5% of the total capital contributions to the Trust payable monthly upon the closing of the Trust which occurred in April 1998. In addition, the managing shareholder provides certain project management services to the Trust. The managing shareholder charges the Trust at its cost for the services and for the allocable amount of certain overhead items. For the year ended December 31, 1997, the managing shareholder charged $392,752 to the Trust.

     Under the Declaration of Trust, the managing shareholder is entitled to receive each year 1% of all distributions made by the Trust (other than those derived from the disposition of Trust property) until the shareholders have been distributed each year an amount equal to 14% of their equity contribution. Thereafter, the managing shareholder is entitled to receive 20% of the distributions for the remainder of the year. The managing shareholder is entitled to receive 1% of the proceeds from dispositions of Trust properties until the shareholders have received cumulative distributions equal to their original investment ("Payout"). After Payout, the managing shareholder is entitled to receive 20% of all remaining distributions of the Trust.

     Where permitted, in the event the managing shareholder or an affiliate performs brokering services in respect of an investment acquisition or disposition opportunity for the Trust, the managing shareholder or such affiliate may charge the Trust a brokerage fee. Such fee may not exceed 2% of the gross proceeds of any such acquisition or disposition. No such fees have been paid through December 31, 1997.

     The managing shareholder purchased one share of the Trust for $83,000 in 1996. Through December 31, 1997, commissions and placement fees of $761,808 were earned by Ridgewood Securities Corporation, an affiliate of the managing shareholder.

     Under an Operating Agreement with the Trust, Ridgewood Power Management Corporation ("Ridgewood Management"), an entity related to the managing shareholder through common ownership, provides management, purchasing, engineering, planning and administrative services to the Trust's power generation projects. Ridgewood Management charges the projects at its cost for these services and for the allocable amount of certain overhead items. Allocations of costs are on the basis of identifiable direct costs, time records or in proportion to amounts invested in projects managed by Ridgewood Management. During the period ended December 31, 1997 and 1996, Ridgewood Management did not charge any amounts to the Maine Hydro projects or Maine Biomass projects.